                      As filed with the Securities and Exchange Commission on December 22, 2000
                                                                                           Registration No. 333-33180
======================================================================================================================
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549
                                                Amendment No. 1 to
                                                     FORM S-1
                                              REGISTRATION STATEMENT
                                                       UNDER
                                            THE SECURITIES ACT OF 1933
                                            --------------------------
                                                 DEALTIME.COM LTD.
                              (Exact name of Registrant as Specified in its Charter)

                Israel                                   7371                              Not Applicable
     (State or Other Jurisdiction            (Primary Standard Industrial                 (I.R.S. Employer
   of Incorporation or Organization)          Classification Code Number)                Identification No.)
                                                 --------------------

                                                   1 Zoran Street
                                                Netanya 42504, Israel
                                                   972-9-892-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
                                                ----------------------
                                                   Ezra Katzen, Esq.
                                                   General Counsel
                                                 DealTime.com, Inc.
                                             475 Fifth Avenue, 2nd Floor
                                               New York, NY 10017-6220
                                                   (212) 905-8000
           (Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
                                                    --------------

                                                      Copies to:
     Barbara L. Becker, Esq.            Dan Geva, Adv.            William C. Stern, Esq.      Aaron M. Lampert, Adv.
 Gibson, Dunn & Crutcher LLP        David S. Glatt, Adv.         Morrison & Foerster LLP     Naschitz, Brandes & Co.
       200 Park Avenue          Meitar, Liquornik, Geva & Co.   1290 Avenue of the Americas       5 Tuval Street
   New York, New York 10166       16 Abba Hillel Silver Road      New York, New York 10104    Tel Aviv 67897, Israel
        (212) 351-4000             Ramat Gan 52506, Israel             (212) 468-8000             972-3-623-5000
                                        972-3-610-3100

         Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
                                                    ---------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                    ---------------
                                          CALCULATION OF REGISTRATION FEE
===================================================== ============ =================== ================= =============
                                                                                       Proposed maximum
                                                        Amount      Proposed maximum      aggregate       Amount of
               Title of each class of                    to be       offering price        offering      Registration
             securities to be registered              registered(1)per Ordinary Share      price(2)          Fee
----------------------------------------------------- ------------ ------------------- ----------------- -------------
Ordinary shares, par value New Israeli Shekels 0.01                                      $50,000,000       $13,200
per share
----------------------------------------------------- ------------ ------------------- ----------------- -------------
(1)      Includes Ordinary shares subject to the underwriter's over-allotment option.
(2)      Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
         The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of
1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to
Section 8(a), may determine.
======================================================================================================================

                                                 EXPLANATORY NOTE

         This registration statement contains two forms of prospectus:

         (a)      one prospectus to be used in connection with an offering in the United States and Canada and

         (b)      one prospectus to be used in connection with a concurrent offering outside of the United States and Canada.

         The U.S. prospectus and the international prospectus are identical in all respects except for the front cover page and the "Underwriting" section.  The front cover page and the "Underwriting" section of the international prospectus are included immediately before Part II of this registration statement.

                                   SUBJECT TO COMPLETION, DATED        , 2001

                                                      [LOGO]

                                                 DealTime.com Ltd.

                                                             Shares

                                                  Ordinary Shares
                                              -----------------------

         DealTime is offering               ordinary shares.  This is our initial public offering, and no public market currently exists for our shares.  We have applied for approval for quotation of our ordinary shares on the
Nasdaq National Market under the symbol "DEAL."  We anticipate that the initial public offering price will be
between $           and $            per ordinary share.
                                               --------------------

                                 INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                                      SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                               --------------------
                                                                         Per Share               Total
Public Offering Price...........................................    $                     $
Underwriting Discounts and Commissions..........................    $                     $
Proceeds to DealTime.com Ltd....................................    $                     $

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------------------------------------------

         We have granted the underwriters a 30-day option to purchase up to                additional ordinary
shares to cover any over-allotments.

            Until                  , 2001, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers'
obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         Robertson Stephens, Inc. expects to deliver the ordinary shares on or about                  , 2001.
                                               --------------------
Robertson Stephens
                  Bear, Stearns & Co. Inc.
                                       UBS Warburg LLC
                                                   Nomura International plc

                                           The date of this prospectus is              , 2001

                                     [Artwork to be provided by the Company.]

         You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  We are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

                                               --------------------

                                                 TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

SUMMARY..........................................................................................................1
-------
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................5
-------------------------------------------------
RISK FACTORS.....................................................................................................6
------------
USE OF PROCEEDS.................................................................................................18
---------------
DIVIDEND POLICY.................................................................................................18
---------------
CAPITALIZATION..................................................................................................19
--------------
DILUTION........................................................................................................20
--------
SELECTED CONSOLIDATED FINANCIAL DATA............................................................................22
------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................23
-------------------------------------------------------------------------------------
BUSINESS........................................................................................................31
--------
MANAGEMENT......................................................................................................43
----------
RELATED PARTY TRANSACTIONS......................................................................................52
--------------------------
PRINCIPAL SHAREHOLDERS..........................................................................................53
----------------------
DESCRIPTION OF ORDINARY SHARES..................................................................................55
------------------------------
SHARES ELIGIBLE FOR FUTURE SALE.................................................................................59
-------------------------------
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................................................................61
-----------------------------------------------
ISRAELI TAXATION AND INVESTMENT PROGRAMS........................................................................65
----------------------------------------
UNDERWRITING....................................................................................................69
------------
LEGAL MATTERS...................................................................................................72
-------------
EXPERTS.........................................................................................................72
-------
ENFORCEABILITY OF CIVIL LIABILITIES.............................................................................73
-----------------------------------
WHERE YOU CAN FIND MORE INFORMATION.............................................................................74
-----------------------------------
REPORTS TO SHAREHOLDERS.........................................................................................74
-----------------------

                        ------------------------------------------------------------------

                           This prospectus contains trademarks and trade names of other companies.

                                     [This page is intentionally left blank.]

                                                      SUMMARY

         You should read the following summary together with the more detailed information in this prospectus, including risk factors and the description of our business, regarding our company and the ordinary shares being sold in this offering.

                                                    Our Company

         We are an online comparison-shopping service that helps consumers around the world determine what, where and how to buy products and services over the Internet and that provides merchants and manufacturers with a lower cost means of acquiring customers.  Our service allows consumers to compare models, brands, merchant types and prices and to make purchases from over five million deals across more than 2,000 online merchants and manufacturers in 25 categories and over 350 sub-categories.  We also offer buying guides, reviews of products and merchants, as well as a feature comparison tool.  Through our exclusive relationship with Digital Jones, Inc., we provide interactive expert buying guides that help consumers make buying decisions based on their expressed buying preferences.  Our service is free to consumers.  We receive revenues primarily through merchant lead-generation fees and advertising on our web sites.  Through our service, merchants and manufacturers benefit through lower customer acquisition costs and increased visibility, as well as through targeted direct marketing opportunities made available by connecting merchants and manufacturers with motivated consumers.  In addition, our robust technology is scalable across multiple languages, currencies and platforms, enabling delivery of information to consumers through personal computers and wireless devices worldwide.  According to MediaMetrix,
www.dealtime.com was the most visited comparison-shopping service in October 2000 and the 7th most visited
----------------
commerce site on the web, with over 4.2 million individuals visiting our site that month.

     We offer our services in North America through www.dealtime.com, in Germany through www.dealtime.de, in
                                                    ----------------                     ---------------
Japan through www.dealtime.co.jp and in the United Kingdom through www.dealtime.co.uk.
              ------------------                                   ------------------

                                              Our Market Opportunity

         International Data Corporation, a leading provider of information technology data, estimates that annual worldwide commerce over the Internet will increase from $111.4 billion in 1999 to $2.5 trillion by 2004 and that the number of shoppers worldwide who buy goods and services online will grow from 48 million in 1999 to approximately 183 million in 2003.  Increasing numbers of consumers are drawn to the Internet to shop but they cannot get from a single site the information they need to make an informed purchasing decision.  According to
Jupiter Communications, a leading provider of research on Internet commerce, in 2000 83% of Internet consumers went online intending to purchase a specific product. 76% of online consumers visited more than one web site before making a purchase.  Merchants and manufacturers, in turn, are searching for ways not only to develop a unique brand to distinguish themselves from other similar online merchants and manufacturers, but also a means to effectively respond to this consumer demand.

                                                   Our Solution

         We respond to the needs of consumers and merchants and manufacturers by providing:
         o an intuitive, convenient user interface that easily and rapidly compares product and price information gathered from multiple buying sites, including merchants, manufacturers and buying groups;
         o highly relevant product information from a wide variety of online merchants and manufacturers by utilizing a proprietary product language recognition system designed to maximize the accuracy and relevance of our search results;
         o ongoing deal notification by frequently monitoring selected products at predetermined intervals and notifying consumers when their tracking criteria are met;
         o the ability for consumers to perform comparative shopping searches and purchase products through wireless devices virtually anywhere and at any time;

                                                        1

         o integrated product and merchant information with our search results, as well as the ability for users to review, sort and filter specifications of various products, based on their preferences, and conduct side-by-side price or feature comparisons; and
         o aggregated indication-of-interest data, through our DealAgent functionality, to merchants and manufacturers who can then react to the demand data by posting deals on our web sites or adjusting product prices.

                                                   Our Strategy

         Our objective is to be the world's single best source for consumers to determine what, where and how to buy almost any product at any time, from anywhere by:
         o providing consumers with a user-friendly, convenient, accurate, flexible and comprehensive web sites in order to build customer loyalty and increase retention;
         o extending the application and adaptability of DealTime products and services across a wide range of wireless and other consumer electronic devices;
         o enhancing our global presence and expanding our international operations into select foreign markets to create one global marketplace for products and services;
         o continuing to develop and improve our database, architecture and search technology to maximize the scope and accuracy of our searches and to maintain and further enhance our competitive advantage;
         o establishing DealTime as a leading consumer brand; and
         o expanding merchants' and manufacturers' marketing opportunities and providing merchants and manufacturers with access to valuable aggregated consumer demand data in order to build on our market leadership and become that merchants' or manufacturers' preferred online shopping partner.

                                                    Our Address

         Our principal executive offices are located at 1 Zoran Street, Netanya, Israel.  Our U.S. headquarters are located at 475 Fifth Avenue, 2nd Floor, New York, New York 10017-6220.  Our telephone number in New York is
(212) 905-8000.

                                                        2

                                                   The Offering

Ordinary shares offered by DealTime....................                          shares

Ordinary shares to be outstanding after this offering..                          shares

Use of proceeds........................................       We plan to use the net proceeds from this offering
                                                              for the continued growth of our business including
                                                              advertising and marketing, international expansion,
                                                              new product development and general corporate
                                                              purposes including working capital.  For additional
                                                              information, see the "Use of Proceeds" section below.

Proposed Nasdaq symbol.................................       DEAL

                                               About This Prospectus

         Unless otherwise indicated, the information in this prospectus:

         o  assumes no exercise of the underwriters' over-allotment option to purchase from us up to additional ordinary shares to cover over-allotments.
         o  assumes the conversion of all preferred shares of the Company into ordinary shares immediately prior to the offering.
         o  does not assume the exercise of outstanding warrants to purchase 1,130,045 of our Series C convertible preferred shares as of September 30, 2000, which upon the offering will become warrants to purchase
            1,130,045 of our ordinary shares.  All of these warrants were exercised on or prior to October 5,
            2000.
         o  does not assume the exercise of outstanding warrants to purchase up to 265,524 of our Series D convertible preferred shares as of September 30, 2000, which upon the offering will become warrants to purchase 265,524 of our ordinary shares.
         o  does not assume the conversion of the outstanding convertible note in the principal amount of $59.5 million, which will convert into 6,699,621 of our ordinary shares on January 1, 2001.
         o  does not assume the exercise of an outstanding warrant to purchase up to 56,306 of our ordinary shares at an exercise price of $8.88 per share.
         o  does not assume the exercise of the outstanding put or call option for the purchase of up to a maximum of 3,916,641 of our ordinary shares.
         o  does not assume the exercise of outstanding options to purchase up to 5,677,082 ordinary shares which were outstanding as of September 30, 2000 and had a weighted average exercise price of approximately $1.58 per share.
         o  assumes an initial offering price of $              per ordinary share, the midpoint of the estimated
            initial public offering price range.

         References in this prospectus to DealTime, DealTime.com, our company, we, our, and us refer to
DealTime.com Ltd. and DealTime.com, Inc., our wholly owned subsidiary.  Our principal web sites are located at
www.dealtime.com, www.dealtime.de, www.dealtime.co.uk and www.dealtime.co.jp.  Information contained on our web
---------------  ---------------  ------------------     ------------------
sites is not intended to constitute part of this prospectus.

         DealTime(R), DealTime.com(R), DealAgent(TM), DealTime Peace of Mind(TM), DealTime Notifier(TM)and DealTime Account(TM)
are trademarks of DealTime.  This prospectus contains other product names, trade names and service marks of
DealTime and other companies, all of which are the property of their respective owners.

                                                        3

                                        Summary Consolidated Financial Data
                                       (in thousands, except per share data)

         The following table summarizes the consolidated financial data for our business.  You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.  For additional information, see the "Selected Consolidated Financial Data" and
"Management's Discussion and Analysis of Financial Condition and Results of Operations" sections below.

                                                           For the Year Ended            For the Nine Months
                                                              December 31,                Ended September 30,
                                                     ----------------------------     ---------------------------
                                                         1998             1999           1999            2000
                                                     -----------      -----------     -----------     -----------
                                                                                               (unaudited)

Consolidated Statement of Operations Data:
   Net revenues..................................    $        41      $       525     $        51     $     3,695
   Loss from operations..........................           (611)         (19,359)         (4,545)        (48,419)
   Net loss......................................           (596)         (19,066)         (4,375)        (45,768)
   Preferred share deemed dividend...............              -             (600)              -               -
   Minority interest.............................              -                -               -             147
   Net loss attributable to ordinary shareholders    $      (596)     $   (19,666)    $    (4,375)    $   (45,621)
   Basic and diluted net loss per share..........    $     (0.10)     $     (3.22)    $     (0.70)    $     (7.82)
   Basic and diluted weighted average shares
   outstanding...................................          6,074            6,114           6,262           5,835
   Pro forma basic and diluted net loss per share
   (unaudited)...................................                     $     (1.17)                    $     (1.47)
   Pro forma basic and diluted weighted average
   shares outstanding (unaudited)................                          16,774                          31,107

                                                       As of September 30, 2000
                                                     ----------------------------
                                                       Actual         As Adjusted
                                                     ------------     -----------
Consolidated Balance Sheet Data:
   Cash and cash equivalents.....................    $    63,002
   Working capital...............................         53,849
   Total assets..................................        120,206
   Long term liabilities.........................         59,920
   Total shareholders' equity....................         22,787

         The above table summarizes our balance sheet as of September 30, 2000:

         (a)      on an actual basis and

         (b)      on an as adjusted basis to give effect to:

                  (i)      the sale of the                ordinary shares in this offering, after deducting
         underwriting discounts and estimated offering expenses,

                  (ii)     the conversion of the outstanding convertible note in the principal amount of $59.5 million into 6,699,621 of our ordinary shares,

                  (iii)    our anticipated application of the net proceeds of the offering, and

                  (iv)     the conversion of our outstanding preferred shares into ordinary shares.

                                                        4

                                 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These statements may be found in the sections of this prospectus entitled, "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of
Financial Condition and Results of Operations" and "Business," and in this prospectus generally.  These statements may be identified by the use of words such as "expect," "estimate," "anticipate," "intend," "plan" and
"will" and similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus.  We undertake no obligation to update in this prospectus any forward-looking statements after the date of this prospectus.

                                                        5

                                                   RISK FACTORS

         Investing in our ordinary shares involves risk.  You should carefully consider the risks described below and other information in this prospectus before deciding to invest in our ordinary shares.

Risks Related To Our Business

We are an early stage company in a new and rapidly evolving market, which makes it difficult for investors to determine whether we will accomplish our objectives.

         DealTime.com Ltd. was incorporated in March 1997, and we began commercial operations in January 1998.
We launched our first web site, www.dealtime.com, in June 1999.  As a result, we have only a limited operating
                                ----------------
history on which you may base an evaluation of our business and prospects.  You should consider our prospects in light of the risks, uncertainties, expenses and difficulties we will face as an early stage company, given that we operate in new and rapidly evolving markets, such as online commerce, and that we are using a new and unproven business model.  These risks may include our potential inability to reach profitability and our lack of operating history.  We may be unsuccessful if we are unable to:
        o provide consistent, high-quality user experiences;
        o develop relationships with other entities to enhance our business strategy; and
        o maintain and enhance the DealTime brand.

         We only recently expanded our business into Germany, Japan and the United Kingdom, and, as a result, we have an even shorter operating history on which you may base your evaluation of our international business and prospects.  Our international operations must be considered in light of the risks, uncertainties, expenses and difficulties we will face both as an early stage company and as a new competitor in markets in which local competitors may understand the market better than we do.

We are not profitable and expect to continue to incur losses.

         We incurred net losses of approximately $596,000 for the year ended December 31, 1998, $19.1 million for the year ended December 31, 1999, and $45.6 million for the nine months ended September 30, 2000.  We have experienced losses in each quarter since inception, and we have incurred net losses from inception through
September 30, 2000 of $65.3 million.  We expect to continue to incur losses for at least the next one to two years.  The principal causes of our losses are likely to continue to be significant brand development costs, marketing and promotion costs, technology and systems development costs, international expansion costs and general and administrative costs.  With respect to both current and future product and service offerings, we expect to increase our operating expenses significantly in order to increase our user and merchant bases, to enhance our brand image and to support our growing infrastructure.  For us to make a profit, our revenues will need to increase significantly to cover these and other future costs.  Otherwise, we may never achieve profitability.  In addition, if we do achieve profitability, we may not be able to sustain or increase profitability in the future.  For information about our operating results, see the "Selected Financial
Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections below.

   We will need additional capital to operate and successfully grow our business which we may not be able to obtain on favorable terms.

            We require substantial capital to fund our business.  We expect that the net proceeds of this offering, together with our available funds, revenues and amounts available under our credit facility, will be sufficient to meet our expected needs for working capital and capital expenditures for approximately the next 12 months.
Should any of the sources of financing become unavailable to us and if we have not become profitable, we would need to obtain financing from alternative sources to fund our operations, some of which may be at a higher cost of capital.  After the end of that period, we may need to raise additional funds.  Our principal means of financing is the sale of equity capital.  Should we be unable to sell additional equity capital on favorable terms or obtain sufficient proceeds from this offering, we may not have adequate capital to fund our operations.
We cannot be certain that additional

                                                        6

financing will be available to us on favorable terms when required or at all. If we cannot raise funds in a timely manner on acceptable terms, we may not be able to promote our brand, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unexpected requirements.
If we successfully raise additional funds through the issuance of debt, we will be required to service that debt and are likely to become subject to restrictive covenants and other restrictions contained in the instruments governing that debt, which may limit our operational flexibility. If we raise additional funds through the issuance of equity securities, then these securities may have rights, preferences or privileges senior to the rights of our ordinary shares, and holders of our ordinary shares may experience dilution. For additional information, see the "Management's Discussion and Analysis of Financial Condition and Results of Operations--
Liquidity and Capital Resources" sections below.

Our quarterly results are likely to vary significantly and these potential fluctuations in our financial results make financial forecasting difficult.

            Due to our brief operating history, we have generated insufficient data to permit meaningful period-to-period comparisons of our operating results.  Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future.  As a result, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of our future performance.  This unpredictability may be perceived as additional risk by potential investors thereby increasing the cost at which we may obtain equity capital.  Our operating results may vary depending on a number of factors, some of which are outside our control, including:
         o the announcement or introduction of new or enhanced products or services by us and/or our competitors;
         o the mix of paying and non-paying merchants and manufacturers within searches conducted by users;
         o the amount and timing of operating costs and capital expenditures relating to expansion of our operations;
         o costs and delays in introducing new DealTime products and services and improvements to existing products and services;
         o fluctuations in buying patterns and Internet usage from season to season and during holidays; and
         o technical difficulties, system failures or Internet downtime.

            In addition, other than expenditures for advertising and promotion of the DealTime brand, our current and future expense levels are based largely on our investment plans and estimates of future revenues and are not variable.  We may be unable to adjust our expenditures quickly enough to compensate for any unexpected revenue shortfall.  In addition, we may spend heavily on advertising and promotion to attract and retain consumers months in advance of any resulting generation of revenues.  It is possible that in one or more future quarters our operating results will fall below the expectations of management or investors.  If this happens, the price of our ordinary shares could decline.

            Our long-term viability is subject to the rapidly changing nature of online commerce and the risks associated with doing business online.  In particular, our operating results may vary based on:
         o demand for our online services by consumers, merchants, manufacturers and advertisers, including the number of searches performed by our users and the rate at which they click-through to merchant sites and advertiser sites;
         o costs of attracting users to the DealTime web sites;
         o changes in the growth rate of Internet usage and acceptance of online commerce by consumers; and

                                                       7

         o our ability to upgrade and develop our product offerings, information technology systems and infrastructure.

   We must continue to develop and maintain the DealTime brand to compete effectively, which is costly to do and which may not generate corresponding revenues.

         We believe that broad recognition and a favorable consumer perception of the DealTime brand are important to our future success.  Due to the early stage and competitive nature of the online market for comparison-shopping services, we may lose the opportunity to build a critical mass of users if we do not establish our brand quickly.  Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high-quality user experiences.  These initiatives would involve significant expense.

            We spent approximately $12.3 million on advertising during the year ended December 31, 1999 and approximately $16.0 million on advertising during the nine months ended September 30, 2000.  Although we do not currently spend a significant amount on advertising, we may commit significant funds to advertising and promotions during the next 12 months.  If our brand enhancement strategy is unsuccessful, these expenditures may not result in a sufficient increase in revenues to cover our advertising and promotions expenses and our expenditures may never be recovered.  In addition, even if our brand recognition increases, the number of new users, the number of transactions on our web sites and our advertising revenues may not increase.

Our recent growth has strained our resources, and if we are unable to manage our future growth, our operating results will be impaired.

            We have rapidly and significantly expanded our operations over a short period of time.  Since the commencement of our operations in January 1998, we have grown from two to 350 full-time employees as of December
1, 2000.  We expect that further expansion will be required in order for us to succeed.  Our rapid growth has placed significant demands on our management and other resources.  To manage our future growth, we will need to attract, hire and retain highly skilled and motivated senior management and employees.  We also will need to improve existing systems and implement additional systems for operational and financial management and for training, integrating and managing our employees.  Any failure to expand in these areas efficiently could cause us to expend additional resources thereby causing our operating results to be impaired.

Intense competition in the Internet comparison-shopping market could reduce our market share and harm our financial performance.

         The market for web sites which offer online shopping services is intensely competitive.  Because barriers to entry for basic price comparison services are limited, current and new competitors can launch web sites at a relatively low cost and expand their operations rapidly.  New technologies and the expansion of existing technologies may also increase the competitive pressure that we face.  Due to the fluid competitive nature of online shopping services, we directly compete with a wide variety of services.  Any service which provides a web site user with the capacity to compare prices of multiple merchants and manufacturers competes, at least partially, with our service.  We compete in the United States with, among others:
         o comparison-shopping services, such as mySimon and BizRate;
         o store guides, such as Yahoo! Shopping and ShopNow.com;
         o consumer buying guides, such as Ecompare;
         o downloadable shopping aids, such as RUSure, WhenUShop and ClickTheButton;
         o buying groups, such as MobShop and Mercata which aggregate consumers' orders;
         o individual online merchants and manufacturers, such as Buy.com and Amazon.com; and
         o auction sites, such as eBay and Yahoo!

                                                       8

         We face a number of other competitors in Europe and Japan.  The number of direct competitors worldwide changes daily and is difficult to quantify.  We anticipate the greatest competition from those sites with strong user awareness such as mySimon, Yahoo! and CNET.  Increased competition may diminish our ability to become profitable, decrease our market share and damage the DealTime brand.  Many of our competitors have significantly longer operating histories, larger and broader customer bases and greater technical expertise, brand recognition and online commerce experience than we have.  In addition, some of our competitors may be able to devote significantly greater resources than we have available for marketing and promotional campaigns, attracting traffic to their web sites, hiring and retaining key employees and developing web sites and other systems.  For additional information, see the "Business-- Competition" section below.

   Our failure to expand our sales operations and distribution channels may limit our growth.

          We may be unable to expand our sales operations adequately for us to grow our business.  Our sales operations are entirely made up of a direct sales force.  In order to increase our market share and revenue, we will need to expand our direct sales operations.  We have only one year of experience in direct sales and are in the process of expanding our direct sales force.  We have new direct sales employees who will require training and time to achieve full productivity.  We seek to hire sales people with experience in selling technical products or services, but we may not be able to hire enough qualified individuals when needed, or at all.  We currently do not have indirect sales and distribution channels, however we do not believe these relationships to be integral to the growth of our company and are not seeking to establish these relationships.  If we are unable to grow our sales operations, our revenue could decline and our stock price could suffer.

   If our products and services are not accepted by new customers we may not be able to sustain revenue growth and thereby achieve profitability.

            We will be successful only if consumers use our web sites and merchants and manufacturers purchase our products and services.  Currently, we derive significant revenues from the sale to merchants and manufacturers of prominent placement on our web sites and banner advertising sales.  It is difficult to predict the degree to which consumers and merchants and manufacturers will use our web sites.  We have launched DealAgent and DealTime
Account, the demand for both of which is untested.  DealAgent records and stores real-time aggregated consumer demand data for merchants and manufacturers by monitoring traffic on our web sites and allowing merchants and manufacturers to analyze the activity.  DealTime Account provides users with the ability to make purchases by means of a single action.  We are also presently expanding the wireless application of our products and plan to launch innovative products and services in various product categories.  The failure of our new products and services to become commercially viable could significantly reduce the revenues that we expect to generate.

   Exchange rate fluctuations between the U.S. Dollar and the New Israeli Shekel, the Euro, the Japanese
Yen or the British Pound may negatively affect our earnings.

            A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S.
Dollars.  However, a significant portion of our costs, including personnel and facilities related expenses, is incurred in New Israeli Shekels, Euros, Japanese Yen and British Pounds.  Inflation in Israel, Germany, Japan or
the United Kingdom will have the effect of increasing the U.S. Dollar cost of our operations in that country, unless it is offset on a timely basis by a devaluation of that particular currency relative to the U.S. Dollar.
If the U.S. Dollar has a low value in relation to one or more of these currencies, it will be more expensive for us to fund our operations in the countries that use those currencies.  Further, unfavorable exchange rates along with higher inflation in Israel, Germany, Japan or the United Kingdom will cause us to incur greater relative costs in that country thereby negatively affecting our results of operations.  For additional information, see the "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Impact of Inflation,
Devaluation and Fluctuation of Currencies on Results of Operations, Liabilities and Assets" section below.  If these adjustments in the exchange rate between the U.S. Dollar and the New Israeli Shekel, the Euro, the Japanese
Yen or the British Pound do not occur on a timely basis, our earnings may be negatively affected.

   Our acceptance of tax benefits from the Israeli government exposes us to the loss of the benefits if we violate their terms and to an increase in the amount of Israeli taxes which we would pay if these tax benefits were reduced or eliminated.

         The Investment Center of the Ministry of Industry and Trade has granted Approved Enterprise status to the investment program at our facility in Israel.  This means that once we begin to generate net income, the portion of

                                                       9

our income derived from the Approved Enterprise program will be exempt from tax for a period of two years and will be subject to a reduced tax rate for an additional five to eight years, depending on the percentage of our share capital held by non-Israelis.  However, the benefits available to an Approved Enterprise program are dependent upon the fulfillment of conditions stipulated in applicable law and in the certificate of approval.  If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. In addition, from time to time, the Israeli government has discussed reducing the benefits available to companies that are Approved Enterprises.  In May 2000, a special committee of the Israeli
Ministry of Finance recommended substantial reforms to Israeli tax law which, if adopted, would probably increase the amount of tax that we need to pay and decrease our net income.  We are not certain as to whether the legislation required to implement these reforms will be enacted.  In addition, in the event that we increase our activities outside of the State of Israel due to future acquisitions or business expansion, these activities generally will not be eligible for inclusion in Israeli tax benefit programs.  Accordingly, our effective corporate tax rate could increase significantly in the future.

   Provisions of our articles of association could discourage acquisition proposals or delay a change in control.

            Upon the closing of this offering, our articles of association will be amended and restated.  Our amended and restated articles of association will contain anti-takeover provisions that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our shareholders.  Specifically, our board of directors will be divided into three classes, each serving staggered three-year terms, there will be a minimum ownership threshold and advance notice requirements for shareholder proposals and nominations of directors.

   Capacity constraints and system failures could damage our reputation for reliability which is integral to market acceptance of our services.

            Our success depends on the performance, reliability and availability of our online comparison-shopping service.  Our ability to meet those goals requires that we have adequate capacity in our computer systems to cope with the volume of traffic on our web sites.  We have designed our systems to be scalable.  However, if the number of users of our service increases substantially, we will need to significantly expand and upgrade our technology and network infrastructure.  We do not know whether we will be able to project accurately the rate or timing of these increases or to expand and upgrade our systems and infrastructure to accommodate these increases in a timely manner.

            If our systems cannot be expanded to cope with increased web site traffic, we could experience unexpected disruptions in service, slower response times, decreased customer service and customer satisfaction and delays in the introduction of new products and services.  Any of these problems could impair our reputation, damage our brand and cause our revenues to decrease.

            Our ability to provide high-quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems.  Our web site service has experienced system interruptions from time-to-time, and as recently as during the third quarter of 2000, and could experience periodic system interruptions in the future.  Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, design defects, intentional acts of vandalism and similar events.  While we have fully redundant systems, we do not have a second-site redundancy, a formal disaster recovery plan or alternative providers of hosting services, although we are contemplating the addition of a second hosting facility and studying alternative solutions to these problems.  In addition, we do not carry sufficient business interruption insurance to compensate for losses that could occur.  Any system failure that causes an interruption in service or decreases the responsiveness of our web sites could impair our reputation, damage our brand name and cause our revenues to decrease.

We may not be able to hire and retain the personnel needed to expand our operations.

            Our future success depends on our ability to identify, hire, train, retain and motivate highly skilled executive, technical, managerial, selling and marketing and business development personnel.  Our existing key personnel include all of our executive officers and management team.  The loss of any members of this group could disrupt our operations until a suitable replacement is found, which can take significant resources.  We intend to hire qualified personnel as they become available during the next year.  Competition for qualified personnel is intense,

                                                       10

particularly in the technology and Internet markets.  If we fail to attract, assimilate and retain new qualified personnel, our ability to expand and manage our business could suffer.

   Our growth and operating results could be impaired by the various risks associated with international operations.

            Although our web sites may be accessed internationally, we have limited experience in customizing our services to conform to local cultures, standards and policies.  We may have to compete with local companies that understand the local market better than we do.  In addition, most of our research and development operations are located in Israel.  We have recently expanded into Germany, Japan and the United Kingdom, and plan to expand into other countries.  As a result, we are and will continue to be subject to the risks of doing business internationally, including:
         o regulatory requirements that may limit or prevent the offering of our products and services or the aggregation of consumer information in local jurisdictions;
         o legal uncertainty regarding liability for the listing of consumer products for sale;
         o government-imposed limitations on access to the Internet;
         o adoption of wireless services;
         o difficulties in staffing and managing foreign operations;
         o fluctuations in the applicable currency exchange rates;
         o longer payment cycles, different accounting practices and problems in collecting accounts receivable;
         o cultural non-acceptance of online commerce;
         o political instability; and
         o potential adverse tax consequences.

Our success will be impaired if we are unable to procure, protect and enforce our intellectual property rights.

            We currently have two registered trademarks in the United States, DealTime(R)and DealTime.com(R), and no
patents.  Although we have filed United States patent applications as well as applications to register our other trademarks and service marks in the United States and internationally, our present and future patent and trademark applications may not result in the issuance of any valid patents or additional trademarks.  In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our web sites may be accessed.  We rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights.  However, laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or to deter others from developing similar technologies.  If we are unable to procure, protect and enforce our intellectual property rights, then we may not realize the full value of these assets, and our business may suffer.

   Retaining our key management personnel and integrating non-managerial personnel are important to the continued operation of our business.

            Our success depends on the skills, experience and performance of our senior management and other key personnel.  Our senior managers, as well as a number of managerial, marketing, planning, financial, technical and operations personnel, have almost a full year of experience at our company.  However, if we do not retain our senior managers and key personnel, our business could suffer.  Also, our business could suffer if we do not quickly and efficiently integrate non-managerial personnel into our company.

                                                       11

   Brand recognition is important to our success and our ability to protect our domain names affects our brand recognition.

            We own the Internet domain names www.dealtime.com, www.dealtime.de, www.dealtime.co.jp and
                                             ----------------  ---------------  ------------------
www.dealtime.co.uk, and various related domain names.  If we are unable to protect these domain names, our
------------------
competitors could capitalize on our brand recognition.  We are aware that a few domain names similar to
DealTime.com have been registered in the United States and elsewhere and that in some countries the domain name
DealTime is not available.  The acquisition and maintenance of domain names are generally regulated by governmental agencies and their designees.  The regulation of domain names in the United States and in foreign countries has recently changed and is subject to further change in the near future.  As a result, we may not acquire or maintain our domain name in all of the countries in which our web sites may be accessed.  Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear.  We may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks or other proprietary rights.

            We have, in the past, had experiences where another company was using or had plans to use a name like ours as part of a company name, domain name, trademark or service mark.  Although we have not had the need to litigate to date, litigation may be necessary to protect and enforce our intellectual property rights and to determine the proprietary rights of others.  Litigation of this type could result in substantial costs and a diversion of our resources, and we cannot be certain that we would ultimately prevail if litigation is initiated.  We also cannot be certain that we will not be subject to trademark infringement claims.  A successful infringement claim could require us to change our name, which would be expensive and disruptive to our business.

   Should we lose the ability to license third party intellectual property our business could be negatively affected.

            We rely on technologies that we license from third parties, such as the suppliers of key database technology, our operating system and specific hardware components.  We require database servers, Internet routers and database management software among other items to offer our services.  We cannot be certain that these third party technology licenses will continue to be available to us on commercially reasonable terms or at all.  The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost.

   Potential third party intellectual property claims regarding content present on our site could subject us to time consuming and costly litigation.

            Our services operate in part by making Internet services and content available to our users.  This strategy creates the potential for intellectual property claims to be made against us, either directly or through contractual indemnification provisions with third parties.  To date, we have not been notified that our technologies infringe the proprietary rights of third parties.  However, we cannot be certain that third parties will not claim infringement by us with respect to past, current or future technologies.  We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry grows.  Any claim, whether meritorious or not, could be time consuming, divert management resources, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements.  Royalty or licensing agreements may not be available on terms acceptable to us or at all.

We may be treated as a passive foreign investment company, which may subject U.S. shareholders to additional taxes.

            If for any taxable year, our passive income, or our assets which produce passive income, exceed levels provided by law, we may be characterized as a passive foreign investment company for U.S. federal income tax purposes.  If we are treated as a passive foreign investment company, there could be adverse tax consequences to
U.S. shareholders.  If we are deemed a passive foreign investment company, holders of our ordinary shares may be subject to additional taxes based on our taxable income and may be taxed at ordinary U.S. federal income tax rates (rather than at capital gains rates) when our ordinary shares are sold.  While we do not believe that we should be treated as a passive foreign investment company, whether we are treated as a passive foreign investment company depends on questions of fact as to our assets and revenues.  Accordingly, we cannot be certain that we will not be treated as a passive foreign investment company.  For additional information, see the "United States
Federal Income Tax Considerations-- Tax Consequences if We Are a Passive Foreign Investment Company" section below.

                                                       12

Because a significant portion of our operations are in Israel, political, economic or military instability there could adversely affect our operations.

            We are incorporated under the laws of the State of Israel and we maintain our principal research and development facilities there.  Since the establishment of the State of Israel in 1948, a state of hostility has existed between Israel and some Arab nations.  In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by some Arab countries.  Although Israel has entered into agreements with some Arab countries and the Palestinian Authority, unrest in the region has continued and has recently increased.  We cannot predict whether a full resolution of these problems will be achieved or the nature of any of these resolutions.  The political, economic and military conditions to which Israel is subject directly affect
us.  Accordingly, our operations could be disrupted if major hostilities involving Israel occur.

We may pursue acquisitions that by their nature present risks and that may not be successful.

            We have pursued, and may in the future pursue, acquisitions to diversify our product and service offerings and customer base or for other strategic purposes.  We seek acquisitions of companies that we believe would complement our business and service offerings.  The pursuit, negotiation, acquisition and integration of these business consumes company resources.  The pursuit and integration of acquired businesses, especially if acquired businesses do not contribute positively to our business, may strain our operations.  Not all acquisitions have a positive impact on financial performance.  We have a very limited prior history of making acquisitions and we cannot be certain that any acquisitions which we have made or will make in the future will be successful.  The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:
         o We cannot ensure that any acquired businesses will achieve anticipated revenues, earnings or positive cash flow from operations.
         o We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, particularly if we acquire a business in a market in which we have limited or no current expertise, or with a corporate culture different from our own.  If we are unable to integrate acquired businesses successfully, we could incur substantial costs and delays or other operational, technical or financial problems.
         o Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.
         o We may finance future acquisitions by issuing ordinary shares for some or all of the purchase price.
           This could dilute the ownership interests of our shareholders.  We may also incur additional debt or be required to recognize amortization expense related to goodwill and other intangible assets purchased in future acquisitions.
         o We would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies.  We believe this competition will increase, making it more difficult to acquire suitable companies on acceptable terms.

Risks Related to the Internet

Our success will depend on the continued growth of online commerce.

            As an online commerce business, our future revenues and profits depend significantly upon the widespread acceptance and use of the Internet and online services as a medium for commerce.  Rapid growth in the use of and interest in the Internet and online services generally, and in their use as a medium for commerce, is a recent phenomenon.  This growth may not continue.  For example, a sufficiently broad base of consumers and merchants and manufacturers may not adopt, or continue to use, the Internet as a medium of commerce.  Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services.  For us to grow, consumers who historically have purchased through traditional merchants and manufacturers will need to elect to purchase products and services

                                                       13

online and merchants and manufacturers will also need to adopt or expand use of the Internet as a channel of distribution.

            Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with increased traffic.  The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and will likely face similar outages and delays in the future.  Outages and delays are likely to affect the level of Internet usage generally, as well as the use of our web sites.  In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation.

If we do not respond to rapid technological and market changes, our services could become obsolete and our business would be seriously harmed.

            The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands.  We may not be able to keep up with these rapid changes.  As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to respond to evolving industry standards and to improve the performance, features and reliability of our web sites in response to competitive service and product offerings and the evolving demands of the marketplace.  In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes may require us to incur substantial expenditures to modify or adapt our web sites and infrastructure.

Online privacy, security and credit card fraud risks could seriously harm our business.

            The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in online commerce.  Substantial or ongoing security breaches on our web sites or other Internet-based systems could significantly disrupt our business.  We rely and intend to rely in the future on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers.  It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that we intend to use to protect merchant and customer transaction data.  In addition, it is possible that somebody with malicious intent could slow or disrupt the operations of our web sites.  We cannot guarantee that security measures taken by us will prevent security breaches.  A party that is able to circumvent our future security systems could steal proprietary or personal information or cause interruptions in our operations.  Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability.  Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.  We also face risks associated with security breaches affecting third parties conducting business over the Internet.  Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could inhibit the growth of the Internet as a trusted means of conducting commercial transactions.

            Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes.  Web sites typically place identifying data known as "cookies" on a user's computer hard drive without the user's express consent.  We use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity.  Any reduction or limitation in the use of cookies could limit the effectiveness of our selling and marketing efforts.  Most currently available Internet browsers allow users to remove cookies at any time or to prevent cookies from being stored on their computer hard drives.  In addition, some commentators, privacy advocates and governmental bodies have suggested that cookies should be limited or eliminated.  The Federal Trade Commission and several states have investigated the use of personal information by online companies.  We may incur expense if regulations regarding the use of personal information are introduced or if our privacy practices were investigated.  If we are not able to aggregate consumer demand data, our ability to generate revenues and our business model will be adversely affected.

Our business may be affected if the use of wireless data services does not continue to grow.

            The markets for wireless data services and related products are still emerging, and continued growth in, demand for and acceptance of these services remains uncertain.  Though we do not yet derive significant revenues through users of wireless devices, we believe our future growth depends, in part, on the acceptance of wireless data services and Internet-enabled devices by consumers.  Current barriers to market acceptance of these services include cost, reliability, platform and distribution channel constraints, safety, functionality and ease of use.
We cannot be certain that these barriers will be overcome.  Since the market for our services is new and evolving, it is difficult to predict the size of this market or its future growth rate, if any.  We cannot be

                                                       14

certain that a sufficient number of consumers will demand these services or will seek online services provided through the Internet on wireless devices.  If the market for wireless online purchasing and information services grows more slowly than we currently anticipate, our revenues and results of operations could be adversely affected.

   We may be limited in our ability to "crawl" Internet commerce sites.

           We "crawl" Internet commerce sites.  Crawling is the term used to describe our process of using automated software to visit web sites with product and price information on the product items in our database, extract the information on a regular basis and list such information on our web sites.  Recently, a federal district court in northern California issued an order which prevents an online auction site aggregator, Bidder's
Edge, Inc., which is a company that crawls auction information to list on its own site, from crawling the auction listings of eBay, Inc., an online auction site.  The basis for the order was the fact the Bidder's Edge did not have permission from eBay to crawl its auction listings and eBay had asked Bidder's Edge to cease its crawling of
eBay's auction listings.  This order could be interpreted in the future to include the crawling of commerce sites other than auction sites.  Our policy is to cease crawling a web site after receiving a notice of objection to our crawling that site.  We do not crawl web sites that object to our crawling.  Though the order was only a preliminary measure and no final ruling has yet been reached in the case, our ability to crawl Internet commerce sites could be limited by similar rulings in the future.  If our ability to crawl commerce sites is limited, the comprehensiveness of our search results could be compromised.  Should the comprehensiveness of our search results be compromised, our services may become less attractive to consumers who visit our web sites thereby reducing our consumer traffic.  If our consumer traffic decreases, there could be a material adverse effect on our results of operations.

   Any disruption of our network could affect our ability to operate our services, web properties and the web sites of our hosting customers.

            Our network is susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events.  We do not have multiple site back-up for our services in the event of any such occurrence.  Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins, and similar disruptions form unauthorized tampering with our computer systems.  We do not carry sufficient business interruption insurance to compensate us for the intangible losses that may occur as a result of any of these events.  Any such event could have a material adverse effect on our business, operating results and financial condition.

Government regulation and legal uncertainties could add additional burdens to our doing business on the
Internet.

            Laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent.  Online commerce is new and rapidly changing, and federal and state regulations relating to the
Internet and online commerce are evolving.  Currently, there are few laws or regulations directly applicable to access to the Internet or online commerce.  It is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services.  The adoption of these laws or regulations could reduce the rate of growth of the
Internet, which could potentially decrease the usage of our web sites.  In addition, the applicability to the
Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain.  Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet.  New laws applicable to the
Internet may impose substantial burdens on companies conducting business over the Internet.  In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the
United States and abroad.

            Several telecommunications carriers have asked the Federal Communications Commission to regulate telecommunications over the Internet.  Due to the increasing use of the Internet and the burden it has placed on the telecommunications infrastructure, telephone carriers have requested the Federal Communications Commission to regulate Internet and online service providers and to impose access fees on those providers.  If the Federal
Communications Commission imposes access fees, the costs of using the Internet could increase dramatically.  In this event, our business could be negatively impacted.

                                                       15

We may become liable for Internet taxes.

            Recent federal legislation limits the imposition of state and local taxes on the Internet.  In 1998,
Congress passed the Internet Tax Freedom Act, which places a three-year moratorium on state and local taxes on:

         (a)      Internet access, unless a tax was already imposed prior to October 1, 1998, and

         (b)      discriminatory taxes on online commerce.

            Congress may elect not to renew this legislation in 2001, in which case state and local governments may be free to impose Internet-specific taxes on electronically purchased goods, in addition to any other taxes that may otherwise be imposed on the goods, subject to the applicable constitutional standard.  Any of these taxes could harm our business.  Due to the high level of uncertainty regarding the imposition of new Internet-related taxes on online commerce, a number of states and a Congressional advisory commission are reviewing appropriate tax treatment for online commerce.  We cannot predict the impact of additional laws or regulations on our operations.  The principles for taxing Internet transactions have yet to be clarified in most other countries as well.

   We may be liable for information displayed on and communicated through our web sites.

            We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other theories of liability relating to the information that we publish on our web sites.  These claims have been brought against online companies as well as print publications in the past.  Based on hyperlinks that we provide to other web sites, we may also be subjected to claims based upon online content that we do not control but that is accessible from our web sites.  Any costs incurred as a result of liability or asserted liability for these claims could damage our brand, reputation, business and results of operations.

Risks Related to This Offering

There has been no prior market for our ordinary shares; our share price may be volatile.

            Prior to the offering, there has been no public market for our ordinary shares and it is possible that an active trading market may not develop or be sustained after the offering.  The initial public offering price for our ordinary shares will be determined by negotiations between us and the representatives of the underwriters and may not be representative of the price that will prevail in the open market.  Factors that may cause the market price of the ordinary shares to fluctuate significantly after the offering include:
         o variations in our results of operations;
         o future sales of ordinary shares;
         o our announcement or an announcement by our competitors and others of technological innovations or new products; and
         o general market conditions.

         The public markets have experienced volatility that has particularly affected the market prices of securities of many Internet companies for reasons that have often been unrelated to operating results.  This volatility may adversely affect the market price of our ordinary shares and our visibility and credibility in the markets.

If our share price remains volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

         In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation.  Many companies in our industry have been subject to this type of litigation.  If the market value of our shares experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

                                                       16

Future sales of our ordinary shares may hurt our market price.

                                           of our ordinary shares will be available for resale within 180 days after the offering.  If our shareholders sell substantial amounts of our ordinary shares in the public market following the offering, the market price of our ordinary shares could fall.  These sales also might make it more difficult for us to sell equity securities in the future at times and prices that we feel are appropriate.  For additional information, please see the "Underwriting" section below.

We may use the proceeds from this offering in ways with which you may not agree.

            We are not required to allocate the proceeds from this offering to any specific investment or transaction.  Therefore, we have significant flexibility in applying these proceeds and you cannot determine the value or propriety of our use of proceeds.  If we do not apply the funds we receive effectively, it could have a materially adverse effect on our financial position, results of operations and liquidity.  See the "Use of
Proceeds" section for a more detailed description of how we intend to apply the proceeds from this offering.

You will experience immediate and significant dilution of book value per share.

            The initial public offering price of our ordinary shares is substantially higher than the net tangible book value per share of the outstanding ordinary shares immediately after this offering.  If you purchase our
ordinary shares in this offering, you will incur immediate dilution of approximately $                   in the
net tangible book value per share of ordinary shares from the price you pay for our ordinary shares in this offering.  For additional information, see the "Dilution" section below.

We do not anticipate declaring or paying any dividends.

         We intend to retain all our future earnings to fund the development of our business.  Accordingly, we do not anticipate paying any cash dividends in the foreseeable future.

After this offering, our executive officers, directors and principal shareholders will still own a majority of our voting shares and will be able to exert significant influence over decisions requiring a shareholder vote.

            We anticipate that our executive officers, directors and principal shareholders and their affiliates
will, in the aggregate, beneficially own approximately              % of our outstanding ordinary shares
following the completion of this offering, assuming no exercise of options or warrants to be outstanding as of
January 1, 2001.  As a result, our executive officers, directors and principal shareholders will be able to exercise significant control over all matters requiring approval by our shareholders, including the election of directors and approval of mergers and other significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control that might otherwise benefit our shareholders.

                                                       17

                                                  USE OF PROCEEDS

         We estimate that the net proceeds we will receive from the sale of ordinary shares in this offering,
assuming a public offering price of $          per ordinary share, will be approximately $             million.
If the underwriters exercise their over-allotment option in full, we estimate that net proceeds to us will be
approximately $             million, after deducting the underwriting discounts and estimated expenses of this offering.

            We plan to use the net proceeds from this offering for the continued growth of our business, including advertising and marketing, international expansion, new product development and general corporate purposes, including working capital.  We may also use a portion of these proceeds for potential acquisitions of technologies, products or businesses which may be complementary to our business.  We have not yet determined the amount of net proceeds to be used specifically for each of the foregoing purposes.  We currently have no commitments or agreements with respect to any future acquisitions or investments.  Accordingly, management will have significant flexibility in applying the net proceeds of the offering.  Depending on their use as described above, we intend to invest the net proceeds of this offering in interest-bearing instruments.

                                                  DIVIDEND POLICY

         We have not declared or paid any cash dividends on our share capital.  We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                                       18

                                                  CAPITALIZATION

            The following table sets forth, as of September 30, 2000, our capitalization:
         o on an actual basis;
         o on a pro forma basis to give effect to the conversion of the outstanding convertible note payable in ordinary shares as of January 1, 2001, referenced in the chart below as "Pro Forma (A);"
         o on a pro forma basis to give effect to the conversion of our preferred shares to ordinary shares upon the offering, referenced in the chart below as "Pro Forma (B);" and
         o on a pro forma, as adjusted, basis to give effect to the sale of ordinary shares offered by us in this
           offering, at an assumed offering price of $      per ordinary share after deducting the
           underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds therefrom.

         Please read this table together with the sections of this prospectus entitled "Selected Consolidated
Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
our consolidated financial statements and related notes included in this prospectus.

                                                                                   September 30, 2000
                                                                  -----------------------------------------------------
                                                                                      Pro          Pro      Pro Forma
                                                                      Actual        Forma(A)     Forma(B)  As Adjusted
                                                                  --------------- ------------ ----------- ------------
                                                                    (in thousands, except share and per share data)

Convertible note payable                                          $     59,500    $       -    $       -   $       -
Shareholders' equity
  Series A convertible preferred shares, New Israeli
   Shekels 0.01 par value; 4,738,080 shares authorized,
   issued and outstanding (Actual and Pro Forma (A)), none
   issued and outstanding (Pro Forma (B) and Pro Forma As
   Adjusted)................................................                12           12            -           -
  Series B convertible preferred shares, New Israeli
   Shekels 0.01 par value; 4,457,150 shares authorized;
   4,314,293 shares issued and outstanding (Actual and Pro
   Forma (A)), none issued and outstanding (Pro Forma (B)
   and Pro Forma As Adjusted)...............................                11           11            -           -
  Series C convertible preferred shares, New Israeli
   Shekels 0.01 par value; 12,500,000 shares authorized;
   8,687,890 shares issued and outstanding (Actual and Pro
   Forma (A)), none issued and outstanding (Pro Forma (B)
   and Pro Forma As Adjusted)...............................                21           21            -           -
  Series D convertible preferred shares, New Israeli
   Shekels 0.01 par value; 10,200,000 shares authorized;
   8,940,867 shares issued and outstanding (Actual and Pro
   Forma (A)), none issued and outstanding (Pro Forma (B)
   and Pro Forma As Adjusted)...............................                22           22            -           -
  Ordinary shares, New Israeli Shekels 0.01 par value;
   68,104,770 shares authorized; 6,131,215 shares issued
   and outstanding (Actual), 12,830,836 shares issued and
   outstanding (Pro Forma (A)); 39,511,966 shares issued
   and outstanding (Pro Forma (B));             shares
   issued and outstanding (Pro Forma As Adjusted)...........                15           32           98           -
  Additional paid-in capital................................            89,674      149,157      149,157
  Accumulated other comprehensive loss......................            (1,685)      (1,685)      (1,685)
  Accumulated deficit.......................................           (65,283)     (65,283)     (65,283)
Total shareholders' equity..................................            22,787       82,287       82,287
                                                                  -------------   ---------    ---------   ----------
Total capitalization........................................      $      82,287   $  82,287    $  82,287
                                                                  =============   =========    =========   ==========

                                                       19

                                                     DILUTION

            Our net tangible book value as of September 30, 2000 was $     , or $      per share.  Net tangible book
value per share represents the total amount of our tangible assets reduced by the total amount of our liabilities and divided by the number of ordinary shares outstanding as of September 30, 2000.  After giving effect to our
sale of shares in this offering at an assumed initial public offering price of $      per ordinary share and
receipt of the net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses, and the application of the estimated net proceeds therefrom, our net tangible book value as of
September 30, 2000 would have been $     , or $      per share.  This represents an immediate increase in pro
forma net tangible book value of $      per share to existing shareholders and an immediate dilution in pro forma
net tangible book value of $      per share to new investors.

         Dilution per share represents the difference between the price per share to be paid by new investors and the net tangible book value per share immediately after this offering.  The following table illustrates this per share dilution:

         Assumed initial public offering price per share........................    $

            Pro Forma net tangible book value per share before this offering....

            Pro Forma increase per share attributable to new investors..........

         Pro Forma tangible book value per share after this offering............
                                                                                    -----------
         Pro Forma dilution per share to new investors..........................    $
                                                                                    ===========

            The following table sets forth, as of September 30, 2000, the differences between the total consideration paid to us and the average price per share paid by existing shareholders and by new investors purchasing shares in this offering.

                                                          Shares Purchased         Total Consideration      Average
                                                        ---------------------      -------------------     Price Per
                                                        Number        Percent       Amount     Percent       Share
                                                        ------        -------       ------     -------     ---------

Existing shareholders...........................                               %  $                     % $

New investors...................................
                                                       --------         -------   ----------     ------   ----------
     Total......................................                            100%  $                 100%
                                                       ========         =======   ==========     ======   ==========

            The foregoing table does not reflect:
         o 5,632,082 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2000 under the 1999 plan, with a weighted average exercise price of $1.59 per share;
         o 45,000 ordinary shares issuable upon the exercise of options outstanding as of September 30, 2000, with a weighted average exercise price of $1.00 per share;
         o 1,130,045 Series C convertible preferred shares issuable upon the exercise of warrants outstanding as of
           September 30, 2000, all of which were exercised on or prior to October 5, 2000;
         o 265,524 Series D convertible preferred shares issuable upon the exercise of warrants outstanding as of
           September 30, 2000;
         o 6,699,621 ordinary shares issuable upon the conversion of the convertible note payable in the principal amount of $59.5 million outstanding as of September 30, 2000;
         o up to a maximum of 3,916,641 of our ordinary shares issuable upon the exercise of the outstanding put or call option, as described in Note 12 of the Notes to the Consolidated Financial Statements; and

                                                       20

         o 56,306 ordinary shares issuable upon the exercise of outstanding warrants.

         If the underwriter's over-allotment option is exercised in full, the number of ordinary shares held by
existing shareholders will be reduced to      % of the total number of ordinary shares to be outstanding after
this offering, and will increase the number of ordinary shares held by the new investors to shares, or      % of
the total number of ordinary shares to be outstanding immediately after this offering.

                                                       21

                                       SELECTED CONSOLIDATED FINANCIAL DATA

            The following selected consolidated financial data should be read in conjunction with "Management's
Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.  The selected consolidated statements of operations data for the years ended December 31, 1998 and 1999 and the selected consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus.  The selected consolidated statements of operations data for the nine months ended
September 30, 1999 and 2000 and the selected consolidated balance sheet data as of September 30, 1999 and 2000 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, reflect and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results.  The results of operations for the nine months ended September
30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

                                                                 For the Year Ended       For the Nine Months
                                                                      December 31,        Ended September 30,
                                                               ----------------------    ----------------------
                                                                  1998        1999         1999         2000
                                                               ---------    ---------    ---------    ---------
                                                                                               (unaudited)
                                                                  (in thousands, except per share data)

Consolidated Statement of Operations Data:
   Net revenues ............................................   $      41    $     525    $      51    $   3,695
                                                               ---------    ---------    ---------    ---------

   Operating expenses:
     Research and development ..............................         283        1,938        1,114        6,016
     Selling and marketing .................................         178       15,904        2,611       28,922
     General and administrative ............................         191        2,042          871        8,274
     Amortization of intangible assets .....................           -            -            -        8,902
                                                               ---------    ---------    ---------    ---------
       Total operating expenses ............................         652       19,884        4,596       52,114
                                                               ---------    ---------    ---------    ---------

   Loss from operations ....................................        (611)     (19,359)      (4,545)     (48,419)
   Interest income, net ....................................          15          293          170        3,043
                                                               ---------    ---------    ---------    ---------

   Loss before income tax provision ........................        (596)     (19,066)      (4,375)     (45,376)
   Income tax provision ....................................           -            -            -          392
                                                               ---------    ---------    ---------    ---------
   Minority interest .......................................           -            -            -          147
                                                               ---------    ---------    ---------    ---------

   Preferred stock deemed dividend .........................           -         (600)           -            -

   Net loss ................................................        (596)     (19,066)      (4,375)     (45,768)

   Net loss attributable to ordinary shareholders ..........   $    (596)   $ (19,666)   $  (4,375)   $ (45,621)
                                                               ---------    ---------    ---------    ---------

     Basic and diluted net loss per share ..................   $   (0.10)   $   (3.22)   $   (0.70)   $   (7.82)
                                                               ---------    ---------    ---------    ---------

     Basic and diluted weighted average shares
       outstanding .........................................       6,074        6,114        6,262        5,835
     Pro forma basic and diluted net loss per
       share (unaudited) ...................................                $   (1.17)                $   (1.47)
     Pro forma basic and diluted weighted average
       shares outstanding (unaudited) ......................                   16,774                    31,107

Consolidated Balance Sheet Data (at end of period):
   Cash and cash equivalents ...............................   $     631    $   5,750    $  18,131    $  63,002
   Working capital .........................................         398        1,853       17,533       53,849
   Total assets ............................................         738        7,905       19,222      120,206
   Long term liabilities ...................................          15          128           42       59,920
   Accumulated deficit .....................................        (596)     (19,662)      (4,971)     (65,283)
   Total shareholders' equity ..............................         438        3,284        6,109       22,787

                                                       22

                                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                   FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes which appear elsewhere in this prospectus.

Overview

            We are an online comparison-shopping service that helps consumers around the world to determine what, where and how to buy products and services over the internet and that provides merchants and manufacturers with a lower cost means of acquiring customers.  Our service allows consumers to compare models, brands, merchant types and prices and to make purchases from over five million deals across more than 2,000 online merchants and manufacturers in 25 categories and over 350 sub-categories.  We also offer buying guides, reviews of products and merchants and manufacturers, as well as a feature comparison tool.  Through our exclusive relationship with
Digital Jones, Inc., we provide interactive expert buying guides that help consumers make buying decisions based on their expressed buying preferences.  Through our service, merchants and manufacturers benefit through lower customer acquisition costs and increased visibility, as well as through targeted direct marketing opportunities made available by connecting merchants and manufacturers with motivated consumers.

            We were incorporated in Israel in March 1997 and initiated commercial activity in January 1998.  In
December 1998, we incorporated our U.S. subsidiary, DealTime.com, Inc., a Delaware corporation, and we launched our first web site in June 1999.  Prior to that, our operations principally consisted of development activity, recruiting personnel and raising capital.  Since then, we have continued to focus on these activities, as well as on generating revenue, building our brand name through advertising and promotional activities, expanding and enhancing our services and creating merchant and other strategic relationships.

            Prior to the launch of our first web site in June 1999, we primarily generated revenues from the licensing of some of our technology to third parties.  Beginning in 1999, in conjunction with the launch of our first web site, we refocused our company to provide comparative shopping services.  Since the launch of our first web site, license revenues have comprised an immaterial portion of our net revenues.

            Currently we generate revenues from two primary sources: merchant lead generation fees and advertising on our web sites.  We generate lead generation fees under agreements with merchants featured on our web sites.
Under these agreements, the merchant pays us for each time someone clicks through to its web site from our web sites.  These revenues are recognized in the period in which the user clicks through to the merchant's web site.
For additional information, see the "Business-- Selling and Marketing" section below.

            Our advertising revenues consist of fees for online advertising, as well as advertising revenue sharing with strategic partners.  Our advertising revenues are derived principally from short-term advertising contracts in which we agree to provide a specified number of impressions to be delivered to users over a specified period of time.  We recognize advertising revenues ratably in the period in which the advertising is displayed based on the number of actual impressions delivered.

            There is heavy competition in the online comparative shopping market, which has and may continue to influence our quarterly and annual net revenues and results of operations.  In addition, competition among other web sites that are not our direct competitors may impact the level of advertising on our web sites and the amount we may charge for advertising.

            Historically, substantially all of our revenues have been derived from advertisers, merchants and manufacturers in the United States.  In December 1999, we launched our United Kingdom web site,
www.dealtime.co.uk, which extends our comparative shopping service to United Kingdom consumers, merchants and manufacturers.  In March 2000, we launched our German web site, www.dealtime.de, which extends our comparative
                                                                ---------------
shopping site to German consumers and merchants and in October 2000, we launched our Japanese web site,
www.dealtime.co.jp, which extends our comparative shopping site to Japanese consumers and merchants.  Although to
------------------
date, revenues from our international operations have not been significant, we believe that our international operations will begin to constitute a larger portion of our consolidated revenues in the future.

                                                       23

            The functional currency of our operation is the U.S. Dollar, which is the primary currency in the economic environment in which we conduct our business.  A significant portion of the costs associated with our
Israeli operations, including personnel and lease expenses, is incurred in New Israeli Shekels.  The results of our operations are subject to fluctuations in the U.S. Dollar-New Israeli Shekel exchange rate, which is influenced by various economic global factors including inflation in Israel and the United States.  The foreign currency exchange rate effects for the year ended December 31, 1999 and the nine months ended September 30, 2000 were not significant.

            The functional currency of our European and Japanese joint ventures is their respective local currency, including the British Pound in the United Kingdom, the Euro in Germany and the Japanese Yen in Japan.  Since the
establishment of our European subsidiaries in May 2000, there has been a significant devaluation of the Euro.
Our consolidated financial position and results of operations, which are presented in U.S. Dollars, are subject to are fluctuations in the U.S. Dollar-Euro exchange rate, which is influenced by various economic global factors including inflation and interest rate fluctuations.

            Our research and development teams are located in Israel and the United States.  Our Israel-based research and development team is engaged in the development of our advanced searching, sorting and notification technologies.  We design our web sites in the United States.  We strive to retain internal control over proprietary processes rather than depend on third-party programmers and designers.  We expect to devote significant resources to research and development as we add new features and services to our web sites.

            Our net losses have resulted from our significant investment in our research and development, our efforts to build selling and marketing and general and administrative infrastructure and the start of our significant and substantial marketing, advertising and branding campaigns.  These expenses have exceeded our revenues.  We expect to continue to invest significantly in this infrastructure and in extending our market penetration through advertising, marketing and promotion efforts.  Accordingly, we expect to incur substantial operating losses for the foreseeable future and the rate at which these losses will be incurred may increase from current levels.

Results of Operations

            Due to our brief operating history, we have generated insufficient data to allow for a meaningful period-to-period comparison of results of operations.  Set forth below is a discussion of our results of operations for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000.

            The following table sets forth for the periods indicated our results of operations expressed as a percentage of net revenue:

                                                                                          Nine Months Ended
                                                       Year Ended December 31,               September 30,
                                                       -----------------------         -----------------------
                                                         1998            1999            1999            2000
                                                       -------         -------         -------         -------

Net revenues ...................................         100.0%          100.0%          100.0%          100.0%
                                                       -------         -------         -------         -------
Operating expenses:
   Research and development ....................         690.2           369.1         2,184.3           162.8
   Selling and marketing .......................         434.1         3,029.3         5,119.6           782.7
   General and administrative ..................         465.9           389.0         1,707.8           223.9
   Amortization of intangible assets ...........             -               -               -           240.9
                                                       -------         -------         -------         -------
     Total operating expenses ..................       1,590.2         3,787.4         9,011.8         1,410.4

Income (loss) from operations ..................      (1,490.2)       (3,687.4)       (8,911.8)       (1,310.4)
Interest income, net ...........................          36.6            55.8           333.3            82.4
                                                       -------         -------         -------         -------

Loss before income tax provision ...............      (1,453.7)       (3,631.6)       (8,578.4)       (1,228.0)
Income tax provision ...........................             -               -               -            10.0
                                                       -------         -------         -------         -------
Net loss .......................................      (1,453.7)%      (3,631.6)%      (8,578.4)%      (1,238.6)%
                                                       =======         =======         =======         =======

                                                       24

   Nine Months Ended September 30, 1999 and 2000

            Revenues.  Our net revenues were $51,000 for the nine months ended September 30, 1999 and $3.7 million for the nine months ended September 30, 2000.  Our revenues during the nine months ended September 30, 1999 consisted of license fees for one of our proprietary applications, the DealTime Notifier, fees from programming contracted by third parties and the initial revenues generated after the launch of our first web site in June
1999.  The revenues generated from license fees and programming are not material sources of revenue for our continuing revenue model.  The increase in revenues from 1999 to 2000 was principally due to the inclusion of a full nine months of the operation of our first web site and an increase in number of merchants who subscribe to our service and visitors to our web sites.  Revenues for the nine months ended September 30, 2000 principally consist of merchant fees and advertising on our web sites.  Substantially all of our revenues in 2000 were generated in the United States.

           Research and development.  Research and development expenses are primarily comprised of salaries and related expenses of employees engaged in research, design and development activities.  They also include related supplies and equipment costs of our development efforts.  We charge these expenses to operations as incurred.
Our research and development expenditures were $1.1 million for the nine months ended September 30, 1999 and $6.0 million for the nine months ended September 30, 2000.  The increase in research and development expenditures from
1999 to 2000 principally resulted from the increase in headcount and related expenses.  The decrease in research and development expenditures as a percentage of net revenues in 2000 resulted from higher net revenues.  Our research and development expenditures may continue to increase due to planned increases in personnel and depreciation resulting from increased capital investment.

            Selling and marketing.  Selling and marketing expenses consist of salaries and related costs for our selling and marketing teams, including commissions, and advertising, marketing and promotional costs.  Our selling and marketing expenses were $2.6 million for the nine months ended September 30, 1999 and $28.9 million for the nine months ended September 30, 2000.  The increase in selling and marketing expenditures from 1999 to
2000 resulted from the addition of selling and marketing personnel and the increase in marketing, advertising and branding activities in connection with the promotion of our domestic and international web sites.  The decrease in selling and marketing expenditures as a percentage of net revenues in 2000 resulted from higher net revenues.
Although we intend to monitor and manage the amounts we spend on offline branding, we will increase the amount we spend on selling and marketing activities in both domestic and international markets.

           General and administrative.  General and administrative expenses consist primarily of personnel costs and general corporate costs, including finance, accounting, human resources, rent, legal, insurance and depreciation.  Our general and administrative expenses were $871,000 for the nine months ended September 30, 1999 and $8.3 million for the nine months ended September 30, 2000.  The increase in general and administrative expenditures resulted from the addition of management and administrative personnel and related expenses and an increase in general business costs due to the expansion of our operating activities.  The decrease in general and administrative expenses as a percentage of net revenues in 2000 resulted from higher net revenues.  Our general and administrative expenses will continue to increase due to the planned expansion of our operating activities and entrance into and expansion of our presence in international markets.

            Amortization of intangible assets.  In connection with the acquisition of DealPilot.com AG, which had been doing business as evenbetter.com, in June 2000, we recorded approximately $57.0 million of intangible assets including acquired software, developed workforce and goodwill and other intangibles.  These assets are being amortized on a straight-line basis over a period of 12 to 24 months.  For more information, please see Note 12 of the Notes to the Consolidated Financial Statements.

            Net interest income.  Net interest income includes interest income on our cash accounts and finance expenses and fees.  Interest income increased from $170,000 for the nine months ended September 30, 1999 to $3.0 million for the nine months ended September 30, 2000.  This increase resulted from higher invested cash balances.

            Income taxes.  The provision for income taxes for the nine months ended September 30, 2000 is comprised of a provision for taxes due in the Netherlands for net income generated from interest earned on the cash balances of DealTime.com (Europe) B.V., our European joint venture, which are currently in excess of the local expenses of DealTime.com (Europe) B.V.  As of September 30, 2000, we had approximately $44 million of federal net operating loss carryforwards for tax reporting purposes that are available to offset future taxable income and expire between 2014 and 2015.  Recent and future changes in the share ownership of our company may restrict the utilization of our

                                                       25

   federal net operating loss carryforwards.  For additional information, refer to Note 9 of
Notes to the Consolidated Financial Statements.  We also had approximately $4.0 million of net operating loss carryforwards in Israel that do not expire and approximately $3.8 million of research and development expenses as of September 30, 2000 which may be deducted for Israeli tax purposes in 2001 and 2002.  We have recorded a valuation allowance for the entire net deferred tax asset since we do not project to earn taxable income for the near future.

Years Ended December 31, 1998 and 1999

            Revenues.  Our net revenues were $41,000 for the year ended December 31, 1998 and $525,000 for the year ended December 31, 1999.  Our revenues in 1998 consisted primarily of license fees for one of our proprietary applications, the DealTime Notifier, and fees from programming contracted by third parties.  These revenue sources are not material sources of revenue for our continuing revenue model.  The increase in revenues from 1998 to 1999 was principally due to the launch of our first web site in June 1999.  Revenues in 1999 consist of advertising on our first web site and merchant fees.  Substantially all of our revenues in 1999 were generated in the United States.

            Research and development.  Research and development expenses are primarily comprised of salaries and related expenses of employees engaged in research, design and development activities.  They also include related supplies and equipment costs of our development efforts.  We charge these expenses to operations as incurred.
Our research and development expenditures were $283,000 for the year ended December 31, 1998 and $1.9 million for the year ended December 31, 1999.  The increase in research and development expenditures from 1998 to 1999 principally resulted from the increase in headcount and related expenses.  The decrease in research and development expenditures as a percentage of net revenues in 1999 resulted from higher net revenues.  In 2000, our research and development expenditures will increase due to planned increases in personnel and depreciation resulting from increased capital investment.

            Selling and marketing.  Selling and marketing expenses consist of salaries and related costs for our selling and marketing teams (including commissions) and advertising, marketing and promotion costs.  Our selling and marketing expenses were $178,000 for the year ended December 31, 1998 and $15.9 million for the year ended
December 31, 1999.  The increase in selling and marketing expenses in U.S. Dollars and as a percentage of net revenues resulted from the  commencement of substantial marketing, advertising and branding activities in connection with the launch of our first web site. Our advertising costs amounted to $12.3 million for the year ended December 31, 1999 as compared to $0 for the year ended December 31, 1998.  In addition, the increase in selling and marketing expenditures from 1998 and 1999 resulted from the increase in headcount and related expenses. In 2000, we will increase the U.S. Dollar amount we spend on selling and marketing activities in both domestic and international markets.

            General and administrative.  General and administrative expenses consist primarily of personnel costs and general corporate costs, including finance, accounting, human resources, rent, legal, insurance and depreciation.  Our general and administrative expenses were $191,000 for the year ended December 31, 1998 and
$2.0 million for the year ended December 31, 1999.  The increase in general and administrative expenditures resulted from the addition of additional management and administrative personnel and related expenses and an increase in general business costs due to the expansion of our operating activities.  The decrease in general and administrative expenses as a percentage of net revenues in 1999 resulted from higher net revenues.  In 2000, our general and administrative expenses will increase due to planned expansion of our operating activities and entrance into new markets.

            Net interest income.  Net interest income includes interest income on our cash accounts and finance expenses and fees.  Interest income increased from $15,000 for the year ended December 31, 1998 to $293,000 for the year ended December 31, 1999.  This increase resulted from higher invested cash balances.

            Income taxes.  As of December 31, 1999, we had approximately $16.5 million of federal net operating loss carryforwards for tax reporting purposes that are available to offset future taxable income and expire in 2014.
Recent and future changes in the sha  re ownership of our company may restrict the utilization of our federal net operating loss carryforwards.  For additional information, refer to Note 9 of Notes to Consolidated Financial
Statements.  We also had approximately $3.2 million of net operating loss carryforwards in Israel that do not expire.  We have recorded a valuation allowance for the entire net deferred tax asset since we do not project to earn taxable income for the near future.

                                                       26

Liquidity and Capital Resources

            Since the commencement of our operations, we have financed our operations and capital expenditures primarily through the sale of preferred shares to investors.  Between 1998 and September 30, 2000, we sold an aggregate of 25,548,021 preferred shares and 1,263,154 warrants to purchase preferred shares for total proceeds to us of approximately $71.6 million.  Included in this amount are promissory notes, which we issued in August
1999 for proceeds of $12.0 million.  All of these promissory notes have now been converted into preferred shares and warrants to purchase preferred shares.  As of October 5, 2000, all of the outstanding warrants to purchase series C convertible preferred shares were exercised, which generated proceeds of approximately $2.8 million, of which $0.3 million was received prior to September 30, 2000.

            We had cash and cash equivalents of $63.0 million as of September 30, 2000, an increase from $5.8 million as of December 31, 1999.  The increase came primarily from the sales of preferred shares, funds raised in private placements for DealTime.com K.K. and DealTime.com (Europe) B.V. and cash acquired through the acquisition of DealPilot.com AG.

            Net cash used in operating activities was $35.3 million for the nine months ended September 30, 2000 and
$3.9 million for the nine months ended September 30, 1999, primarily as a result of net losses of $4.4 million for the nine months ended September 30, 1999 and $45.6 million for the nine months ended September 30, 2000.

            Net cash used in investing activities was $611,000 for the nine months ended September 30, 1999 and principally consisted of capital expenditures and restricted cash payments to secure office leases.  Net cash provided by investing activities was $1.6 million for the nine months ended September 30, 2000.  The increase in net cash provided by investing activities principally resulted from the net cash acquired in our acquisition of
DealPilot.com AG in June 2000 and offset by increased capital expenditures to support our expanded operations, such as our spending on computer software, hardware and other equipment.  We may continue to increase our capital expenditures in the future.

            Net cash provided by financing activities was $22.0 million for the nine months ended September 30, 1999 and $94.0 million for the nine months ended September 30, 2000, primarily as a result of the issuance of preferred shares and promissory notes, all of which have been converted into preferred shares and warrants to purchase preferred shares in 1999 and the issuance of preferred shares and the financings of DealTime.com K.K.
and DealTime.com (Europe) B.V. in 2000.

         Our capital requirements depend on many factors, including market acceptance of our services, the resources we devote to developing, marketing and selling our services, the timing and extent of deploying additional services, the extent and timing of investments and other factors.  We expect to devote substantial capital resources to expand our sales, support, marketing and product development organizations, to expand marketing programs, to establish additional facilities worldwide and for other general corporate activities.

            Based on current levels of operations and planned growth, we expect that the net proceeds of this offering, together with our available funds, including the funds raised for DealTime.com K.K. and DealTime.com
(Europe) B.V., and the amounts available under our credit facility, will be sufficient to meet our expected needs for working capital and capital expenditures for approximately the next 12 months.  Thereafter, if we do not have available sufficient cash to finance our operations, we may be required to obtain additional debt or equity financing.  We cannot be certain that additional financing will be available to us on favorable terms when required or at all. If this offering is not consummated, we will need to raise additional funds through a private placement of debt or equity securities to fund our continued operations.  We cannot be certain that we will be able to raise sufficient funds through such private placements on favorable terms or at all.  If we are unable to raise sufficient funds, we will need to reduce our planned operations and expansion activities.

     Credit Facility

            In January 2000, we obtained a bank credit facility under which we may borrow up to $2.0 million, and in the event that our total sales exceed $1.0 million during the year ending October 31, 2000, then up to $3.0 million.  Borrowings under this facility will bear interest at an annual rate of LIBOR plus 1.5%.  The credit facility is secured by a lien on all of our assets.  Any amounts borrowed must be repaid by December 31, 2000.
The bank has informed us that it plans to extend the credit facility for an additional year.  As of the date of this prospectus, there were no amounts outstanding under this credit facility.  Pursuant to the terms of the credit facility, we are restricted

                                                       27

   from taking some corporate actions without obtaining prior approval from the bank, including issuing shareholder loans in excess of $100,000, selling or leasing any of our assets other than in the ordinary course of business, providing security interests in our assets that rank senior or pari passu to those of the bank, and effecting a change in control of DealTime.

            In connection with the credit facility, we issued to an affiliate of the lender a warrant to purchase
Series D convertible preferred shares.  Under this warrant, the affiliate may acquire between 38,447 and 173,010
Series D convertible preferred shares, depending on the extent to which we utilize the credit facility.  If we utilize up to $1.0 million of the credit facility, the number of Series D convertible preferred shares for which the warrant may be exercised increases to 76,894.  If we utilize up to $2.0 million of the credit facility, the number of Series D convertible preferred shares increases to 115,340.  If we utilize over $2.0 million of the credit facility, the number of Series D convertible preferred shares increases to 173,010.  The warrant is exercisable until the earlier of:

         (a)      January 3, 2003 and

         (b)      the date that we:

                  (i)      consummate an initial public offering or

                  (ii)     are acquired by or merge with another entity.

            The exercise price of the warrant is approximately $5.20 per share.  Both the number of Series D convertible preferred shares for which the warrant may be exercised and the exercise price per share are subject to adjustment in connection with changes to our capital structure.

   We currently do not have any plans to terminate this facility subsequent to this offering.

     Series D Private Placement

            In February 2000, we completed a private placement of our Series D convertible preferred shares in which we issued 8,940,867 Series D convertible preferred shares for net proceeds of approximately $48.9 million, after deducting placement fees and related expenses.  In connection with this private placement, we issued to Warburg
Dillon Read LLC, as placement agent, a warrant to purchase 227,077 Series D convertible preferred shares.  The warrant may not be exercised until February 2001 and terminates February 2004.  The exercise price of the warrant is $5.78 per share.  Our Series D convertible preferred shares may be converted into ordinary shares and have other preferential rights.

        Formation of Joint Ventures

            In February 2000, we formed DealTime.com K.K. as a joint venture with Triangle Technologies Ltd. to market and sell our products and services in Japan.  We acquired a 90% interest in DealTime.com K.K. in exchange for an initial investment of nine million Japanese Yen, or approximately $84,000 and Triangle Technologies Ltd.
acquired a 10% interest in DealTime.com K.K. in exchange for an initial investment of one million Japanese Yen, or approximately $9,000.

            In March 2000, DealTime.com K.K. completed a private placement in which it issued 2,100 Series A convertible preferred shares for aggregate proceeds of approximately $10 million.  Investors in this private placement included several institutional investors such as JAFCO Co., Ltd.; Omron Corporation; Credit Saison Co.,
Ltd.; CSK Venture Capital Co., Ltd.; Mitsui & Co., Ltd. and NTT Leasing Co., Ltd., as well as a number of private investors.  As a result of the private placement, our ownership of DealTime.com K.K. was diluted to 54%.

            The Series A convertible preferred shares issued by DealTime.com K.K. are automatically convertible into common stock of DealTime.com K.K. upon the earliest of:

         (a)      the closing of a "Qualified IPO," as defined in the Stockholders' Agreement or

         (b)      upon the merger or acquisition of DealTime.com K.K. in which DealTime.com K.K. is not the surviving entity.

                                                       28

            These shares carry certain preferential rights including liquidation rights, a dividend preference and anti-dilution protection.

            In April 2000, we acquired Mustang B.V., renamed it DealTime.com (Europe) B.V., and contributed to it a royalty-free license to use our intellectual property and processes in Europe and all of our European assets in exchange for 51 common shares of DealTime.com (Europe) B.V.

            In June 2000, DealTime.com (Europe) B.V. completed a private placement in which it issued 49 common shares to Bertelsmann Nederland B.V. for aggregate proceeds of $35 million.  As a result of the private placement, our ownership in DealTime.com (Europe) B.V. was diluted to 51%.

Effective Corporate Tax Rate

            Although we generated no taxable income since inception, our tax rate will reflect a mix of the United
States statutory tax rate on our United States income and the Israeli tax rate discussed below, as well as the tax rates of other jurisdictions in which we have operations and conduct business.  Israeli companies are generally subject to income tax at the rate of 36% of taxable income.  We have been granted Approved Enterprise status in Israel under the Law for the Encouragement of Capital Investments, 1959, for a portion of our investment program.  As a result of this status, we will enjoy an exemption from Israeli corporate taxes on the portion of our income derived during the first two years that our Approved Investment program produces taxable income, provided that we do not distribute that income as a dividend.  In addition, we will enjoy a reduced
Israeli corporate tax rate of 10% to 25% during the five to eight years following the tax exemption period.
However, we will not be able to enjoy these benefits beyond the earlier of 12 years from the commencement of
production by the relevant investment program or 14 years from receipt of the approval.   If the U.S. Dollar has
a low value in relation to the New Israeli Shekel, it will be more expensive for us to fund our operations in
Israel.  Further, unfavorable exchange rates along with higher inflation in Israel will cause us to incur greater relative costs in Israel thereby negatively affecting our results of operations.  For additional information, see the "Israeli Taxation and Investment Programs-- Law for the Encouragement of Capital Investments, 1959" section below.  Since we have incurred tax losses through September 30, 2000, we have not yet used the tax benefits for which we have become eligible. In order to utilize these tax benefits, we must record taxable income in the State of Israel.

Impact of Inflation, Devaluation and Fluctuation of Currencies on Results of Operations, Liabilities and
Assets

            The U.S. Dollar cost of our operations is influenced by the extent to which any inflation in Israel is offset, is offset on a lagging basis, or is not offset by the devaluation of the New Israeli Shekel in relation to the U.S. Dollar.  When the rate of inflation in Israel exceeds the rate of devaluation of the New Israeli
Shekel against the U.S. Dollar, companies experience increases in the U.S. Dollar cost of their operations in
Israel.  Unless offset by a devaluation of the New Israeli Shekel, inflation in Israel will have a negative effect on our profitability as we receive payment in U.S. Dollars or U.S. Dollar-linked New Israeli Shekels for substantially all of our sales while we incur a portion of our expenses, principally personnel and facility-related expenses, in New Israeli Shekels.

           We cannot assure you that we will not be materially and adversely affected in the future if inflation in
Israel, Germany, Japan or the United Kingdom exceeds the devaluation of that country's currency against the U.S.
Dollar or if the timing of the devaluation lags behind inflation in Israel, Germany, Japan or the United Kingdom.

            A devaluation of the New Israeli Shekel, the Euro, the Japanese Yen or the British Pound in relation to the U.S. Dollar has the effect of reducing the U.S. Dollar amount of any of our expenses or liabilities which are payable in that currency, unless these expenses or payables are linked to the U.S. Dollar.  This devaluation also has the effect of decreasing the U.S. Dollar value of any asset that consists of New Israeli Shekels, Euros,
Japanese Yen or British Pounds or receivables payable in New Israeli Shekels, Euros, Japanese Yen or British
Pounds, unless the receivables are linked to the U.S. Dollar.  Conversely, any increase in the value of the New
Israeli Shekel, the Euro, the Japanese Yen or the British Pound in relation to the U.S. Dollar has the effect of increasing the U.S. Dollar value of any unlinked New Israeli Shekel, Euro, Japanese Yen or British Pound assets and the U.S. Dollar amounts of any unlinked New Israeli Shekel, Euro, Japanese Yen or British Pound liabilities and expenses.

            Because exchange rates between the New Israeli Shekel, the Euro, the Japanese Yen or the British Pound
and the U.S. Dollar fluctuate continuously, exchange rate fluctuations and especially larger periodic devaluations

                                                       29

   will have an impact on our profitability and period-to-period comparisons of our results.  The effect of foreign currency re-measurements is reported in our consolidated financial statements in current operations.

         We do not presently engage in any hedging or other transactions intended to manage risks relating to foreign currency exchange rate or interest rate fluctuations.  We also do not own any market risk sensitive instruments.  However, we may in the future undertake hedging or other similar transactions or invest in the market risk sensitive instruments if we determine that these transactions or investments are necessary to offset currency risks.

                                                       30

                                                   BUSINESS

   Our Company

            We are an online comparison-shopping service that helps consumers around the world to determine what, where and how to buy products and services over the Internet and that provides merchants and manufacturers with a lower cost means of acquiring customers.  Through our web sites, consumers can compare models, brands and prices on millions of products in 25 categories and over 350 different sub-categories from thousands of merchants across the web.  For example, a consumer looking to buy a digital camera would utilize our services, including our product recommendation tool, shopping guides and expert and consumer reviews, to identify exactly which manufacturer and model is the most appropriate.  After a customer submits buying preferences, our database returns a list of the merchants that are offering the selected digital camera including current information regarding product availability, price and ratings of the merchant's reliability and consumer service.  We offer merchants one of the most cost-effective lead generation tools on the web, and to manufacturers a direct way to reach consumers to sell to them directly or lead them to authorized resellers.  Our service is free to consumers.  We receive revenues primarily through merchant lead-generation fees and advertising on our web sites.

            Our unique internally-developed technology distinguishes us from our competitors.  It is scalable across multiple platforms (personal computers and wireless devices) and information sources (not limited by language or currency constraints).  Our database-driven architecture, rapid crawler development tools and product language recognition system allow us to continually and rapidly increase and update the product and pricing information we collect.  This enables us to continually provide the most precise search results to consumers.  Through our exclusive partnership with Digital Jones, we also offer the "digital salesperson," an interactive expert shopping guide which helps consumers make buying decisions quickly and wisely based on their buying preferences and unique needs.

            According to MediaMetrix, www.dealtime.com was the most visited comparison-shopping service in October
                                      ----------------
2000 and the 7th most visited commerce site on the web, with over 4.2 million individuals visiting our site that month.

Industry Background

Growth of commerce on the Internet

            The Internet's greatest impact has been to improve the efficiency with which businesses operate.  By automating every step of the business process, the Internet has enabled the efficient flow of information that we now expect.  Internet commerce, or e-commerce, has been one of the most visible recipients of the benefits of
Internet-driven information distribution.  We believe that information is the key for individuals to conduct commerce transactions.  With the emergence of the Internet as a globally accessible medium, more individuals and businesses are turning to the Internet to conduct business.  International Data Corporation estimates that annual worldwide commerce over the Internet will increase from $111.4 billion in 1999 to $2.5 trillion by 2004.

   The consumer experience

            Limitations of traditional shopping

            Shopping at brick and mortar stores is familiar to consumers.  However, many stores are often in different geographic locations, making meaningful comparison-shopping time-consuming, costly and laborious.  To make informed purchasing decisions, consumers who shop in the traditional offline manner typically undertake their own independent product research and then travel from store to store themselves to compare prices.  The limitations of traditional shopping often force consumers to spend a great deal of time visiting various sellers and to pay higher prices than they would if they had easy access to all products.

            Benefits of Internet-based shopping

            A number of unique characteristics differentiate Internet-based shopping from traditional shopping.
Online shopping sites allow consumers to shop without geographic or time limitations, access a broader range of product offerings, and communicate and interact simultaneously with multiple sellers at minimal cost.  The
Internet enables

                                                       31

consumers to gather comparative purchasing data on a wide variety of products, make informed buying decisions and consummate purchases in a fraction of the time required by traditional shopping.

            Challenges facing consumers shopping online

           Industry data indicate that online shoppers compare product information from multiple merchants before making their purchases.  According to Jupiter Communications, in 2000 83% of Internet buyers went online intending to purchase a specific product and 76% of consumers report visiting two or more sites before making a purchase.  Navigating from site to site to compare product prices and features and merchant qualifications is time consuming and confusing.  Although the unique characteristics of Internet-based shopping offer consumers more choices and a more convenient and efficient means by which to shop, we believe that online commerce has yet to realize its full potential.  Internet search engines offer a limited solution, but were not designed
specifically for online shopping and, as a result, often return irrelevant search results.   Portals offer online
marketplaces, but often carry products from only an exclusive list of retailers with whom they have preferred relationships.  We believe that consumers tend to view portals' online marketplaces as biased toward serving those relationships rather than consumers' shopping needs.  The same can be said for some Internet shopping models such as the name-your-price method used by priceline.com, the buyer aggregation method used by Mercata, the request-for-quote method used by Respond.com and auctions used by eBay, all of which offer a narrow selection of brands and/or merchants.

            Meeting the needs of online consumers

            To address the challenges faced by consumers, a number of different online shopping services have emerged which provide solutions to only a few specific problems.  We believe that to truly capitalize on the full potential of online shopping, an online comparison-shopping service must offer consumers one destination for all of the information they need to determine what, where and how to buy specific products on the web and become the bridge to those sellers who provide the products or services consumers choose to buy.  We believe that to be effective, comparison-shopping services must:
o        offer extensive product and service information from large numbers of merchants and manufacturers;
o        enable instant, highly specific product searches by brand, price and seller;
o        obtain ratings of multiple products and the sellers who offer them;
o        allow comparisons of specific product features;
o        provide expert recommendations on which products to buy based on specific consumers' needs and preferences;
o        enable direct purchases through the comparison-shopping site;
o        provide continuing product search services after consumers have left the online service and follow-up notifications of changing product purchasing opportunities; and
o        allow consumers to comparison-shop through wireless devices.

   The seller experience

            Limitations of traditional brick and mortar selling

            Traditional brick and mortar merchants are constrained by their physical locations, limited shelf or display space and the cost structures associated with operating retail sales channels.  In response to these challenges and based on consumer and competitive demands, many traditional sellers have begun selling their products and services online.

                                                       32

            Challenges facing online sellers

            As many companies have discovered, selling goods and services online is difficult, costly in its own ways and creates new challenges not found in the brick and mortar marketplace. Unlike many merchants and manufacturers in the physical world, online sellers face higher customer acquisition costs and higher customer retention costs because online consumers may switch sellers as easily as clicking their computer mouse.
Increasingly, and in light of the desire of online sellers to reach profitability, merchants and manufacturers are seeking the lowest cost customer and sales leads.

           In addition, although merchant sites often aggregate certain consumer data, many sites do not maintain up-to-date consumer demand information.  Up-to-date consumer demand information protects sellers from competitive pressures brought about by the Internet marketplace's rapidly changing and fiercely competitive nature.  Sellers who rely on outdated historical information are liable to make misinformed product and inventory decisions, which can be detrimental to their businesses.

           Meeting the needs of online sellers

            Online sellers face an increasingly competitive and cluttered marketplace which changes very quickly.
These merchants and manufacturers, in order to reach or maintain profitability, seek solutions that will provide them with:

o        low-cost customer acquisition and sales-generation;
o        increased visibility with online consumers; and
o        interactive, aggregated demand data with which to make informed purchasing, pricing and inventory decisions.

            We believe that online comparison-shopping services offer high levels of customer intimacy and loyalty because they provide merchant and product information to attract buying consumers.

The DealTime Solution

            The online marketplace provides increased choice for consumers based on types of products, prices, quality levels and sellers of products.  In an increasingly cluttered online marketplace, consumers require a trusted resource to provide them with meaningful direction and navigation in their buying decisions.  A 2000 study by Jupiter Communications states that consumers are exposed to over 400 marketing messages per online user per day, and that this number is expected to increase to 1,000 per online user per day by 2005.  Concurrently, sellers need a cost-effective and reliable means of distributing information and driving sales.  We believe that the winning online comparison-shopping service must simultaneously solve the problems of consumers and sellers by satisfying their needs effectively and efficiently.

            As a commerce platform that connects consumers who are ready to buy with the merchants who sell goods and services, DealTime provides:

   The consumer solution

            Buying guides and expert recommendation tools

            Consumers face several important challenges when making a buying decision.  They must determine which products meet their needs, or "what to buy."  In addition, consumers must determine which merchant or manufacturer to buy from, or "where to buy."  To help consumers meet these challenges, we offer a variety of tools including side-by-side feature and price comparison, product recommendation guides, buying guides and merchant ratings.

            Through an exclusive partnership with Digital Jones, we provide "digital salespersons," which are interactive expert shopping guides that help consumers make buying decisions quickly and wisely based on their expressed buying preferences.  The digital salesperson is software that asks a shopper questions regarding intended

                                                       33

   use, desired product features and price preferences.  The digital salesperson's interactive questions were written by real-world salespersons with expertise in the specific products.  Based on how the shopper answers these questions, the digital salesperson employs sophisticated algorithms to make product recommendations and helps the shopper to find the best deal on the recommended product.  For example, a shopper could use the digital salesperson to find a portable compact disc player for under $100 that is best suited for use during the shopper's walk to work.  Once the shopper makes a choice from the recommended products, our service will then find the best deal available online for the selected portable compact disc player and help that shopper buy the compact disc player online.

            Efficient product purchasing

            The DealTime Account allows consumers to purchase products from certain merchants and manufacturers directly from www.dealtime.com.  Therefore, the consumer does not need to complete separate lengthy merchant
              ----------------
order forms at each merchant site.  Consumers establish a DealTime Account by providing shipping, billing and credit card information to DealTime via our secure servers.  Thereafter, whenever consumers conduct a product search, they can buy through their DealTime Account from certain merchants by entering a previously designated user name and password.  Purchases may be completed in two easy steps and consumers may access their purchasing history in one place on DealTime.  This service is also available on web-enabled phones and certain personal digital assistants.

         A compelling shopping experience

            We offer an intuitive, convenient consumer experience that easily and rapidly compares price information from over 2,000 merchants.  These merchants represent a wide variety of traditional brick and mortar retailers and electronic commerce companies that sell products to consumers, as well as manufacturers that sell directly to consumers.  We now offer comparisons in 25 categories and over 350 different sub-categories, including books, music, consumer electronics and financial services.  DealTime users can choose from millions of offers on hundreds of thousands of products from thousands of sellers.  Because consumers come to DealTime at all stages of the buying process and each consumer uses different criteria to make purchase decisions, we enable shoppers to search by key word, brand, product feature or model.

         Superior search capabilities

            We have designed a proprietary product language recognition system to maximize the accuracy and relevance of our search results and meet higher-level consumer shopping needs. For example, while different sellers may list a Pentium IV computer as "P4," "P IV" or "Pentium 4," based on a consumer search for a Pentium
IV computer, our system recognizes and returns all Pentium IV computer listings in our database regardless of whether the consumer query exactly matches the information listed on a merchant site.  In addition, our product language recognition system integrates product specifications with the product name. For instance, a consumer searching for a product with particular specifications, such as a computer with a 900 MHz processor and 256 MB of
RAM, would retrieve results matching those exact specifications even if the seller lists only the product name on its web site.

            Our software automatically retrieves information from merchant and manufacturer listings at a pre-determined frequency and stores the data in our searchable databases.  Because we retrieve and store the information in advance of most user queries, our software processes product listing information to correct mistakes, remove irrelevant data and present search results in a quick, clear, organized and easy-to-understand format. Searching seller sites at pre-determined frequencies also means that we can capture and organize up-to-date product information resulting in richer search results than those typically gained with real-time searches.

            Integrated merchant and product reviews

            We help consumers make informed buying decisions by integrating product and merchant reviews onto our web sites.  Through our license agreement with Gomez, a provider of online merchant reviews, we are able to integrate merchant ratings into the DealTime web sites so consumers can use this information as they evaluate which online merchant from which to buy.  We also have agreements with Epinions, a provider of consumer product reviews, which allow consumers to read consumer reviews on products in multiple categories.  In addition, we have recently partnered with Consumer Reports, a leading source of expert product reviews, to offer their consumer product reviews to our users.

                                                       34

         Ongoing deal notification

            We offer two tools to help consumers stay informed about constantly changing product offers.  First, we provide ongoing deal notification, or tracking, by frequently monitoring the deal status of selected products.
Consumers can specify the products for which they want notifications.  Details on which consumers may request to be notified include brands, features and pricing.  We notify consumers by email when a deal that matches their tracking criteria becomes available.  Second, we also provide an email newsletter service to DealTime users who request it, that allows consumers to designate the product categories in which they are most interested.  We send tailored emails to these subscribers two to three times each month with news of the best deals, shopping tips and special offers available on our site in the product categories the consumers designate.

         Wireless search and shopping capabilities

            Consumers can use DealTime on their web-enabled mobile phones and certain personal digital assistants to compare prices and purchase products from a variety of merchants from virtually anywhere and at anytime.
Although wireless device users are constrained by the limited data display space and data entry capabilities, we believe that the combination of our highly relevant search results with the timesaving features of the DealTime
Account for express purchasing makes our product offerings very appealing to users of wireless devices.

   The seller solution

            DealTime responds to the needs of merchants and manufacturers alike by providing low customer acquisition costs and increased visibility.  Our web sites, which reach consumers as they are making their buying decisions, provide merchants with a highly cost-effective method to generate customer leads and sales.  According to Shop.org, an online research organization, the average per customer acquisition cost to a merchant on the
Internet is $38.  In contrast, the average per customer acquisition cost to a merchant on DealTime is $16.
Similar to many merchants, manufacturers seek low-cost customer acquisition vehicles.

            Preferred merchant program

            We offer a tiered pricing structure to those merchants who elect to participate in our preferred merchant program.  The tiered pricing structure allows merchants to choose the level of services that they desire. Preferred merchants receive prominent placement on our web sites and in our search results, which includes the presentation of their logo.  Other benefits that preferred merchants receive include a text message in the search results, discounts on advertising and inclusion in special sections of our web sites. We believe that merchants who use our solution experience significant improvement in their traffic, conversion rates and average order values. Since launching our merchant program in August 1999, we have signed contracts with over 250 preferred merchants including Amazon, Buy.com, Compaq Direct, KBkids and Office Max.

            Manufacturer program

            The Internet provides the ability for manufacturers to sell their products directly to consumers. In doing so, the sale is booked directly through the manufacturer rather than passing through traditional sales channels.  Manufacturers purchase our services to achieve the visibility required to drive increased direct sales.  Manufacturers who elect to participate in our manufacturer program may choose to be included in our preferred merchant program and obtain a greater presence within our "What to Buy" sections of DealTime, which includes prominent placement in our main web site.  The placement within our preferred merchant program delivers to manufacturers an opportunity to influence consumers at the point of purchase because many consumers do not realize that they can purchase directly through certain manufacturers' web sites.

            Often, manufacturers have trouble informing consumers that they can "buy direct" from manufacturers over the Internet, because many consumers think of online buying as occurring only through an online store.  However, through the DealTime site, manufacturers can reach consumers as easily as can merchants.  The preferred merchant program offers these manufacturers the same level of consumer consideration their merchant partners receive within DealTime. The manufacturer program promotes the participating manufacturer's products throughout the site, thereby educating the consumer of their product offerings and driving more demand for their product line(s). This demand funnels out to the manufacturer directly and to their reselling partners, thereby promoting both direct and channel sales and reducing sales channel conflict. We believe that manufacturers who use our solution experience

                                                       35

   significant increases in direct sales, sales channel sales, consumer conversion rates and average order values. Since launching our manufacturer program in October 2000, we have signed contracts with several manufacturers including Intel, and Handspring.

           DealAgent

            In the same way that DealTime makes product prices easily accessible and transparent to consumers, we offer aggregate data to merchants and manufacturers that indicate what prices consumers are willing to pay for specific products and which products the consumers are browsing and buying.  Our proprietary consumer demand data aggregation and reporting system, DealAgent, compiles buyers' indications of interest on selected products over a specific time period in each shopping category. DealAgent aggregates this data and enables merchants, manufacturers and other subscribers to analyze the data on the basis of specific brands, models, prices, services or keywords and then view the analyses in comparative graphical and tabular formats. Merchants may respond immediately to these analyses by adding or altering product offerings on our web sites.  DealAgent allows merchants and manufacturers to react to constantly changing demand data.  We believe that DealAgent provides significant value for both sellers and buyers by improving market efficiency and transparency and by providing a useful tool for a real-time pricing strategy.

   Our Strategy

            Our objective is to be the world's single best resource for consumers to determine what, where and how to buy any product at anytime, from anywhere by establishing DealTime as the leading service consumers use to comparison-shop.  We plan to achieve this objective, in part, by continually enhancing the DealTime service by adding new category offerings and enhancing our "what, where and how to buy" functionality.  In furtherance of our objective, we plan to:

   Extend technological leadership

            We have and will continue to develop new technologies in order to expand various aspects of our service and product offerings. We intend to maximize the scope and accuracy of our product searches by refining our database architecture and by enhancing our proprietary product language recognition and searching technologies.
We intend to continue to invest significantly in our technology to maintain and further extend our competitive advantage.

   Expand revenue opportunities

            We intend to become the preferred online shopping partner for merchants and manufacturers by expanding the opportunities they have to market themselves to our users and by providing them with access to valuable aggregated buyer demand data.  Through content sponsorship and other merchandising opportunities, we plan to continue to expand our merchants' and manufacturers' opportunities for direct, targeted messages to our highly qualified consumer base. We plan to increase the revenue we derive from DealAgent by expanding DealAgent services and delivering increased value to customers of our DealAgent service.  We plan to continue to market DealAgent to merchants, manufacturers, industry analysts and other potential clients.

            We also plan to expand into new distribution channels by licensing our data and technology to other online commerce companies interested in providing a comparison-shopping service to their customers on a private label basis.  We believe such licensing arrangements will more fully amortize our ongoing investment in technology and provide new and incremental revenue streams by making the DealTime service available wherever buying decisions are made throughout the web.  In addition, increased business-to-business distribution of our comparison-shopping service will enhance our DealAgent service by providing us with access to broader and richer aggregated consumer demand data. Our private label clients currently include Bank of America, Brodia and Flooz.

   Expand product categories

            In order to meet our objective, we must offer the product categories which interest consumers.  We are building our own new product categories and relying on partners that are experts in their specific niche categories to improve and expand our product categories.  For example, recently we have built a new apparel category and enhanced our current health and beauty category.  We have also added a financial services category in which we list mortgages by partnering with MortgageIt and securities brokers by partnering with Xolia, and insurance will be

                                                       36

   added soon through our partnership with InsLogic.  We also plan to add many other product categories which in turn will increase our attractiveness to consumers, allow us to deliver more willing consumers to buyers and allow us to monetize the increased traffic and meaningful data we derive from continually improving product offerings and enabling online commerce transactions.

   Meet increasingly diverse consumer needs

            To meet consumer needs we have added new functionalities to enhance the shopping experience.  Recently, we have added the ability to compare specific features for complex product purchases, such as laptops.  In addition, to further assist our consumers in finding the product that best meets their needs, "what to buy", we have begun offering interactive product recommendation tools.  To enhance our "how to buy" functionality, we have launched the DealTime Account, which allows consumers to buy products without ever leaving the DealTime site and without having to complete lengthy merchant order forms.  To help consumers determine which sellers from which to purchase, our "where to buy" functionality generates merchant reviews and other information on merchants and manufacturers.

   Improve consumer loyalty and retention

            Over 500,000 consumers currently subscribe to our email newsletter, which provides the latest deals, shopping tips and other news.  We intend to continue building loyalty and retention by adding services, features and content which meet consumer needs.  We have numerous programs designed to increase our subscriber base and improve the effectiveness of each email we send.  One such program is an email personalization program that dynamically builds each subscriber's newsletter based on selected product and service category preferences.
Further, through our DealTime Peace of Mind program, we offer a complete buyer's protection option, which provides a lowest-price guarantee, credit card protection for Internet purchases and other benefits.  We recently enhanced the simplicity of our site by adding a key word search feature, which has been very popular with consumers and has provided us with valuable information about patterns of consumer behavior.

   Expand global presence

            We recently launched our service in Germany and Japan, and our web site in the United Kingdom,
www.dealtime.co.uk, has been operating since December 1999.  By expanding internationally, we believe that we
------------------
will not only increase the number of our consumers, sellers and markets through our local sites, but also increase the selection available for all of our consumers through the creation of a unified global products and services marketplace.  As our technology supports currency conversion and multiple language searching, we plan to expand our operations into select international markets. We plan, where appropriate, to partner with foreign companies to broaden our reach quickly and localize the content of our foreign web sites. For example, we have been operating www.dealtime.de in Germany since March 2000.  For additional information, see the "Recent
               ---------------
Developments" section below.  We have been operating, www.dealtime.co.jp, in Japan since October 2000.  Several
                                                      ------------------
key players in the Japanese financial and media sectors are participating in our Japanese joint venture, such as
Nippon Telephone and Telegraph, JAFCO, a private equity fund, and Credit Saison, one of the largest credit card issuers in Japan.

   Extend wireless search and service capabilities

            According to The Yankee Group, a market research firm, in the United States by 2005,
$50 billion in purchases will be completed on wireless devices.  While the market is still in its infancy in the United States, it is thriving elsewhere in the world.  To establish a strong foothold in the wireless arena in the United States, DealTime has signed major distribution agreements with AT&T PocketNet Services, Nextel Online and Sprint PCS.  Our wireless application is now available to 25 million consumers.  Our agreements with AT&T, Sprint and Nextel provide that the DealTime wireless service is now pre-loaded on their web-enabled mobile phones. These phones are being marketed aggressively across the United States and will give consumers the ability to access our comparison-shopping service wherever they are.  In addition, we plan to form partnerships with other wireless-equipment manufacturers and wireless service carriers to expand access to our solution to as many wireless consumers as possible.  We plan to extend the DealTime service across a wide range of wireless and other consumer electronic devices in furtherance of our objective to allow consumers to use our service from anywhere.

                                                       37

Technology and Infrastructure

            We believe that our technology separates our service from other comparison-shopping services. We design and develop all of our technology and our web sites internally and thus are able to control the development process and adapt to evolving marketing strategies and user preferences. The primary elements that distinguish us are our database-driven architecture, our rapid crawler development tool and our product language recognition system. Some aspects of our technology are subject to patent applications and we expect to file shortly additional patent applications on other aspects of our technology.  For additional information, see the
"--Intellectual Property" section below.

Database-driven architecture

            We have built a robust, scalable user interface that is based primarily on internally developed proprietary software. The backbone of our service is our crawler and product identification system and our database architecture. Our crawlers search a variety of merchant and other deal sites on a predetermined frequency and then store information concerning current deals. Crawler frequency for a particular site is determined in accordance with the characteristics of the site, with more dynamic merchant sites being queried more frequently. This feature allows us to maintain a database of up-to-date product and price information, while avoiding the creation of a large amount of false traffic on merchant sites.

            Because the data is stored in our database, we can correct errors and substitute third-party information before the data is displayed to the user. Our architecture supports an unlimited level of detail in our selection of search parameters, which enables us to use many different criteria to rank, sort and compare deals. The level of specificity that this structure provides constitutes a key differentiator of our service. The flexibility of our design also facilitates the integration of our software with systems used by our strategic partners.

            Our database-driven technology provides rapid search results. Because we crawl merchant sites at predetermined frequencies, we eliminate the need for the user to wait for a real-time query, which is vulnerable to congestion in Internet traffic flow. This system also allows us to scale with the growth in online commerce by giving us the ability to provide reliably fast response times as we add more merchants and products. In addition, real-time queries tend to overload merchants with traffic, making the source of the traffic more susceptible to blocking technologies. Merchants that become overwhelmed by false traffic from other comparison-shopping services may attempt to block these sites. The fact that we store data at predetermined intervals allows us to crawl thousands of web sites unobtrusively and therefore makes us less susceptible to blocking technologies.

Rapid crawler development tool

            We have created a proprietary tool for rapid crawler development that enables us to develop a crawler for a new merchant site in less than two hours. Our web crawlers can capture product information from the merchant's web site regardless of the format or architecture of the site. The crawler then stores the retrieved information in our database, where it is indexed and standardized before being viewed by users. We are not currently limited in the number of merchants that we can include in our comparison-shopping database, and we have historically been able to respond to the establishment of new merchant sites or changes in existing sites quickly and cost-effectively.

Product language recognition system

            We have also developed a system that uses a combination of human and artificial intelligence to minimize errors in search results. By identifying product properties by name, our system sorts and filters deals offered on merchant sites presenting the results in a clear and standardized format. Because we can sometimes present more detailed information on products than the merchant sites that we crawl, we believe that our product language recognition system is a key point of differentiation from our competitors.

Systems

            Our systems are designed to provide access to our web sites 24 hours per day, seven days a week;
physical hosting and communications systems are provided by Digex.  Digex is a provider of web and application hosting solutions for businesses; they provide redundant communications lines and emergency power backup. We have designed our systems based on industry standard technologies and have engineered them to minimize system interruptions in the event of outages or catastrophic occurrences. We have implemented Cisco Load Director as our

                                                       38

   load balancing system and have redundant servers to provide for fault tolerance. Our database is Oracle 8i, installed on two Sun Solaris E6500 machines for full redundancy.  Our crawlers run on a Windows NT platform.

Research and Development

            Our research and development teams are located in Israel, Germany and the United States. Our facility in
Israel is engaged in technology development. We strive to retain internal control over proprietary processes rather than depend on third-party programmers and designers. Our research and development efforts are focused on continuing to develop our advanced searching, sorting and notification technologies.  We expect to continue to devote significant resources to research and development as we add new features and services to our web sites.

   Selling and Marketing

   Selling

            Our sales strategy focuses on generating revenue opportunities through the sale of merchant services, advertising and sponsorships to manufacturers and others interested in reaching shoppers just before they make a purchase, and licensing our indication-of-interest data.

            Our internal selling and marketing staff is currently located at the offices of our United States subsidiary. Our internal staff handles all of our advertising sales. We also expect to increase our sales presence internationally by opening field sales offices.  Our renewal rate with advertisers is higher than the industry average.

            In addition to advertising, we sell various services to merchants through our internal selling and marketing staff. In order to provide a more comprehensive search result for our consumers, we do not require fees from merchants to be listed in our search results. However, merchants who elect to participate in our preferred merchant program pay a fee for each consumer who clicks through from one of our web sites to the merchant site.
These merchants receive preferential placement and other special services, such as single action purchasing features, branded graphic logos and detailed product descriptions. We typically target merchants seeking enhanced exposure of their online listings. We have entered into non-exclusive merchant participation agreements with hundreds of merchants, including KBkids, Amazon, Office Max, Computer Discount, MicroWarehouse, Cyberian Outpost
and Buy.com.  While the terms of the merchant participation agreements range from one month to six months, a term of three months is typical. Generally, our merchant participation agreements are renewed automatically unless either party gives 30 days' written notice to the other.  Similarly we sell programs to manufacturers looking to sell direct or lead consumers to authorized resellers of their goods.  We have entered into agreements with several manufacturers such as Handspring and Intel.

Marketing

            Our marketing strategy is to increase market awareness of the DealTime brand, bring consumer traffic to our web sites and then encourage these consumers to keep returning.  Our marketing strategy involves a variety of traditional and online marketing programs, as well as business development and promotional activities. We advertise online through high-profile, third-party web sites. We also rely on various types of partnership marketing efforts, such as affiliate marketing and co-branded distribution through partners such as American
Online, the Microsoft Network, iWon and Juno, and word-of-mouth advertising arising through shoppers' use of our services. We intend to introduce a number of other brand awareness and shopper loyalty programs.

            Since the launch of our first web site in June 1999, we have conducted broad-based public relations efforts with the Internet, business and consumer press in online, print and broadcast media.  These efforts further leverage and enhance our advertising and business development programs.  We have been written and spoken about in numerous Internet, business and consumer publications and television shows, including The Wall Street
Journal, The New York Times, Internet World, Time and CNN.  We have an ongoing public relations program and participate in industry conferences and trade shows.  We have entered into strategic distribution relationships with over 10 partners that send consumers directly to a co-branded version of the DealTime site.  Currently we have co-branded arrangements with prominent partners such as America Online, iWon, Juno and Microsoft.  Through these relationships the partners' brands are extended into the comparison-shopping service offered to their consumers from DealTime. Our partnership relationships typically include arrangements under which we share a portion of the revenue that they bring to us.  Most of these agreements are for a one-year term, may be renewed automatically and may be terminated by either party upon 90 days notice.

                                                       39

            Our online advertising and integrated distribution efforts include agreements with high-profile web sites, in which DealTime banner advertising and text links build awareness and direct traffic to the DealTime site. We are currently advertising on Go.com, Hotbot, GoTo, Travelocity, MyGeek and Looksmart, among others.  In addition we have distribution agreements with sites such as Epinions, where consumers can link to the appropriate product areas on the DealTime site.

Competition

            The online shopping market is rapidly evolving and intensely competitive.  Our current competitors can be divided into several groups:
         o broad comparison-shopping services that offer multiple merchant categories;
         o vertical comparison-shopping services that cover a limited number of merchant categories;
         o downloadable comparison-shopping aids that give you instant comparisons as you browse merchant sites on the web;
         o shopping portals;
         o consumer buying guides that provide ratings and reviews of products and merchants; and
         o sellers, including individual online merchants, auctions, reverse auctions, and buying group sites.

            Our principal competitors are mySimon and its parent company, CNET.  In 2000, mySimon was acquired by
CNET, Inc. for approximately $700 million.  As a result of this transaction, mySimon may gain access to significantly greater resources than we have available for marketing and promotional campaigns, attracting traffic to its web site, hiring and retaining key employees and developing web sites and other systems. MySimon may also be able to attract more merchants and advertisers and may increase its reach by virtue of its relationship to CNET.  In the future, there may be further consolidation among online comparison-shopping services that would increase competitive pressures on us.

           We believe that the principal competitive factors in our market are brand recognition, comprehensiveness of product category and merchant coverage, web site customer-friendliness and usability, quality of results and the presence and quality of wireless services. In addition, we compete based on the ability to provide ongoing deal notification and the ability to deliver our services on different devices or platforms, including wireless devices.

            We expect to have significant competition in the future from companies that we have identified as well as new entrants. Other companies with strong brand recognition, technical expertise and experience in online and offline commerce and direct marketing may seek to compete in the comparison-shopping market. Many of our competitors have significantly longer operating histories, larger and broader customer bases and greater technical expertise, brand recognition and online commerce experience than we have. Some of our competitors may be able to devote significantly greater resources than we have available for marketing and promotional campaigns, attracting traffic to their web sites, hiring and retaining key employees and developing web site and other systems. In addition, barriers to entry for rudimentary price comparison services are low, and new competitors may be able to offer competing products and services at relatively low cost.

Intellectual Property

            We have filed eight patent applications in the United States.  The invention covered by a first patent application, entitled "E-Commerce Notification," relates to the ability to combine a comparison service with a time-sensitive notification service that uses several notification platforms, including e-mail, pagers and desktop computers.  The invention covered by a second patent application, entitled "E-Commerce Demand
Aggregation," covers systems and methods for a computer server that accepts requests from customers for goods and services, aggregates the requests and allows a merchant viewing the aggregated requests to make an offer satisfying one or more of the requests.  The invention covered by a third patent application, entitled "Method and System for Storing and Implementing Purchaser Transactional Data for an Order via a Communications Network,"
relates to providing

                                                       40

   a user with a single interface for purchasing goods and services from multiple merchants.
We have filed a fourth patent application, entitled "E-Commerce Real Time Demand and Pricing System and Method,"
that allows users to track the demand of an article of commerce as it changes in real time.  We have filed a fifth patent application, entitled "Product Selection Based on Knowledge Base and User Query System and Method,"
that allows a user to locate the product that best suits the user's needs after responding to subjective inquires that are objectified.  We have filed sixth, seventh and eighth patent applications as continuation-in-part patent applications claiming priority from the above first and second patent applications.  We have also filed Patent
Cooperation Treaty applications, designating all contracting states, claiming priority from the first and second
United States patent applications listed above.  The deadlines for filing a Patent Cooperation Treaty application based on the third, fourth, fifth, sixth, seventh, and eighth United States patent applications listed above have not yet passed.  We have also applied to register numerous trademarks and service marks that we believe are important to the conduct of our business, including several variations on the name DealTime.com.  We own the
Internet domain name, www.dealtime.com, and various other related domain names.  If we are not successful in
                      ----------------
procuring, protecting and enforcing our intellectual property rights, we will not be able to realize the full value of these assets.  For additional information, see the "Risk Factors" section above.

Employees

            As of December 1, 2000, we employed 350 full-time employees. Of these employees, 182 work in our facility in Netanya, Israel, and 114 work at the executive offices of our United States subsidiary in New York,
New York, 22 work in Heidelberg, Germany, 17 in London, England and 15 in Tokyo, Japan. We have never had a work stoppage, none of our employees are represented under collective bargaining agreements and we consider our relations with our employees to be good.

Facilities

            We maintain a research and development facility in approximately 38,595 square feet of space in Netanya,
Israel, which is held under a lease expiring in April 2003. We have an option to extend this lease until March
2008. Our U.S. subsidiary maintains executive offices in approximately 30,000 square feet of space at 475 Fifth
Avenue, New York, New York. These premises are held under a lease that expires in February 2009. Our subsidiary in the United Kingdom maintains its offices in approximately 2,000 square feet of space in London, England under a lease that expires in October 2002.  Our German subsidiary maintains its offices in approximately 8,200 square feet of space in Heidelberg, Germany under a lease that expires in December 2003.  Our Japanese subsidiary maintains its offices in approximately 9,200 square feet of space in Tokyo, Japan under a lease that expires in
July 2002.  We expect that we will need additional space as we expand our business and believe that we will be able to obtain such space as needed.

Legal Proceedings

            We are not a party to nor is any of our property the subject of any material legal proceedings.

   Recent Developments

            Acquisition of DealPilot.com AG

            In June 2000, we acquired DealPilot.com AG, which had been doing business as evenbetter.com, and was majority-owned by affiliates of Bertelsmann AG, in exchange for a note in the principal amount of $59.5 million.
DealPilot.com AG owned and operated a comparison-shopping service that searched for available deals in the books, music and movies categories on the Internet.  The note is convertible on January 1, 2001 into 6,699,621 of our ordinary shares.

            Investment in DealTime.com (Europe) B.V.

            In June 2000, our wholly-owned subsidiary, DealTime.com (Europe) B.V., completed a private placement in which a wholly-owned subsidiary of Bertelsmann AG invested $35 million in exchange for common shares of
DealTime.com (Europe) B.V.  As a result of the investment, our ownership interest was diluted to 51%.  This joint venture has been operating our European web sites, namely www.dealtime.de in Germany and www.dealtime.co.uk in the United Kingdom since June 2000 and is the principal vehicle through which we currently conduct all of our operations in Europe.

                                                       41

            Transaction with Digital Jones

            In September 2000, DealTime entered into a series of agreements with Digital Jones, pursuant to which
DealTime entered into an exclusive partnership with Digital Jones to license Digital Jones' intellectual property, including the technology that enables us to provide consumers with the interactive expert shopping guides, or "digital salespersons," that are more thoroughly discussed in the "The DealTime Solution" section above.  Under the agreement with Digital Jones, DealTime obtained a call option to purchase 100% of the outstanding equity of Digital Jones in exchange for between 1,958,321 and 3,916,641 ordinary shares of DealTime
(based on the achievement of certain milestones), and issued a put option to the shareholders of Digital Jones pursuant to which the shareholders of Digital Jones can put all of the outstanding equity of Digital Jones to
DealTime in exchange for between 1,762,488 and 3,524,977 ordinary shares of DealTime (based on the achievement of certain milestones).  The call option is exercisable between February 8, 2001 and February 14, 2001 and the put option is exercisable between February 1, 2001 and February 21, 2001.

                                                       42

                                                    MANAGEMENT

Directors and Executive Officers

            The following table sets forth information regarding our executive officers and directors as of December
15, 2000:

Name                                       Age                      Position
----                                       ---                      --------
Daniel T. Ciporin                          43     President, Chief Executive Officer and Director
Nahum Sharfman, Ph.D.                      53     Chairman of the Board and Co-Founder
Ignacio Fanlo                              39     Chief Operating and Financial Officer
Amir Ashkenazi                             29     Chief Technical Officer and Co-Founder
   David Epstein                           42     Senior Vice President of Corporate Development
Ezra Katzen                                46     General Counsel and Secretary
   Aviv Laufer                             34     Senior Vice President of Engineering and Israel Site Manager
Lance Podell                               37     Chief Marketing Officer
   Jason Schwartz                          29     Deputy Chief Financial Officer and Vice President of Finance
John P. Connaughton                        35     Director
   Klaus Eierhoff                          47     Director
Michael Eisenberg                          29     Director
Christopher Saridakis                      32     Director
Eric Semler                                35     Director
Matthew A. Smith                           37     Director

         Daniel T. Ciporin has been President, Chief Executive Officer and Director of DealTime since January
1999.  From 1997 to 1999, Mr. Ciporin served as Senior Vice President, Global Deposit Products, at MasterCard
International.  In that capacity, Mr. Ciporin was responsible for the marketing and product management of the deposit access business, and his efforts helped establish the company's dominant market share in the global electronic debit market.  Previously, he served as Vice President of Debit Marketing of MasterCard from 1995 to
1997.  He holds a B.A. from Princeton University and an M.B.A. from the Yale School of Management.

            Nahum Sharfman, Ph.D., co-founded DealTime and has been Chairman of the Board of Directors on a full-time basis since January 1998.  Dr. Sharfman co-founded Commtouch Software Ltd. in 1991 and led the organization as Chief Executive Officer from its original focus on corporate e-mail products and services to branded free e-mail solutions for consumers.  He remained with Commtouch until founding DealTime in 1997.  In addition, Dr. Sharfman spent 11 years with National Semiconductor in a variety of development and management roles.  He holds a Ph.D. in high energy nuclear physics from Carnegie Mellon University and M.S. and B.S. degrees in physics from the Technion-Israel Institute of Technology.  Dr. Sharfman also serves as a Director of Commtouch
Software Ltd.

         Ignacio Fanlo has been Chief Operating and Financial Officer of DealTime since August 1999.  During the period from 1998 to 1999, he managed a private investment portfolio.  From 1993 to 1998, Mr. Fanlo was Managing
Director in charge of all securitized debt trading and capital markets for Morgan Stanley Dean Witter, with responsibility for a $20 billion balance sheet.  Prior to joining Morgan Stanley, Mr. Fanlo headed mortgage-backed trading at JP Morgan.  Mr. Fanlo holds a B.S.E. in chemical engineering from Princeton University.

         Amir Ashkenazi co-founded DealTime in 1997 and has been Chief Technical Officer since January 1998.  He also served as DealTime's President from 1997 to 1999 and as a Director from inception to February 2000.  As
Chief Technical Officer, Mr. Ashkenazi leads our product definition and development efforts.  From 1995 to 1997,
Mr. Ashkenazi worked for Commtouch Software Ltd., where he led the development of the company's first consumer product, a multimedia-enabled e-mail package.  Mr. Ashkenazi also worked for Interact Multimedia in Israel from
1993 to 1995, where he was involved in the development of multimedia CD-ROM titles, games, authoring tools and object-oriented compilers.  Mr. Ashkenazi studied computer science and economics at Tel Aviv University.

                                                       43

            David Epstein has been Senior Vice President of Corporate Development since March 2000.  Prior to coming to DealTime, Mr. Epstein was Vice President of Mars & Co. Consulting, where he acted as a strategy consultant to leading corporations.  He holds a B.A. in Economics from the University of California at Berkeley and an M.B.A.
from Harvard Business School.

            Ezra Katzen has been General Counsel of DealTime since March 2000 and Secretary since April 2000.  From
1998 through March 2000, he was a partner in the law firm of Meitar, Liquornik, Geva & Co. of Ramat Gan, Israel, where he specialized in corporate law and corporate finance for high tech companies.  From 1993 until 1998,
Mr. Katzen was a partner in the Tel Aviv law firm of I. Fischer & Co.  Prior to that time, he served as General
Counsel to Teledata Communications Ltd. of Herzlia, Israel.  Mr. Katzen is a member of the bars of New York, since 1981, and Israel, since 1990.  He holds a B.A. from the University of Cincinnati and a J.D. from the
University of Chicago.

            Aviv Laufer has been Senior Vice President of Engineering and Israel Site Manager for DealTime since May
2000.  He held the title of Vice President of Engineering and Israel Site Manager at DealTime from August 1999 to
May 2000.  Previously Mr. Laufer was director of research and development for Finjan Software Ltd., where he was responsible for the architecture of the company's desktop and gateway products.  Prior to Finjan, Mr. Laufer was project manager with NCC, a leading developer of mission critical network applications and systems.  Mr. Laufer holds a BA in economic and business management from Tel Aviv University.

           Lance Podell joined DealTime in June 1999 as Vice President of Marketing and Business Development and
since November 1999 has served as Chief Marketing Officer.  Mr. Podell has 14 years of experience in business development, consumer marketing and high-level selling.  From 1998 to 1999, Mr. Podell had an interactive consulting practice, in which he most recently worked with Publishers' Clearing House as acting General Manager of Interactive Services.  During 1998, he also served as Vice President of Business Development and Marketing for
Savatar, an interactive advertising agency.  Mr. Podell also led business development and advertising for US
West's Media One Group Interactive Services Division from 1995 to 1997 and was the Director of Business
Development for Ogilvy & Mather Interactive prior to that time.  Mr. Podell holds a B.A. from Lafayette College and an M.B.A. from Harvard Business School.

            Jason Schwartz has been Deputy Chief Financial Officer since December 2000.  Since March 2000, he has served as our Vice President of Finance.  From 1993 to February 2000, Mr. Schwartz held various positions at
PricewaterhouseCoopers LLP, most recently as an audit manager in the Technology Industry Group, where he provided accounting and consulting services to numerous domestic and international clients.  Mr. Schwartz holds a B.S. in accounting from Yeshiva University and is a certified public accountant.

         John P. Connaughton has been a Director of DealTime since February 2000.  Since 1989, he has been affiliated with Bain Capital, Inc., a private equity firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity.  He has served as a Managing Director of Bain since 1997.  Mr. Connaughton also serves as a Director of Stericycle, Inc.

            Klaus Eierhoff has been a Director of DealTime since August 2000.  Since January 1998, Mr. Eierhoff has been the President and Chief Executive Officer of Bertelsmann DirectGroup and a member of the Executive Board of
Bertelsmann AG.  From 1990 to 1997, he was a member of the Executive Board of Karstadt AG, where he was responsible for the Logistics, Organization and EDP departments.  From 1987 to 1990, he was the Managing Director
of Bertelsmann Distribution GmbH.  From 1984 to 1986, he was a member of the Board of Management of Bertelsmann
Distribution GmbH.  From 1981 to 1984, he was the Product Manager at Nixdorf Computer AG.  He holds a Business
Administration degree from the University of Goettingen and completed his doctoral thesis in Organization to earn his Dr.rec.oec degree from the University of Goettingen as well.

         Michael Eisenberg has been a Director of DealTime since August 1998.  Mr. Eisenberg has been a partner in Israel Seed Partners since July 1997.  From 1995 to 1997, he worked for Jerusalem Global, a leading Israeli technology investment bank, as Vice President of investment banking.  While at Jerusalem Global, he completed numerous private placements for Israeli technology companies in the Internet, software and communications areas.
In addition, he initiated and was the primary liaison for Jerusalem Global's partnership with Montgomery
Securities and was the primary liaison with the U.S. venture capital community.  From 1993 to 1995, he was
Director of Israel Operations at Marttila & Kiley Inc., a U.S. consulting firm.

                                                       44

         Christopher Saridakis has been a Director of DealTime since October 1999.  Since 1997, Mr. Saridakis has served as Vice President and General Manager of DoubleClick's DART technology division, where he is responsible for technology sales and product innovations.  From 1993 to 1997, Mr. Saridakis was Director of new products and business development for enterprise solutions at Reuters America, Inc.  During his tenure at Reuters,
Mr. Saridakis oversaw a global sales team and managed 20 products in development.  Mr. Saridakis worked at Lehman
Brothers Inc. from 1991 to 1993 as the Assistant Vice President for the central funding desk.  He started his career at Marsh & McLennan Co., Inc. in corporate treasury and risk management.

         Eric Semler has been a Director of DealTime since October 1999.  Mr. Semler joined Georgica Advisors LLC in May 1998.  From 1997 to 1998, Mr. Semler was a principal in the media and communications group at Montgomery
Securities.  From 1994 to 1997, Mr. Semler was an associate at BT Wolfensohn, a mergers and acquisitions boutique.

         Matthew A. Smith has been a Director of DealTime since January 1999.  Mr. Smith is Managing General
Partner and a founder of Odeon Capital Partners, where he has served since 1998.  Previously, he was a general partner of Wheatley Partners LP from 1996 to 1998, where he was responsible for identifying, negotiating and managing investment positions in information technology companies.  Also, from 1994 to 1998, Mr. Smith served as an investment analyst with Applewood Associates and 21st Century Communications Partners, LP, where he specialized in information technology companies.  He previously served as an investment analyst for Woodland
Partners, LP, specializing in software investments.

Board Of Directors

     External Directors

            We are subject to the provisions of the new Israeli Companies Law, 5739-1999, which became effective on
February 1, 2000.  Under the Israeli Companies Law, companies incorporated under the laws of Israel whose shares have been offered to the public in or outside of Israel are required to appoint two external directors.  The
Companies Law provides that a person may not be appointed as an external director if the person or the person's relative, partner, employer or any entity under the person's control, has, as of the date of the person's appointment to serve as external director, or had, during the two years preceding that date, any affiliation with the company, any entity controlling the company or any entity controlled by the company or by the controlling entity of the company.  The term affiliation includes:
         o an employment relationship;
         o a business or professional relationship maintained on a regular basis;
         o control; and
         o service as an office holder.

        Conflicts of Interest

         In addition, no person can serve as an external director if the person's position or other business creates, or may create, conflict of interests with the person's responsibilities as an external director or may otherwise interfere with the person's ability to serve as an external director.  Until the lapse of two years from termination of office, a company may not engage an external director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

       How External Directors Are Elected

         External directors are to be elected by a majority vote at a shareholders' meeting, provided that either:

         (a)     the majority of shares voted at the meeting, including at least one third of the shares of non-controlling shareholders voted at the meeting, vote in favor of the election; or

                                                       45

         (b)      the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

            However, the board of directors of a company whose shares are traded outside Israel may determine that a director who was appointed before February 1, 2000 and who otherwise complies with the non-affiliation requirements of an external director will be designated as an external director.

        Term of Service

            The initial term of an external director is three years and may be extended for an additional three years.  External directors may be removed only by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company.  If, when we elect an external director, all of our directors at that time are of the same gender, the next external director must be of the other gender.  In addition, each committee of a company's board of directors is required to include at least one external director.

            Under the provisions of the Companies Law, we are required to elect the initial external directors at our shareholders meeting within three months of the effective date of this prospectus.  We intend to elect two directors as external directors following the consummation of this offering.

     Independent Directors

            Upon consummation of this offering, our ordinary shares will be listed for quotation on the Nasdaq
National Market and we will be subject to the rules of the Nasdaq National Market applicable to listed companies.  Under the Nasdaq National Market rules, we are required to appoint a minimum of three independent directors.  The independence standard under the Nasdaq National Market rules excludes any person who is a current or former employee of a company or of any of its affiliates, as well as any immediate family member of an executive officer of a company or of any of its affiliates.  Three of our current directors meet the independence standard of the Nasdaq National Market rules.

     Election of Directors

            Our articles of association provide that our board of directors will have no more than nine directors.
In accordance with our articles of association to be adopted upon consummation of this offering, our board of directors will be divided into three classes, each serving staggered three-year terms.  As a result, a portion of our board of directors will be elected each year.  Class I directors' terms will expire at the annual meeting of our shareholders to be held in 2002, Class II directors' terms will expire at the annual meeting of our shareholders to be held in 2003 and Class III directors' terms will expire at the annual meeting of our shareholders to be held in 2004.

            At each annual meeting of shareholders after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of the election and qualification until the third annual meeting following their election.  Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of our board of directors.  This classification of our board of directors may have the effect of delaying or preventing changes in our control.

            Prior to this offering, several of our directors were appointed by specific classes of our existing preferred shares pursuant to our Amended and Restated Shareholders Rights Agreement dated February 8, 2000 and our articles of association.  The rights of specific classes of our existing preferred shares will terminate upon closing of this offering.  Following this offering directors will be elected by plurality of the votes cast represented at a shareholders meeting.

Alternate Directors

     Our articles of association provide that a director may appoint, by written notice to us, any individual, whether or not the person is then a member of the board of directors, to serve as an alternate director.  Any alternate director will have all of the rights and obligations of the director appointing him, except the power to appoint an alternate, unless otherwise specifically provided for in the appointment of the alternate.  The alternate director may not act at any meeting at which the director appointing him is present.
The alternate director may act as an alternate

                                                       46

for several directors and have the corresponding number of votes. Unless the time period or scope of any appointment is limited by the appointing director, the appointment is effective for all purposes and for an indefinite time.

   Audit Committee

        Audit Committee Under Israeli Law and the Nasdaq National Market Rules

            Under the Israeli Companies Law, the board of directors of any company that is required to nominate external directors must also appoint an audit committee, comprised of at least three directors including all of the external directors, but excluding:
         o the chairman of the board of directors;
         o any controlling shareholder or a relative of a controlling shareholder; and
         o any director employed by the company or who provides services to the company on a regular basis.

           The role of the audit committee under the Israeli Companies Law is to detect defects in the management of the company's business through, among other things, consultation with the company's internal or external auditor and to suggest to the board methods to correct those defects.  In addition, the approval of the audit committee is required to effect specified actions and transactions with office holders, controlling shareholders and third parties in which they have a personal interest.

            An audit committee may not approve an action or a transaction with an office holder or a controlling shareholder or a third party in which they have a personal interest unless at the time of approval the two external directors are serving as members of the audit committee.  In addition, at least one of the external directors must be present at the meeting in which an approval was granted.  We intend to appoint the external directors elected under the Companies Law to our audit committee.  See the "Board Committees" section below for information relating to our audit committee.

            The Nasdaq National Market requires that our board of directors contain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise.  The responsibilities of the audit committee under the Nasdaq National
Market rules include, among other things, an evaluation of the degree of independence of the company's outside auditors.  Our current audit committee complies with the Nasdaq National Market rules.  In addition, we have adopted an audit committee charter in compliance with the Nasdaq National Market rules.

     Internal Auditor

            The Israeli Companies Law also requires us to appoint an internal auditor nominated by the audit committee.  The role of the internal auditor is to examine, among other matters, whether the company's actions comply with the law and orderly business procedure.  Under the Israeli Companies Law, the internal auditor may not be an interested party, an office holder, or an affiliate, or a relative of an interested party, an office holder or affiliate, nor may the internal auditor be the company's independent accountant or its representative.
We intend to appoint an internal auditor in accordance with the requirements of the Israeli Companies Law.

Approval of Specified Related Party Transactions Under Israeli Law

            The Israeli Companies Law imposes a duty of care and a duty of loyalty on all of a company's office holders as defined below, including directors and executive officers.  The duty of care requires an office holder to act with the level of care which a reasonable office holder in the same position would have acted under the same circumstances.  The duty of loyalty generally requires an office holder to act in good faith and for the good of the company.  An "office holder" as defined in the Israeli Companies Law is a director, a general manager, a chief executive officer, a deputy general manager, a vice general manager, other managers directly subordinate to the general manager and any person who fills one of the above positions without regard to title.
Each person listed in the table under "Directors and Executive Officers" above is an office holder under Israeli law.

                                                       47

            The Israeli Companies Law requires that an office holder of a company promptly disclose any personal interest that he may have and all related material information known to him, in connection with any existing or proposed transaction by the company.  Once an office holder complies with these disclosure requirements, the board of directors may approve a transaction between the company and the office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise.  A transaction that is adverse to the company's interest cannot be approved.  If the transaction is an extraordinary transaction under the Israeli Companies Law, then, in addition to any approval stipulated by the articles of association, it also requires audit committee approval before board approval and, in specified circumstances, subsequent shareholder approval.

            Under the Israeli Companies Law, the disclosure requirements which apply to an office holder also apply to a controlling shareholder of a public company.  A controlling shareholder includes a shareholder that holds
25% or more of the voting rights in a public company if no other shareholder owns more than 50% of the voting rights in the company.  Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder, require the approval of the audit committee, the board of directors and the shareholders of the company.
The shareholder approval requires that:

         (a)      the majority of shares voted at the meeting, including at least one third of the shares of disinterested shareholders voted at the meeting, vote in favor of the transaction; or

         (b)      the total number of shares of disinterested shareholders voted against the transaction does not exceed one percent of the aggregate voting rights in the company.

           For information concerning the direct and indirect personal interests of our office holders and principal shareholders in specified transactions with us, see the section of this prospectus entitled "Related
Party Transactions."

Exculpation, Insurance and Indemnification of Directors and Officers

            Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.  Under the Israeli Companies Law, a company may not indemnify an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:
         o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
         o a breach by the office holder of his duty of care if his breach was done intentionally or in disregard of the circumstances of the breach or its consequences;
         o any act or omission done with the intent to derive an illegal personal benefit; or
         o any fine levied against the office holder as a result of a criminal offense.

     Office Holder Insurance

            Pursuant to our articles of association, we have obtained director and officer insurance.  We may additionally enter into a contract for the insurance of the liability of any of our office holders with respect to:
         o a breach of his duty of care to us or to another person;
         o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or
         o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

                                                       48

     Indemnification of Office Holders

         Our articles of association provide that we may indemnify an office holder against:
         o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and
         o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings we institute against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

            Our articles of association also include:
         o a provision authorizing us to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to types of events which the board of directors deems to be anticipated and limited to an amount determined by the board of directors to be reasonable under the circumstances; and
         o a provision authorizing us to retroactively indemnify an office holder.

     Required Approvals

            In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

         We have obtained directors and officers liability insurance.

Board Committees

            Our compensation committee consists and consisted of Messrs. Eisenberg and Smith.  The compensation committee makes recommendations to the board of directors regarding the various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for employees.

            Our audit committee consists of Messrs. Connaughton, Semler and Smith.  The audit committee makes recommendations to the board of directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our control functions.  The audit committee also determines the compensation for members of the board of directors who are employees of the company.

Compensation of Directors

         Members of our board of directors who are not executive officers do not currently receive any cash compensation for serving on the board of directors or any committee of the board.  Our directors, however, are reimbursed for the expenses they incur in attending meetings of the board or board committees.

           Under the Israeli Companies Law, the board of directors must approve all compensation arrangements of office holders who are not directors.  Directors' compensation arrangements also require audit committee approval before board approval and subsequent shareholder approval.  In December 1999, we issued options to purchase
45,000 ordinary shares to Christopher Saridakis.  These options have an exercise price of $1.00 per share, vest over a three year period and expire in December 2009.

                                                       49

Compensation Committee Interlocks and Insider Participation

         No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Executive Compensation

            The following table sets forth information for the fiscal year ended December 31, 1999 concerning the compensation we paid to our Chief Executive Officer and four highest paid executive officers.

                                               Summary Compensation Table

                                                      Annual Compensation                 Long-Term Compensation
                                             ---------------------------------------   ---------------------------
                                                                                        Securities
                                                                        Other Annual    Underlying      All Other
Name and Principal Position                  Salary          Bonus      Compensation      Options     Compensation
---------------------------                  ------          -----      ------------   -------------  ------------
Daniel T. Ciporin....................        $190,750       $100,000    $         --     1,621,510    $        --
   President and Chief Executive Officer
Nahum Sharfman, Ph.D.................         132,445             --          41,987(3)         --             --
   Chairman and Co-Founder
Ignacio Fanlo........................          69,375         26,458              --       650,000             --
   Chief Operating and Financial
   Officer(1)
Amir Ashkenazi.......................         128,024             --          48,782(4)         --         38,968(5)
   Chief Technology Officer and
   Co-Founder
Lance Podell.........................          83,750         30,000              --       400,000             --
   Chief Marketing Officer(2)

------------------
(1) Mr. Fanlo started employment with us in August 1999.
(2) Mr. Podell started employment with us in June 1999.
(3) Amount represents a car allowance and contributions to executive benefits plan.
(4) Amount represents reimbursed housing and car allowances and contributions to executive benefits plan.
(5) Amount represents reimbursed relocation expenses.

Option Information

     Option Grants in Last Fiscal Year

            The following table contains information concerning the stock option grants made to each of our Chief
Executive Officer and our other four highest paid executive officers in 1999.  Unless otherwise noted, 25% of each stock option grant vests on the first anniversary of the grant date and the remaining balance vests in equal monthly installments over the next 36 months and has a term of ten years.  The per share exercise price of all options granted to our Chief Executive Officer and our other four highest paid executive officers represents the fair market value of our ordinary shares on the grant date.

         Amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Share Price Appreciation for Option Term" represent hypothetical gains that could be achieved for the options if exercised at the end of the option term.  These gains are based on assumed rates of stock appreciation of 5%
and 10% compounded annually from the date the options were granted to their expiration date.  Actual gains, if any, on share option exercises will depend on the future performance of the ordinary shares and the date on which the options are exercised.  No gain to the optionees is possible without an appreciation in share price, which will benefit all shareholders commensurately.

                                                       50

                                  Number of      % of Total                                 Annual Rates of Share
                                 Securities       Options                                   Price Appreciation for
                                 Underlying      Granted to     Exercise                         Option Term
                                   Options       Employees       Price       Expiration    -----------------------
                                   Granted       in 1999(1)    Per Share        Date           5%           10%
                                 ----------      ----------    ---------     ----------    --------       --------
Daniel T. Ciporin..........     1,521,510(2)(3)     36.8%         $0.06        1/8/09       $60,860       $152,151
                                  100,000(3)         2.4           0.75      11/30/09        47,000        120,000
Nahum Sharfman, Ph.D.......            --             --             --            --            --             --
Ignacio Fanlo..............       500,000(3)(4)     12.1           0.26       8/15/09        80,000        205,000
                                  150,000(3)         3.6           0.75      11/30/09        70,500        180,000
Amir Ashkenazi.............            --             --             --            --            --             --
Lance Podell...............       300,000(5)         7.3           0.26       6/15/09        48,000        123,000
                                   50,000(5)         1.2           0.50       11/2/09        15,500         40,000
                                   50,000(5)         1.2           0.50      11/18/09        15,500         40,000

------------------
(1) Based on a total of 4,133,167 options granted under our stock option plan.
(2) Under the terms of his option grant, Mr. Ciporin is entitled to a special one-time vesting of 190,188 options upon the later of January 8, 2000 or the effective date of our initial public offering.  Thereafter, any remaining unvested options vest at a rate of 31,698 per month.
(3) 100% of these options will vest immediately upon a change of control or if we are merged into another company.
(4)      Under the terms of his option grant, Mr. Fanlo is entitled to a special one-time vesting of 62,502 options upon the later of August 15, 2000 or the effective date of our initial public offering.  Thereafter, any remaining unvested options vest at a rate of 10,417 per month.
(5) 50% of these options will vest immediately upon a change of control or if we are merged into another company.

     Year-End Option Values

           No options were exercised by the executive officers during the fiscal year ended December 31, 1999.  The following table provides information concerning options granted by us as of December 31, 1999, with respect to our Chief Executive Officer and our other four highest paid executive officers.

                                               Option Grants in 1999

                                         Number of Securities Underlying
                                           Unexercised Options Held at          Value of Unexercised In-the-Money
                                                December 31, 1999              Options Held at December 31, 1999(1)
                                         --------------------------------      ------------------------------------
Name                                     Exercisable        Unexercisable        Exercisable        Unexercisable
----                                     -----------        -------------        -----------        -------------
Daniel T. Ciporin...............             --                 1,621,510            --                $1,455,219
Nahum Sharfman, Ph.D............             --                        --            --                        --
Ignacio Fanlo...................             --                   650,000            --                   407,500
Amir Ashkenazi..................             --                        --            --                        --
Lance Podell....................             --                   400,000            --                   272,000

------------------
(1) Based on the fair market value of our ordinary shares as determined by our board of directors at the end of
    1999 of $1.00 per share, less the exercise price payable for the shares.

     Option Plan

         We currently maintain a stock option plan for the benefit of our employees, directors and consultants.
The purpose of our option plan is to afford an incentive to employees, directors and consultants of DealTime and our subsidiaries to acquire a proprietary interest in our share capital, to continue as officers, directors, employees and consultants, to increase their efforts on behalf of us and to promote the success of our business.

            Pursuant to our stock option plan, we have reserved 8,000,000 ordinary shares for issuance.  Options to purchase 5,632,082 ordinary shares are outstanding under our option plan as of September 30, 2000, and 1,543,668 additional ordinary shares are available for grants of additional options.  The average exercise price of options outstanding under our stock option plan is $1.59.

                                                       51

         Our stock option plan is administered by the compensation committee of our board of directors, or by our board of directors if we cease to have a compensation committee.  The exercise price of incentive stock options is determined by our board of directors but may not be less than the fair market value of the ordinary shares.
The vesting schedule of the options is also determined by our board of directors, but generally the options vest over a four-year period.  Each option granted under the option plan is exercisable until ten years after the date of grant.

Employment Agreements

            We have entered into employment agreements with Mr. Ciporin and Mr. Fanlo.  These agreements include provisions relating to the assignment of intellectual property rights to us, non-competition and confidentiality.  The agreements with Messrs. Ciporin and Fanlo provide for payment of 50% of the annual salary and bonuses:

                  (i) upon termination without cause or resignation for good reason under specified conditions
         and

                  (ii) upon termination without cause prior to the end of a 120-day period after our initial public offering of securities.

            We also have entered into an employment agreement with Mr. Podell, which provides for payment of 25% of his total compensation upon termination without cause or for good reason.

                                            RELATED PARTY TRANSACTIONS

            In connection with our employment agreement with Daniel T. Ciporin, our President and Chief Executive
Officer, we loaned $100,000 to Mr. Ciporin on January 8, 1999.  This loan bears interest at a rate of 7% per annum and is due upon the sooner of December 31, 2001 and the termination of Mr. Ciporin's employment.  However, pursuant to the terms of the employment agreement, we forgave repayment of this loan as of March 31, 2000.

            We have granted registration rights to holders of preferred shares outstanding prior to consummation of this offering and to our co-founders, Nahum Sharfman and Amir Ashkenazi.  See the "Description of Ordinary
Shares-- Registration Rights" section for additional details.

            In the period prior to the acquisition of DealPilot.com AG in June 2000, DealPilot.com AG, and following the acquisition, the Company, has engaged in related party transactions with Bertelsmann AG and certain of its subsidiaries in the ordinary course of business.  For a detailed discussion on the related party transactions between DealPilot.com AG and Bertelsmann AG prior to the acquisition, see Note 3 to DealPilot.com AG Financial
Statements.

            Since the acquisition of DealPilot.com AG in June 2000, DealTime and its subsidiaries have entered into a number of transactions with Bertelsmann AG, its subsidiaries and affiliates.  In September 2000, we entered into an agreement with IP Deutschland GmbH, a division of CLT-UFA International, an affiliate of Bertelsmann AG, pursuant to which we purchased media inventory from RTL Group.  As of December 1, 2000, we have recorded a provision of approximately $675,000 for the media inventory purchased under the agreement.

           In September 2000, we entered into marketing agreements with Lycos, an affiliate of Bertelsmann AG, for online advertising placements on the Lycos network in the United Kingdom and Germany.  In connection therewith, we recorded an expense of approximately $90,000.

                                                       52

                                             PRINCIPAL SHAREHOLDERS

            The  following  table sets  forth  information  known to us  regarding  the  beneficial  ownership,  as of
December 1, 2000, of our share capital for:
         (a)      each  person  or  group  who  beneficially  owns  more  than  5% of  our  ordinary  shares  on an as-converted basis,
         (b)      each of our directors and executive officers and
         (c)      all of our directors and executive officers as a group.

            The address of each named holder, director and executive officer is c/o DealTime.com Ltd., 1 Zoran
Street, Netanya, Israel.  We base the number of shares to be owned after the offering upon expressions of interest received from our existing shareholders that may change prior to the closing of this offering.

                                                                                      Ordinary and Ordinary-
                                                 Ordinary Shares Beneficially    Equivalent Shares Beneficially
                                                  Owned Prior to the Offering        Owned After the Offering
                                                 ----------------------------    ------------------------------
Name                                                Number        Percent(1)         Number          Percent
----                                                ------        ----------         ------          -------
Bertelsmann DealTime Holding B.V. (8).....           6,699,621          16.48%                              %
Odeon Capital Partners L.P. (7)...........           4,050,660          11.93
Israel Seed II L.P. (5)...................           3,600,391          10.61
Nomura International plc..................           3,558,989          10.48
Israel Infinity Venture Capital Partners
L.P. (10).................................           1,876,771           5.53
WaterView Partners L.P. (6)...............           1,790,264           5.27
Bain Capital Integral Investors, LLC (4)..           1,730,104           5.10
Daniel T. Ciporin (9).....................             821,619           2.39
Nahum Sharfman............................           2,707,970           7.98
Ignacio Fanlo (11)........................             262,500              *
Amir Ashkenazi............................           2,232,720           6.58
David Epstein.............................               8,651              *
Ezra Katzen(3)............................              64,246              *
Aviv Laufer (2)...........................              66,875              *
Lance Podell (2)..........................             150,000              *
Jason Schwartz............................                   -              -
John P. Connaughton(4)....................           1,730,104           5.10
Klaus Eierhoff (8)........................           6,699,621          16.48
Michael Eisenberg(5)......................           3,600,391          10.61
Christopher Saridakis(2)..................              45,000         *
Eric Semler(6)............................           1,790,264           5.27
Matthew A. Smith(7).......................           4,072,090          12.00
All executive officers and directors as a
group (15 persons)........................          24,252,051          71.45

------------------
* Represents beneficial ownership of less than 1% of the outstanding ordinary shares.
   (1)  Applicable percentage ownership in the following table is based on 33,944,243 ordinary-equivalent shares outstanding immediately prior to the consummation of this offering.  Beneficial ownership of ordinary shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes any ordinary shares over which a person exercises sole or shared voting or investment power, or as to which a person has the right to acquire ownership at any time within 60 days after the date of determination.
     Shares that a person or group has the right to acquire within 60 days after the date of this Prospectus pursuant to the exercise of options, warrants or other convertible securities are deemed to be outstanding for the purpose of computing the percentage ownership of that person or group but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group listed in this table.
     Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to all ordinary shares held by them.
(2)  This number represents options to purchase ordinary shares.
(3)  Mr. Katzen beneficially owns 64,246 shares through M.L. Trust Company Ltd.
   (4)  Bain Capital Integral Investors, LLC ("Integral Investors") holds 1,730,104 shares of Series D Preferred
     Stock of the Company.  The Administrative Members of Integral Investors is Bain Capital Fund VI, L.P., whose sole general partner is Bain Capital Partners VI, L.P., whose sole general partner is Bain Capital
     Investors VI, Inc. ("BC I VI"), a Delaware corporation wholly owned by W. Mitt Romney.  John Connaughton is an officer of BCI VI, but disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

                                                       53

   (5)  Mr. Eisenberg is affiliated with Israel Seed II L.P.  Therefore, he may be deemed to share voting power with respect to the shares owned by Israel Seed II L.P.  Mr. Eisenberg expressly disclaims beneficial ownership of the shares owned by Israel Seed II L.P.
   (6)  Mr. Semler is affiliated with WaterView Partners, L.P.  Therefore, he may be deemed to share voting power with respect to the 1,790,264 shares owned by WaterView Partners, L.P., including 74,334 shares which have been transferred to its affiliate D&DF Waterview Partners LP.  Mr. Semler expressly disclaims beneficial ownership of the shares owned by WaterView Partners L.P. and its affiliates.
   (7)  Mr. Smith owns 21,430 shares directly.  Mr. Smith is affiliated with Odeon Capital Partners L.P.  Therefore, he may be deemed to share voting power with respect to the 4,050,660 shares owned by Odeon Capital Partners
     L.P., including 887,094 shares which have been transferred to its affiliate Odeon Capital Foreign Partners
     Ltd.  Mr. Smith expressly disclaims beneficial ownership of the shares owned by Odeon Capital Partners L.P.
     and its affiliates.
   (8)  As of January 1, 2001, Bertelsmann DealTime Holding B.V. ("Bertelsmann"), an affiliate of Bertelsmann AG, will beneficially own 6,669,621 of our ordinary shares of the Company.  Mr. Eierhoff is affiliated with
     Bertelsmann.  Mr. Eierhoff expressly disclaims beneficial ownership of the shares owned by Bertelsmann.
   (9)  Daniel T. Ciporin owns 443,774 shares directly.  The remaining 377,845 shares represent options to purchase our ordinary shares.
   (10) This number consists of 1,876,771 shares held by Israel Infinity Venture Capital Fund (Delaware) LP, 969,786
     shares; Israel Infinity Venture Capital Fund (Israel) LP, 577,982 shares; Israel Infinity Venture Capital
     Fund (Cayman II) LP, 221,855 shares; Israel Infinity Venture Capital Fund (Cayman I) LP, 107,148 shares.
     Israeli Infinity Venture Capital Partners L.P. is the general partner of each of these entities.
   (11) Mr. Fanlo owns 231,250 shares directly.  An additional 25,000 shares are held by the Ignacio J. Fanlo 2000
     GRAT, of which certain of Mr. Fanlo's family members are beneficiaries.  Colette Minnock, Mr. Fanlo's wife, is the trustee of the Ignacio J. Fanlo 2000 GRAT.  The remaining 6,250 shares represent options to purchase our ordinary shares.

                                                       54

                                           DESCRIPTION OF ORDINARY SHARES

            Prior to consummation of this offering, our authorized share capital consisted of 68,104,770 ordinary shares, 4,738,080 Series A convertible preferred shares, 4,457,150 Series B convertible preferred shares,
12,500,000 Series C convertible preferred shares and 10,200,000 Series D convertible preferred shares, all of which have a par value of New Israeli Shekels 0.01 per share.

            We are currently subject to the provisions of the Israeli Companies Law which became effective on
February 1, 2000.

         All of our issued and outstanding shares are, and the ordinary shares when issued and paid for will be, duly authorized and validly issued, fully paid and non-assessable.  Neither our articles of association, nor the laws of the State of Israel, restrict in any way the ownership or voting of ordinary shares by non-residents of
Israel, except with respect to citizens of countries which are in a state of war with Israel.

            The Series A convertible preferred shares, Series B convertible preferred shares, Series C convertible preferred shares and Series D convertible preferred shares will automatically convert into ordinary shares upon the consummation of this offering.

Transfer of Shares

            Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to our articles of association unless the transfer is restricted or prohibited by another instrument.

Election of Directors

            Our ordinary shares do not have cumulative voting rights in the election of directors.  As a result, the holders of a majority of the voting power represented at a shareholders' meeting have the power to elect all directors whose positions are up for election at such meeting.

Dividend and Liquidation Rights

            We may declare a dividend to be paid to the holders of ordinary shares according to their rights and interests in our profits.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their respective holdings.  This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.  The board of directors may declare interim dividends and propose the final dividend with respect to any fiscal year only out of our profits as defined under the Israeli Companies Law.  However, declaration of a final dividend requires approval by an ordinary shareholders' resolution, which may decrease but not increase the amount proposed by the board of directors.

Voting, Shareholder Meetings and Resolutions

            Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders.  This right may be affected if shares with special or preferential voting rights are authorized in the future.  The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 33.3% of the issued share capital.  A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or any time and place as the directors designate in a notice to the shareholders.  At the reconvened meeting the required quorum consists of any two members present in person or by proxy who hold or represent between them at least:

         (a)      5% of the issued share capital and 1% of the voting power or

         (b)      5% of the voting power.

                                                       55

            Shareholder resolutions, including resolutions for the election of directors, the declaration of dividends, the appointment of auditors or the approval of transactions with office holders, will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting on the resolution.

            Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his power in the company, including among other things when voting at the general meeting of shareholders on the following matters:

         o any amendment to the articles of association;
         o an increase of the authorized share capital of the company;
         o a merger; or
         o approval of some of the acts and transactions which require shareholder approval.

           In addition, a shareholder has the general duty to refrain from depriving other shareholders of their rights.  Furthermore, any controlling shareholder, any shareholder who knows that he possesses the power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the articles of association, has the power to appoint an office holder is under a duty to act in fairness towards the company.  The Israeli
Companies Law does not describe the substance of this duty.

         The chairman of the board of directors presides at each of our general meetings.  The chairman of the board of directors is not entitled to vote at a general meeting, except that if he is a shareholder he may cast his votes in the same manner as any other shareholder.

   Notices

            Pursuant to the Israeli Companies Law and our articles of association, all meetings of our shareholders require prior notice of at least 21 days.

Modification of Class Rights

            Our articles of association provide that the rights attached to any class of shares, such as voting rights and rights to dividends, may be modified or abrogated by effecting the necessary amendment to the articles of association, provided that the affected shareholders approve the change by a class meeting in which a majority of the voting power of the class represented at the meeting and voting on the matter approve the change.

Registration Rights

            We have agreed to cause a registration statement to be filed with the SEC upon the demand of the holders of 20% of the preferred shares outstanding prior to this offering made on or after the 120th day following the effective date of this offering.  We are obligated to use our best efforts to cause this registration statement to become effective within 61 days of that demand and, if effected in connection with an underwritten public offering, to keep it effective until the distribution of shares in that offering is complete, or for 180 days if effected otherwise.  We have the right, exercisable by the 31st day after that demand, to nullify it in order to file a registration statement for an offering of our equity securities for our own account.

            We can also be obligated to effect two other demand registrations.  The second and third demands will not be effective, however, unless the holders of at least 10% of the ordinary shares issued upon conversion of the Series D convertible preferred shares, other than those holders who also held Series A convertible preferred shares, Series B convertible preferred shares or Series C convertible preferred shares, join in the request.  The second and third demands will not be effective if we have filed a registration statement for an offering of our equity securities for our own account within the preceding 180 days, or for the account of others within the preceding 90 days.

                                                       56

         Holders of ordinary shares issued upon conversion of our preferred shares will also be entitled, during any 12-month period, to two shelf registrations once we become eligible to use Form S-3 under the Securities Act of 1933, so long as the aggregate net proceeds from the sale of the ordinary shares to be included in the registration is at least $5 million.

            If all demand registrations have been utilized and the holders of at least 75% of the unregistered ordinary shares issued upon conversion of:

         (a)      our Series A convertible preferred shares and Series B convertible preferred shares,

         (b)      our Series C convertible preferred shares or

         (c)      our Series D convertible preferred shares have not participated in any of the demand registrations, then these groups of holders will each be entitled to an additional shelf registration provided that we are eligible to use Form S-3.

            In addition, we have agreed to cause a registration statement to be filed with the SEC upon the demand of the holder of the ordinary shares issuable upon conversion of the outstanding convertible note payable in the principal amount of $59.5 million at any time following 150 days of the effective date of this offering if:

         (a)      we have not filed any registration statement for the registration of our equity securities for our own account or not for our own account within the preceding 180 days; and

         (b)      we are not obligated at that time to file a registration statement with the SEC pursuant to a demand by the holders of preferred shares outstanding prior to this offering.

           We are obligated to use our best efforts to cause this registration statement to become effective within
91 days of that demand and, if effected in connection with an underwritten public offering, to keep it effective until the distribution of shares in that offering is complete, or for 150 days if effected otherwise.  We have the right, exercisable by the 31st day after that demand, to nullify it in order to file a registration statement for an offering of equity securities for our own account.

            We can be obligated to effect one other registration pursuant to a demand by the holder of the ordinary shares issuable upon conversion of the convertible note.  However, this demand will not be effective if:

         (a) we have filed any registration statement for the registration of our equity securities for our own account or not for our own account within the preceding 180 days or,

         (b) we are obligated at that time to file a registration statement with the SEC pursuant to a demand by the holders of preferred shares outstanding prior to this offering.

            Holders of ordinary shares issuable upon conversion of the convertible note will also be entitled, during any 12-month period,  to one shelf registration once we become eligible to use Form S-3, so long as the aggregate new proceeds from the sale of the ordinary shares to be included in the registration is at least $5 million.

         In addition, our co-founders, Nahum Sharfman and Amir Ashkenazi, have the right to require us to register their ordinary shares after we have effected at least two registrations on behalf of holders of ordinary shares issued upon conversion of our preferred shares.

         These registration rights will terminate three years after the consummation of this offering.

            Holders of ordinary shares issued upon the conversion of our preferred shares and upon conversion of the convertible note, as well as our founders, all possess piggyback registration rights.

Mergers and Acquisitions Under Israeli Law

            The Israeli Companies Law requires that each company that is party to a merger approve the transaction by the vote of its board of directors.  The law also requires approval by the majority of each of the merging companies' outstanding shares which are present and voting on the proposed merger, excluding shares held by the other merging

                                                       57

   company or any person holding at least 25% of the other merging company, at a shareholders' meeting called on at least 21 days' prior notice.  The Israeli Companies Law does not require court approval of a merger other than in specified situations.  However, upon the request of a creditor of either merging company to a proposed merger, the court may delay or prevent the merger if it believes that a reasonable concern exists that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger.  In addition, a merger may not be completed unless at least 70 days have passed from the time that the requisite proposals for approval of the merger have been filed with the Israeli Registrar of Companies.

            The Israeli Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company.  This rule does not apply if there is already another 25% shareholder of the company.  Similarly, the
Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company, unless there is a 50% shareholder of the company.  These rules do not apply if the acquisition is made by way of a merger.  Regulations promulgated under the Israeli Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, there is either a limitation on acquisition of any level of control of the company, or the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.
However, under the Israeli Companies Law, if following any acquisition of shares, the acquirer holds 90% or more of the company's shares or of a class of shares, the acquisition must be made by means of a tender offer for all of the target company's shares or all the shares of the class, as applicable.  An acquirer who wishes to eliminate all minority shareholders must acquire 95% of all shares not held by or for the benefit of the acquirer prior to the acquisition.  If, however, the tender offer to acquire 95% of all shares is not successful, the acquirer may not acquire shares tendered if by doing so the acquirer would own more than 90% of the shares of the target company.

            Finally, Israeli tax law treats some acquisitions, such as a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law.

Listing

            We have requested to have our ordinary shares quoted on the Nasdaq National Market under the symbol
"DEAL."

Transfer Agent and Registrar

            The transfer agent and registrar for our ordinary shares will be American Stock Transfer and Trust
Company.  Its address is 40 Wall Street, New York, New York 10005, and its telephone number at this location is
(212) 936-5100.

                                                       58

                                          SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares.  Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of ordinary shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

            Upon completion of this offering, we will have outstanding an aggregate of ordinary shares, assuming no exercise of the underwriters' over-allotment option.  Of these shares:

         (a)      all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates," as that term is defined in Rule 144 of the Securities Act, and

         (b)      all of the shares outstanding prior to this offering will be "restricted securities," as that term is defined in Rule 144 of the Securities Act, which may only be sold in the public market if registered under the Securities Act or in accordance with an exemption from the registration requirements of the Securities
Act or an exemption from registration under Rule 144 or Rule 701 of the Securities Act, which rules are summarized below.

         The restricted securities will be available for sale in the public market, subject to the volume limitations and other conditions of Rule 144, immediately upon the expiration of the 180-day lock-up period.

         The following table indicates approximately when the ordinary shares that are not being sold in this offering, but which will be outstanding at the time this offering is complete, will be eligible for sale into the public market.

                            Eligibility of Restricted Shares for Sale in Public Market

90 days after the date of this prospectus...................
180 days after the date of this prospectus..................

   Lock-Up Agreements

            All of our officers and directors have signed lock-up agreements under which they agreed not to transfer, dispose of or hedge any shares of ordinary shares or any securities convertible into or exchangeable for shares of ordinary shares for a period of 180 days from the date of this prospectus.  Transfers or dispositions can be made sooner with the prior written consent of Robertson Stephens, Inc.  For additional information, see the "Underwriting" section below.

Rule 144 of the Securities Act

            In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of ordinary shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

          o 1% of the number of shares of ordinary shares then outstanding, which will equal approximately shares immediately after this offering; or
          o the average weekly trading volume of the ordinary shares on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

            Sales under Rule 144 of the Securities Act are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                                       59

Rule 701 of the Securities Act

            In general, under Rule 701 of the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares of our ordinary shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of this offering is entitled to resell these shares 90 days after the effective date of this offering in reliance on Rule 144 of the Securities Act, without having to comply with some of the restrictions, including the holding period, contained in Rule 144 of the Securities Act.

            The Securities and Exchange Commission has indicated that Rule 701 of the Securities Act will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Securities
Exchange Act of 1934, along with the shares acquired upon exercise of these options, including exercises after the date of this prospectus.  Securities issued in reliance on Rule 701 of the Securities Act are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule
144 of the Securities Act and by affiliates under Rule 144 of the Securities Act without compliance with its one year minimum holding period requirement.

Share Options

            We intend to file a registration statement on Form S-8 under the Securities Act covering shares of our ordinary shares reserved for issuance under our 1999 omnibus stock option plan & restricted stock incentive plan.  The registration statement on Form S-8 will become effective automatically upon filing.  As of
September 30, 2000, options to purchase 5,632,082 ordinary shares were issued and outstanding and an additional
1,543,668 ordinary shares were available for grant.

                                                       60

                                  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

            The following discussion is a summary of the material United States federal income tax consequences to a purchaser of our ordinary shares in the offering that is a U.S. holder.  For purposes of the summary, a "U.S.
holder" is:

           o a citizen or resident of the United States;
           o a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state;
           o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
           o a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a domestic trust for United States federal income tax purposes.

            The summary is for general information purposes only and is not intended as tax advice to any particular holder.  It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a person's decision to purchase our ordinary shares.  The summary considers only U.S. holders that will own ordinary shares as capital assets.  The United States federal income and withholding tax consequences to
non-U.S. holders are also discussed below.

            The summary is based on current provisions of the Internal Revenue Code of 1986, as amended, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis.  It does not address all aspects of
United States federal income taxation that may be relevant to any particular U.S. holder based on that holder's individual circumstances.

            In addition, this discussion does not address the U.S. federal income tax consequences to U.S. holders that are subject to special treatment, including taxpayers who:

          o are broker-dealers or insurance companies;
          o have elected mark-to-market accounting;
          o are tax-exempt organizations;
          o are financial institutions or "financial services entities";
          o hold ordinary shares as a part of a "straddle," "hedge" or "conversion" transaction with other investments;
          o are individual retirement or other tax-deferred accounts;
          o are subject to the alternative minimum tax;
          o own directly, indirectly or by attribution at least 10% of our voting power; and
          o do not use the U.S. Dollar as their functional currency.

                                                       61

         The summary does not address any aspect of United States federal gift or estate tax, or state, local or non-United States tax laws.  Additionally, the summary does not consider the tax treatment of persons who hold ordinary shares through a partnership or other pass-through entity.

            Each prospective investor is therefore urged to consult his own tax advisor with respect to the specific tax consequences to him of purchasing, holding or disposing of our ordinary shares.

Taxation of Ordinary Shares

            Taxation of Dividends Paid on Ordinary Shares.  We have never paid dividends and we currently do not intend to pay dividends in the future.  In the event that we were to pay a dividend and subject to the discussion of the passive foreign investment company rules below, a U.S. holder would be required to include in gross income as ordinary income the amount of any distribution paid on ordinary shares, including any Israeli taxes withheld from the amount paid, on the date of the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes.
Distributions in excess of these earnings and profits will be applied against and will reduce the U.S. holder's adjusted tax basis in the ordinary shares and, to the extent in excess of the basis, will be treated as capital gain.  U.S. corporate holders will not be allowed a deduction for dividends received in respect of distributions on ordinary shares.

            If a dividend distribution is paid in New Israeli Shekels, the amount includible in the income of a U.S.
holder will be the U.S. Dollar value, on the date of receipt, of the New Israeli Shekel amount distributed, regardless of whether the payment is actually converted into U.S. Dollars at that time.  A U.S. holder who receives New Israeli Shekels and converts the New Israeli Shekels into U.S. Dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the New Israeli
Shekel against the U.S. Dollar.  U.S. holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

            U.S. holders will generally have the option of claiming the amount of any Israeli income taxes withheld at the source either as a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to specified conditions and limitations.  Individuals who do not claim itemized deductions but instead utilize the standard deduction, may not claim a deduction for the amount of the Israeli income taxes withheld, but these individuals generally may still claim a credit against their U.S. federal income tax liability.  The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each holder.  The total amount of allowable foreign tax credits in any year cannot exceed the pre-credit U.S. federal income tax liability for the year attributable to the U.S. holder's foreign source taxable income.  A U.S. holder will be denied a foreign tax credit with respect to Israeli income tax withheld from dividends received on the ordinary shares to the extent that holder has not held the ordinary shares for at least 16 days of the 30-day period beginning on the date which is 15 days before the ex-dividend date or to the extent that the holder is under an obligation to make related payments with respect to substantially similar or related property.  Instead a deduction may be allowed.  Any days during which a U.S. holder has substantially diminished his risk of loss on the ordinary shares are not counted toward meeting the 16-day holding period.  A dividend distribution included in ordinary income will be treated as foreign source income and will generally be classified as "passive income"
for U.S. foreign tax credit purposes.  The rules relating to the determination of the foreign tax credit are complex and prospective investors should consult their own tax advisors with respect thereto.

            Taxation of the Disposition of Ordinary Shares.  Subject to the discussion of the passive foreign investment company rules below, upon the sale, exchange or other disposition of ordinary shares, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the U.S. holder's adjusted tax basis in the ordinary shares, which is usually the cost of the shares as adjusted, and the amount realized on the disposition.  Capital gain from the sale, exchange or other disposition of ordinary shares held more than one year is long-term capital gain and is eligible for a maximum 20% rate of taxation for noncorporate taxpayers.
Gain or loss recognized by a U.S. holder on a sale, exchange or other disposition of ordinary shares generally will be treated as foreign, rather than United States, source income or loss under article 4(6) of the United
States-Israel Treaty if the gain is taxable in Israel under the treaty.  However, a loss of this type generally will be treated as a foreign source loss to the extent that dividends were received by the U.S. holder within the
24-month period preceding the date on which the loss was recognized.  The deductibility of a capital loss recognized on the sale, exchange or other disposition of ordinary shares is subject to limitations.  A U.S.
holder who receives New Israeli Shekels upon the disposition of ordinary shares and converts the New Israeli
Shekels into U.S. Dollars subsequent to receipt will have foreign exchange gain or loss based on any

                                                       62

   appreciation or depreciation in the value of the New Israeli Shekel against the U.S. Dollar.  U.S. holders should consult their own tax advisors regarding the treatment of a foreign currency gain or loss.

Tax Consequences If We Are a Passive Foreign Investment Company

            We will be deemed to be a passive foreign investment company if, in general, 75% or more of our gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25% or more of the shares by value, is passive income.  Alternatively, we will be considered to be a passive foreign investment company if, in general, 50% or more of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including the pro rata share of the assets of any company in which we are considered to own 25% or more of the shares by value, are held for the production of, or produce, passive income.  Passive income includes amounts derived by reason of the temporary investment of funds raised in this offering.  If we were deemed to be a passive foreign investment company, and a U.S. holder did not make an election to treat us as a "qualified electing fund" and no mark-to-market election were made, each as described below, then:

         o Excess distributions by us to a U.S. holder would be taxed in a special way.  "Excess distributions" are amounts received by a U.S. holder with respect to our shares in any taxable year that exceed 125%
           of the average distributions received by the U.S. holder from us in the shorter of either the three previous years or that holder's holding period of the ordinary shares before the present taxable year.  Excess distributions must be allocated ratably to each day that a U.S. holder has held our shares.  A U.S. holder must include amounts allocated to the current taxable year and to any passive foreign investment company years in gross income as ordinary income for that year.  A U.S.
           holder must pay tax on amounts allocated to each prior taxable passive foreign investment company year at the highest rate in effect for that year on ordinary income and the tax is subject to an interest charge at the rate applicable to deficiencies for income tax.
         o The entire amount of gain that is realized by a U.S. holder upon the sale or other disposition of ordinary shares, including in some circumstances any disposition that would otherwise be tax-free, will also be considered an excess distribution and will be subject to tax as described above.
         o A U.S. holder's tax basis in shares that were acquired from a decedent will not receive a step-up to fair market value as of the date of the decedent's death, but instead will be equal to the decedent's adjusted tax basis, if lower.

            A U.S. holder of a passive foreign investment company can avoid many of the special passive foreign investment company tax rules if the holder makes an election to treat us as a "qualified electing fund" for the first taxable year that we are a passive foreign investment company in which that holder owns ordinary shares and if we comply with reporting requirements.  A shareholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income and a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, whether or not these amounts were distributed, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge.  We have agreed to supply U.S. holders with the information needed to report income and gain pursuant to this election in the event that we are classified as a passive foreign investment company.  The election is made on a shareholder-by-shareholder basis and may be revoked only with the consent of the Internal Revenue Service.  A shareholder makes the election by attaching a completed IRS
Form 8621, including the passive foreign investment company annual information statement, to a timely filed U.S.
federal income tax return and by filing the form with the IRS Service Center in Philadelphia, Pennsylvania.  Even
if an election is not made, a shareholder in a passive foreign investment company who is a U.S. holder must file a completed IRS Form 8621 every year.

            Alternatively, if we were a passive foreign investment company, a U.S. holder of ordinary shares may elect to mark the shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the passive foreign investment company shares and the U.S. holder's adjusted tax basis in the passive foreign investment company shares.  Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S.
holder under the election for prior taxable years.  If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.  A mark-to-market election is subject to complex and specific rules and requirements.

                                                       63

            We believe that we were not a passive foreign investment company for 1999 and, based on our current business plans, we do not expect to become a passive foreign investment company in the foreseeable future.  The tests for determining passive foreign investment company status, however, are applied annually and it is difficult to make accurate predictions of future income, assets and activities which are relevant to this determination.  Accordingly, we cannot be sure that we will not be deemed to be a passive foreign investment company .  A U.S. holder who holds ordinary shares during a period in which we are a passive foreign investment company will be subject to the passive foreign investment company rules, even if we cease to be a passive foreign investment company.  If we were determined to be a passive foreign investment company with respect to a year in which we had not thought that we would be so treated, we would not have provided the information to enable U.S.
holders to make a qualifying fund election.

            U.S. holders are strongly urged to consult their own tax advisors regarding the passive foreign investment company rules and the advisability of making a qualifying electing fund election or a mark-to-market election in the event we are classified as a passive foreign investment company.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

            A non-U.S. holder of ordinary shares will generally not be subject to U.S. federal income or withholding tax, other than backup withholding, on the payment of dividends on, and the proceeds from the disposition of, ordinary shares, unless:

         o the item is effectively connected with the conduct by the non-U.S. holder of a trade or business in the
           United States and, in the case of a resident of a country which has a treaty with the United
           States, the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the United States;
         o the non-U.S. holder is an individual who holds the ordinary shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and does not qualify for an exemption; or
         o the non-U.S. holder is subject to tax pursuant to the provisions of United States tax laws applicable to
           U.S. expatriates.

Information Reporting and Backup Withholding

         U.S. holders generally are subject to information reporting requirements with respect to dividends paid in the United States on ordinary shares.  Treasury regulations effective January 1, 2001 would impose back-up withholding at a rate of 31% on our dividends that are paid in the United States unless the U.S. holder provides an IRS Form W-9 or otherwise establishes an exemption.  U.S. holders are subject to information reporting and back-up withholding at a rate of 31% on proceeds from the disposition of ordinary shares unless the U.S. holder provides an IRS form W-9 or otherwise establishes an exemption.

            A non-U.S. holder may be subject to backup withholding at a rate of 31% on dividends and proceeds from the disposition of ordinary shares unless the non-U.S. holder provides a taxpayer identification number, certifies to the holder's foreign status or otherwise establishes an exemption.

         The amount of any back-up withholding will be allowed as a credit against U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

                                                       64

                                     ISRAELI TAXATION AND INVESTMENT PROGRAMS

            The following is a summary of the principal tax laws applicable to companies in Israel, with reference to the effect of these laws on DealTime, and Israeli government programs benefiting us or which may benefit us.
As discussed below, our ability to benefit from these laws and programs is often subject to compliance conditions and time limitations.  Therefore we cannot assure you that these benefits will be available to us, if at all.
This section also contains a discussion of Israeli tax consequences to persons acquiring shares in this offering.  This summary does not discuss all acts of Israeli tax law that may be relevant to you in light of your personal investment circumstances or to some types of investors subject to special treatment under Israeli law, such as businesses in Israel or persons who own, directly or indirectly, 10% or more of our outstanding voting share capital.  To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, the views expressed in this discussion may not be accepted by the tax authorities.  The discussion should not be construed as legal or professional tax advice and is not exhaustive of all possible tax considerations.

         You are urged to consult your tax advisor as to the Israeli or other tax consequences of the purchase, ownership and disposition of shares in this offering, as well as the effect of any federal, state or local taxes in other relevant countries.

General Corporate Tax Structure

            The general corporate tax rate in Israel is currently 36%.  However, the effective tax rate payable by a company that derives income from an Approved Enterprise may be considerably less.  For additional information, see the "-- Law for the Encouragement of Capital Investments, 1959" section below.

            Under the Law for the Encouragement of Industry (Taxes), 1969, which is referred to as the Industry
Encouragement Law, a company qualifies as an industrial company if it is a resident in Israel and at least 90% of its income in a given tax year, determined in New Israeli Shekels, exclusive of income from some loans, marketable securities, capital gains, interest and dividends, is derived from industrial enterprises owned by
it.  An "industrial enterprise" is defined as an enterprise whose major activity in a given tax year is industrial manufacturing.  It is unclear whether we qualify as an industrial company.

            Pursuant to the Industry Encouragement Law, an industrial company is entitled to amortize the purchase price of know-how, patents or patent rights over eight years, beginning with the year in which the rights were first used.

            Moreover, industrial enterprises that receive Approved Enterprise status may choose between the regular depreciation rates and accelerated rates of depreciation applied on a straight-line basis in respect of property and equipment, generally ranging from 200%, in respect of equipment, to 400%, in respect of buildings, of the ordinary depreciation rates during the first five years of service, subject to a ceiling of 20% per year with respect to depreciation of buildings.

         Qualification as an industrial company under the Industry Encouragement Law is not conditioned upon the receipt of prior approval from any Israeli government authority.  We cannot assure you that we will qualify as an industrial company or will be able to avail ourselves of any benefits available to companies so qualifying.

Law for the Encouragement of Capital Investments, 1959

            The Law for the Encouragement of Capital Investments, 1959, which is referred to as the Capital
Investments Law, provides that capital investments by an industrial company in a production facility or other eligible facilities may, upon application to the Israeli Investment Center of the Ministry of Industry and Trade,
be designated as an Approved Enterprise.  Each certificate of approval for an Approved Enterprise relates to a specific investment program in the Approved Enterprise, delineated both by the financial scope of the investment and by the physical characteristics of the facility or the equipment.  An Approved Enterprise is entitled to benefits, including in some circumstances Israeli government cash grants and tax benefits.

            Taxable income derived from an Approved Enterprise is subject to a reduced corporate tax rate of 25% for the benefit period.  This income is eligible for further reductions in tax rates depending on the percentage of the foreign investment in the company's share capital, conferring rights to shares, profits, voting and appointment of

                                                       65

   directors, and the percentage of the combined share and loan capital with a term of at least 3 years owned by non-Israeli residents.  The tax rate is 20% if the foreign investment is 49% or more but less than
74%, 15% if the foreign investment is 74% or more but less than 90% and 10% if the foreign investment is 90% or more.  The lowest level of foreign investment during the year will be used to determine the relevant tax rate for that year.  These tax benefits are granted for a limited period not exceeding seven years, or 10 years for a company whose foreign investment level exceeds 25%, commencing on the year in which the Approved Enterprise first generates taxable income.  The period of benefits may in no event, however, exceed the lesser of 12 years from the year in which the production commenced and 14 years from the year of receipt of Approved Enterprise status.

            An Approved Enterprise approved after April 1, 1986 may elect to forego any entitlement to the grants otherwise available under the Capital Investments Law and, in lieu of the foregoing, may participate in an alternative benefits program under which the undistributed income from the Approved Enterprise is fully exempt from corporate tax for a defined period of time.  The period of tax exemption ranges between two and 10 years, depending upon the location within Israel of the Approved Enterprise, commencing on the first year in which the company generates taxable income.  Grants as well as a tax exemption period of two years are available in
National Priority Region A.  On expiration of the exemption period, or upon distribution of a dividend, the
Approved Enterprise would be eligible for the otherwise applicable beneficial tax rates under the Capital
Investments Law for the remainder of the otherwise applicable benefits period.  Although we have been granted
Approved Enterprise status under the alternative benefits program, we cannot assure you that the current benefit programs will continue to be available under Israeli law.

            As a result of our Approved Enterprise status, the portion of our income which is derived from our alternative benefit program will be exempt from tax for two years, commencing on the first year in which we generate taxable income from the Approved Enterprise.

            A company that has elected to participate in the alternative benefits program and that subsequently pays a dividend out of the income derived from the Approved Enterprise during the tax exemption period will be subject to corporate tax of between 10% and 25% in respect of the gross of the equivalent of the amount distributed, including corporate and withholding tax thereon, at the rate that would have been applicable had the company not elected the alternative benefits program.  The dividend recipient is taxed at the reduced rate of 15%, applicable to dividends from Approved Enterprises if the dividend is distributed during the tax benefits period or within 12 years after the benefits period.  The withholding tax rate will be up to 25% after this period.  In the case of a company with an over 25% foreign investment level, the 12-year limitation on reduced withholding tax on dividends does not apply.  This tax should be withheld by the company at the source, regardless of whether the dividend is converted into foreign currency.

         From time to time, the Israeli government has discussed reducing the benefits available to companies under the Capital Investments Law.  The termination or substantial reduction of any of the benefits available under the Capital Investments Law could materially impact the cost of our future investments.

            Each application to the Investment Center is reviewed separately, and a decision as to whether or not to approve the application is based, among other things, on the then prevailing criteria set forth in the Capital
Investments Law, on the specific objectives of the company as set forth in the application and on financial criteria.  Accordingly, we cannot assure you that any application will be approved.  In addition, the benefits available to an Approved Enterprise are conditioned upon the fulfillment of conditions stipulated in the Capital
Investments Law and its regulations and the criteria set forth in the specific certificate of approval.  In the event that we violate these conditions, in whole or in part, we will be required to refund the amount of tax benefits, together with linkage differences tied to the Israeli consumer price index and interest.

Taxation Under Inflationary Conditions

            The Income Tax (Inflationary Adjustment) Law, 1985, which is referred to as the Inflationary Adjustment
Law, attempts to overcome some of the problems presented to a traditional tax system by an economy experiencing rapid inflation, which was the case in Israel at the time the law was enacted.  Generally, the Inflationary
Adjustment Law provides significant tax adjustments to taxable income and depreciation methods, as well as tax loss carry-forwards to compensate for changes in shareholders' equity for Israeli tax purposes resulting from an inflationary economy.  Our taxable income is subject to the provisions of this law for Israeli tax purposes.

                                                       66

            The Israeli Income Tax Ordinance and the Inflationary Adjustments Law allow "foreign-invested companies," which maintain their accounts in U.S. Dollars in compliance with regulations published by the Israeli
Minister of Finance, to base their tax returns on their operating results as reflected in the U.S. Dollar financials statements or to adjust their tax returns based on exchange rate changes, rather than changes in the
Israeli consumer price index, in lieu of the principles set forth by the Inflationary Adjustments Law.  For these purposes, a "foreign-invested company" is a company, more than 25% of whose share capital, in terms of rights to shares, profits, voting and appointment of directors, and of whose combined share and loan capital is held by persons who are not residents of Israel.  A company that elects to measure its results for tax purposes based on the U.S. Dollar exchange rate may not change that election for a period of three tax years following the election.  We believe that we qualify as a foreign investment company within the meaning of the Inflationary
Adjustment Law.  We have not yet elected to measure our results for tax purposes based on the U.S. Dollar exchange rate but may do so in the future.

   Tax Benefits of Research and Development

            Israeli tax law permits, in some cases, a tax deduction in the year incurred for capital and other expenditures in scientific research and development projects, if the expenditures are approved by the relevant government ministry and if the research and development is for the promotion of the enterprise and is carried out by, or on behalf of, a company seeking the deduction.  Expenditures not so approved are deductible over a three-year period.  Expenditures made out of proceeds made available to us through government grants are not deductible.  To date, none of our research and development programs have been approved by the Israeli Chief
Scientist, and accordingly we have been able to deduct a portion of our research and development expenses.

   Withholding and Capital Gains Taxes Applicable to Non-Israeli Shareholders

            Nonresidents of Israel are subject to income tax on income accrued or derived from sources in Israel or received in Israel.  These sources of income include passive income, such as dividends, royalties and interest, as well as non-passive income from business conducted in Israel.  We are generally required to withhold income tax at the rate of 25%, or 15% for dividends generated by an Approved Enterprise, on all distributions of dividends.  Israeli law imposes a capital gains tax on the sale of securities and other capital assets.  Under current law, however, sales of our ordinary shares offered by this prospectus are exempt from Israeli capital gains tax for so long as:

           o the shares are quoted on the Nasdaq National Market or listed on a stock exchange recognized by the
             Israeli Ministry of Finance,
           o we continue to qualify as an industrial company or industrial holding company, and
           o the shares are not held for business purposes.

            Furthermore, under the income tax treaty between the United States and Israel, a holder of our shares who is a U.S. resident will be exempt from Israeli capital gains tax on the sale, exchange or other disposition of any of their shares unless the holder owns, directly or indirectly, 10% or more of the voting power of our share capital at any time within the 12-month period preceding the sale, exchange or other disposition, subject to particular conditions.

         A nonresident of Israel who receives interest, dividend or royalty income derived from or accrued in
Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in
Israel with respect to the income, provided that the income was not derived from a business conducted in Israel by the taxpayer and that the taxpayer has no other sources of income in Israel.

         Israel presently has no estate or gift tax.

Foreign Exchange Regulations

            Dividends, if any, paid to the holders of the ordinary shares offered hereby, and any amounts payable with respect to our ordinary shares upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in

                                                       67

   Israel of the ordinary shares to an Israeli resident, may be paid in non-Israeli currency or, if paid in Israeli currency, may be converted into freely repatriable U.S. Dollars at the rate of exchange prevailing at the time of conversion.

   Proposed Israeli Tax Reform

            In May 2000, a special committee of the Israeli Ministry of Finance, known as the Ben-Bassat Committee, published a report recommending substantial reforms to Israeli tax law.  A bill reflecting these proposals was published in July 2000.  The Ben Bassat Committee and the bill propose among other things:

         o Broadening the lower tax brackets applicable to the ordinary income of individuals and the taxation of all income of Israeli residents from Israel uniform and abroad;
         o subject to applicable treaties for the prevention of double taxation, applying a general tax rate of up to 25% for resident and non-resident individuals on capital gains and eliminating the exemption available to Israeli residents on capital gains traded in Israel and eliminating the exemption available to Israeli residents on capital gains derived from the sale of shares of industrial companies listed on specified non-Israeli stock exchanges, including the Nasdaq National Market;
         o imposing a 10% gift tax and an estate tax, which is now considered unlikely to be enacted based on the statement of intent of the Israeli Minister of Finance in November 2000;
         o eliminating the 10% to 20% in corporate tax rates that are currently available under the Investment Law and which depend on the percentage of foreign investment in a company's share capital;
         o imposing a corporate tax rate of up to 10% on companies owning an Approved Enterprise approved in 2001 or later that elect the alternative benefits program described above; and
         o transfer pricing rules relating to transactions between related parties.

            There is no certainty that the recommendations of the Ben Bassat Committee will be adopted in whole or in part by the Israeli Parliament.

                                                       68

                                                   UNDERWRITING

           The underwriters named below, acting through their representatives, Robertson Stephens, Inc., Bear,
Stearns & Co. Inc., UBS Warburg LLC and Nomura International plc, have severally agreed with us, subject to the terms and conditions in the underwriting agreement, to purchase from us the number of ordinary shares set forth below opposite their respective names.  The underwriters are committed to purchase and pay for all ordinary shares if any are purchased.

                                                                   Number
Underwriter                                                      of Shares
-----------                                                   ---------------

Robertson Stephens, Inc...................................
Bear, Stearns & Co. Inc...................................
UBS Warburg LLC...........................................
Nomura International plc..................................
                                                              ---------------
     Total................................................
                                                              ===============

            The representatives have advised us that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price
less a concession of not in excess of $       per share, of which $       may be reallowed to other dealers.
After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives.  None of these reductions shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.  The ordinary shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

            Prior to this offering, there has been no public market for the ordinary shares.  Consequently, the public offering price for the ordinary shares offered by this prospectus has been determined through negotiations among the representatives and us.  Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

         The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        Over-Allotment Option

            We have granted to the underwriters an option, exercisable during the 30-day period after the date of
this prospectus, to purchase up to                      additional ordinary shares to cover over-allotments, if
any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus.
If the underwriters exercise their over-allotment option to purchase any of the                      additional
ordinary shares, the underwriters have severally agreed, subject to some conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of ordinary shares offered in this offering.  If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold.  We will be obligated, under the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised.
The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the ordinary shares offered in this offering.

            The following table summarizes the compensation to be paid to the underwriters by us:

                                                                            Total
                                                               -------------------------------
                                                                  Without            With
                                                Per Share      Over-Allotment   Over-Allotment
                                                ---------      --------------   --------------
Underwriting Discounts and Commissions
   payable by us............................  $               $                 $

                                                       69

           We estimate that expenses payable by us in connection with this offering, other than the underwriting
discounts and commissions referred to above, will be approximately $         .  The underwriting discount is 7%
of the initial offering price per share of the ordinary shares.

     Indemnity

            The underwriting agreement contains covenants of indemnity among the underwriters and us against some civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-up Agreement

            Each of our executive officers and directors has agreed, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any ordinary shares or any options or warrants to purchase any ordinary shares, or any securities convertible into or exchangeable for ordinary shares owned as of the date of this prospectus or thereafter acquired directly by those holders or with respect to which they have the power of disposition, without the prior written consent of
Robertson Stephens, Inc.  This restriction terminates after the close of trading of the shares on the 180th day of, and including, the day the shares commenced trading in the Nasdaq National Market.  However, Robertson
Stephens, Inc. may, in its sole discretion and at any time or from time to time before the termination of the
180-day period, without notice, release all or any portion of the securities subject to the lock-up agreements.
There are no agreements between the representatives and any of our shareholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

           In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens, Inc., subject to a few exceptions, consent to the disposition of any shares held by shareholders subject to lock-up agreements prior to the expiration of the lock-up period, or issue, sell, contract to sell, or otherwise dispose of any ordinary shares, any options or warrants to purchase any ordinary shares or any securities convertible into, exercisable for or exchangeable for ordinary shares, other than our sale of ordinary shares in the offering, the issuance of ordinary shares upon the exercise of outstanding options or warrants and the issuance of options under existing stock option and incentive plans, provided that these options do not vest prior to the expiration of the lock-up period.  For additional information, see the "Shares
Eligible for Future Sale" section.

        Listing

            See the "Description of Ordinary Shares - Listing" section above.

           Syndicate Short Sales

            The representatives have advised us that, on behalf of the underwriters, they may make short sales of our ordinary shares in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed
the         shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the ordinary shares in the open market that could adversely affect investors who purchased shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions  described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our ordinary shares following this offering. As a result, our ordinary shares may trade at a price that is higher than the price that otherwise might prevail in the open market.

                                                       70

     Stabilization

            The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in the offering may engage in transactions, including stabilization bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the ordinary shares at a level above that which might otherwise prevail in the open market.  A "stabilization bid" is a bid for or the purchase of ordinary shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the ordinary shares.  A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the ordinary shares originally sold by the underwriter or syndicate member are purchased by the representatives in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position.  The representatives have advised us that these transactions may be effected on the Nasdaq National
Market or otherwise and, if commenced, may be discontinued at any time.

     Private Placements

            In June 1999 through October 1999, we issued an aggregate of 8,523,102 shares of our Series C convertible preferred shares and warrants to purchase an aggregate of 1,263,154 shares of our Series C convertible preferred shares at a per share price of $2.2538 in a private placement.  Nomura International plc acted as the placement agent in this private placement for shares sold outside of the United States and it waived its customary fee for its services.  As part of this private placement, Nomura International plc purchased
3,094,773 shares of our Series C convertible preferred shares and a warrant to purchase 464,216 shares of our
Series C convertible which it exercised in full in October 2000.  All of the shares purchased by Nomura
International plc will convert into an equivalent number of our ordinary shares upon the closing of this offering.

            In February 2000, we issued an aggregate of 8,940,867 shares of our Series D convertible preferred shares at per share price of $5.78 in a private placement.  Warburg Dillon Read LLC acted as the placement agent in this private placement, and it received a customary fee for its services.  In addition, Warburg Dillon Read
LLC received a warrant to purchase 227,077 shares of our Series D convertible preferred shares that will convert into an equivalent number of our ordinary shares upon the closing of this offering.

     Directed Share Program

            At our request, some of the underwriters have reserved up to       % of the ordinary shares for sale at
the initial public offering price to persons who are our directors, officers or employees, or who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase these shares.  The number of ordinary shares available for sale to the general public will be reduced to the extent of sales of ordinary shares pursuant to this program to any of the persons for whom they have been reserved.  Any shares not so purchased will be offered by the underwriters on the same basis as all other ordinary shares offered hereby.
We have agreed to indemnify those certain underwriters against some liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of ordinary shares pursuant to this program.

     Agreements by the Underwriters

            The underwriters have agreed that:

         o they will not offer the ordinary shares to more than thirty-five persons in the aggregate in Israel other than entities as classified as accredited investors under Israeli law;
         o they will deliver to us and to the Israel Securities Authority the names and addresses of these offerees within seven days of the closing of the offering; and
         o they will obtain representation from each of these offerees that he is purchasing ordinary shares for investment purposes only, and not for purpose of resale.

                                                       71

                                                   LEGAL MATTERS

            The validity of the ordinary shares being offered hereby and legal matters related to Israeli law in connection with this offering will be passed upon for DealTime by Meitar, Liquornik, Geva & Co., Ramat Gan,
Israel.  Members of Meitar, Liquornik, Geva & Co. beneficially own 256,984 ordinary shares.  Ezra Katzen, our
General Counsel and Secretary, was a partner in the law firm of Meitar, Liquornik, Geva & Co. until he joined us in March 2000.  Legal matters in connection with this offering with respect to U.S. law will be passed upon for
DealTime by Gibson, Dunn & Crutcher LLP, New York, New York.  Legal matters in connection with this offering will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York, with respect to U.S. law and
Naschitz, Brandes & Co., Tel Aviv, Israel, with respect to Israeli law.

                                                      EXPERTS

         Kost Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the two years in the period ended December 31, 1999, as set forth in their report.  We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Kost Forer & Gabbay, a member of Ernst & Young International, given on their authority as experts in accounting and auditing.

            The financial statements of DealTime.com AG as of December 31, 1998 and 1999, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Deutsche
Treuhand-Gesellschaft, Aktiengesellschaft, Wirtschaftsprufungsgesellschaft, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                                       72

                                        ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the
United States.  Furthermore, since substantially all of our assets and a significant number of our directors and officers and the Israeli experts named in this prospectus are located outside the United States, any judgment obtained in the United States against us or our directors, officers or Israeli experts predicated upon the civil liability provisions of the federal securities laws of the United States may not be collectible within the United
States.

         We have been informed by our legal counsel in Israel, Meitar, Liquornik, Geva & Co., that there is doubt concerning the enforceability of civil liabilities under United States securities laws in original actions instituted in Israel.  However, subject to time limitations, Israeli courts may enforce United States final executory judgments in civil matters, including a monetary or compensatory judgment in a non-civil matter obtained after due process before a court of competent jurisdiction.  The rules of private international law currently prevailing in Israel do not prohibit the enforcement of judgment of Israeli courts, provided that:

         o the judgment is enforceable in the state in which it was given;
         o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
         o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;
         o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
         o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         We have irrevocably appointed DealTime.com, Inc., our wholly-owned subsidiary, as our agent to receive service of process in any action against us in any federal court or state court in the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering.  We have not given our consent for any agent to accept service of process in connection with any other claim.  These appointments are irrevocable, provided that we shall have the right to appoint a successor agent for service, if the successor is acceptable to the representatives of the underwriters, in their reasonable judgment.

            Foreign judgments enforced by Israeli courts will generally be payable in Israeli currency and will be freely convertible into U.S. Dollars or other foreign currency and may be transferred out of Israel.

         The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment.  Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange of the foreign currency on the date of payment.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations at that time.  Judgment creditors must bear the risk of unfavorable exchange rates fluctuations.

                                                       73

                                        WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1,
including the exhibits, schedules and amendments thereto, under the Securities Act of 1933, as amended, with respect to the ordinary shares to be sold in the offering.  This prospectus does not contain all the information set forth in the Registration Statement.  We refer you to the Registration Statement for further information with respect to us and the ordinary shares to be sold in the offering.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement.  Each of these statements is qualified in all respects by reference to the exhibit.

            You may read and copy all or any portion of the Registration Statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.
20549.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the
Securities and Exchange Commission.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for
further information on the operation of the public reference rooms.  The Company's Securities and Exchange
Commission filings, including the Registration Statement, are also available to you on the Securities and
Exchange Commission's web site, www.sec.gov.
                                -----------

         As a result of the offering, we will become subject to the information and reporting requirements of the
Securities Exchange Act of 1934, as amended, and, in accordance the Exchange Act, we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.  Upon approval of the ordinary shares for the quotation on the Nasdaq National Market, any of these reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W.,
Washington, D.C. 20006.

                                              REPORTS TO SHAREHOLDERS

         We intend to furnish our shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each year containing unaudited interim financial information.

                                                       74

                                               DEALTIME.COM LTD.
                                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----

DealTime.com Ltd.
Report of Independent Auditors.................................................................................F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999 and September 30, 2000 (Unaudited)................F-3
Consolidated Statements of Operations for the Years Ended December 31, 1998 and 1999 and the
   Nine Months Ended September 30, 1999 and 2000 (Unaudited)...................................................F-4
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 1998 and 1999
   and the Nine Months Ended September 30, 2000 (Unaudited)....................................................F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and 1999 and the
   Nine Months Ended September 30, 1999 and 2000 (Unaudited)...................................................F-6
Notes to Consolidated Financial Statements.....................................................................F-7
Dealpilot.com Ag
Independent Auditors' Report..................................................................................F-20
Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000 (Unaudited)................................F-21
Statements of Operations for the Years Ended December 31, 1998 and 1999 and the Three Months
   Ended March 31, 1999 and 2000 (Unaudited)..................................................................F-22
Statements of Stockholders' Equity for the Years Ended December 31, 1998 and 1999 and the Three
   Months Ended March 31, 2000 (Unaudited)....................................................................F-23
Statements of Cash Flows for the Years Ended December 31, 1998 and 1999 and the Three Months
   Ended March 31, 1999 and 2000 (Unaudited)..................................................................F-24
Notes to Financial Statements.................................................................................F-25
DealTime.com Ltd. and DealPilot.com AG
Unaudited Pro Forma Condensed Combined Financial Statements...................................................F-32
Unaudited Pro Forma Condensed Combined Financial Statements of Operations for the Nine Months
   Ended September 30, 2000...................................................................................F-33
Unaudited Pro Forma Condensed Combined Financial Statements of Operations for the
   Year Ended December 31, 1999...............................................................................F-34
Notes to Unaudited Pro Forma Condensed Combined Financial Statements..........................................F-35

                                                      F-1

                                          REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
DealTime.com Ltd.

         We have audited the accompanying consolidated balance sheets of DealTime.com Ltd. and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in shareholders'
equity and cash flows for each of the two years in the period ended December 31, 1999.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards in the United States.
Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DealTime.com Ltd. and its subsidiaries as of December 31, 1998 and 1999 and the consolidated results of their operations, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States.

                                                     KOST FORER & GABBAY
                                                     A Member of Ernst and Young International

Tel Aviv, Israel
February 15, 2000

                                                      F-2

                                                 DEALTIME.COM LTD.
                                            CONSOLIDATED BALANCE SHEETS
                            U.S. Dollars in thousands (except share and per share data)

                                                                                                                 Pro Forma
                                                                                                               Shareholders'
                                                                                                                 Equity at
                                                                          December 31,        September 30,    September 30,
                                                                      ----------------------  -------------    -------------
                                                                        1998         1999          2000            2000
                                                                      ---------    ---------  -------------    -------------
                                                                                               (unaudited)      (unaudited)
Assets
Current assets:
   Cash and cash equivalents ......................................   $     631    $   5,750    $  63,002
   Accounts receivable, net of allowance for doubtful accounts of
     $0, $15 and $76 at December 31, 1998 and 1999 and September
     30, 2000, respectively .......................................          15          399        1,994
   Prepaid expenses and other current assets ......................          37          197          911
         Total current assets .....................................         683        6,346       65,907
Property and equipment, net .......................................          46        1,088        4,275
Intangible assets, net.............................................          --           --       47,781
Restricted cash ...................................................          --          308        1,459
Other assets ......................................................           9          163          784
                                                                      ---------    ---------    ---------
         Total assets .............................................   $     738    $   7,905    $ 120,206
                                                                      =========    =========    =========
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable ...............................................   $     175    $   4,026    $   6,366
   Payroll and benefit related liabilities ........................          61          460        2,166
   Other current liabilities ......................................          49            7        3,526
                                                                      ---------    ---------    ---------
         Total current liabilities ................................         285        4,493       12,058
         Convertible note payable .................................      59,500
Accrued severance liability .......................................          15          128          420
                                                                      ---------    ---------    ---------
         Total liabilities ........................................         300        4,621       71,978
                                                                      ---------    ---------    ---------
Preferred shares of consolidated subsidiaries .....................          --           --        9,607
Minority interests in consolidated subsidiaries ...................          --           --       15,834
Commitments (Note 10)
Shareholders' equity:
     Series A Convertible Preferred Shares, NIS 0.01 par value;
        4,738,080 shares authorized; 3,738,080, 4,738,808 and
        4,738,808 shares issued and outstanding at December 31,
        1998 and 1999 and September 30, 2000, respectively; none
        issued or outstanding pro forma (Liquidation preference of
        $2,307 at September 30, 2000) .............................           9           12           12    $      --
     Series B Convertible Preferred Shares, NIS 0.01 par value;
        4,457,150 shares authorized, 4,314,293 shares issued and
        outstanding at December 31, 1999 and September 30, 2000;
        none issued or outstanding pro forma (Liquidation
        preference of $3,020 at September 30, 2000) ...............          --           11           11           --
     Series C Convertible Preferred Shares, NIS 0.01 par value;
        12,500,000 shares authorized, 8,554,781 and 8,687,890
        shares issued and outstanding at December 31, 1999 and
        September 30, 2000, respectively; none issued or
        outstanding pro forma (Liquidation preference of $40,083 at
        September 30, 2000) .......................................          --           20           21           --
     Series D Convertible Preferred Shares, NIS 0.01 par value;
        10,200,000 shares authorized, 8,940,867 shares issued and
        outstanding at September 30, 2000; none issued or
        outstanding pro forma (Liquidation preference of $54,331 at
        September 30, 2000) .......................................          --           --           22           --
     Ordinary Shares, NIS 0.01 par value; 2,920,000, 28,304,770 and
        68,104,770 shares authorized at December 31, 1998 and 1999 and September 30, 2000, respectively; 6,261,920, 5,261,920 and 6,131,215 shares issued and outstanding as of December
        31, 1998 and 1999 and September 30, 2000, respectively;
        32,812,345 shares issued and outstanding pro forma ........          16           13           15           81
     Additional paid-in capital ...................................       1,009       22,890       89,674       89,674
     Accumulated other comprehensive loss..........................          --           --       (1,685)      (1,685)
     Accumulated deficit ..........................................        (596)     (19,662)     (65,283)     (65,283)
                                                                      ---------    ---------    ---------    ---------
         Total shareholders' equity ...............................         438        3,284       22,787    $  22,787
                                                                      =========    =========    =========    =========
         Total liabilities and shareholders' equity ...............   $     738    $   7,905    $ 120,206
                                                                      =========    =========    =========

              The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-3

                                                 DEALTIME.COM LTD.

                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                            U.S. Dollars in thousands (except share and per share data)

                                                                           Year End           Nine Months Ended
                                                                          December 31,           September 30,
                                                                     --------------------    --------------------
                                                                       1998        1999        1999        2000
                                                                     --------    --------    --------    --------
                                                                                                        (unaudited)

Revenues .........................................................   $     41    $    525    $     51    $  3,695
Operating expenses:
   Research and development ......................................        283       1,938       1,114       6,016
   Selling and marketing .........................................        178      15,904       2,611      28,922
   General and administrative ....................................        191       2,042         871       8,274
   Amortization of intangible assets .............................         --          --          --       8,902
                                                                     --------    --------    --------    --------
     Total operating expenses ....................................        652      19,884       4,596      52,114
                                                                     --------    --------    --------    --------
     Loss from operations ........................................       (611)    (19,359)     (4,545)    (48,419)
Interest income, net .............................................         15         293         170       3,043
                                                                     --------    --------    --------    --------
   Loss before income tax provision ..............................       (596)    (19,066)     (4,375)    (45,376)
   Income tax provision ..........................................         --          --          --         392
     Net loss ....................................................       (596)    (19,066)     (4,375)    (45,768)
     Minority interest ...........................................         --          --          --         147
     Preferred share deemed dividend .............................         --        (600)         --          --
                                                                     --------    --------    --------    --------
     Net loss attributable to ordinary shareholders ..............   $   (596)   $(19,666)   $ (4,375)   $(45,621)
                                                                     ========    ========    ========    ========
     Basic and diluted net loss per share ........................   $  (0.10)   $  (3.22)   $  (0.70)   $  (7.82)
                                                                     ========    ========    ========    ========
     Weighted average number of ordinary shares used in computing
        basic and diluted net loss per share .....................      6,074       6,114       6,262       5,835
                                                                     ========    ========    ========    ========
Pro forma basic and diluted net loss per ordinary share
(unaudited) ......................................................               $  (1.17)               $  (1.47)
                                                                                 ========                ========
     Weighted average number of ordinary shares used in computing
        pro forma basic and diluted net loss per share (unaudited)                 16,774                  31,107
                                                                                 ========                ========

              The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-4

                                                 DEALTIME.COM LTD.

                            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 U.S. Dollars in thousands (except per share data)

                                          Series A            Series B            Series C            Series D
                                         Convertible         Convertible         Convertible         Convertible                                                              Total
                                      Preferred Shares    Preferred Shares    Preferred Shares    Preferred Shares     Ordinary Shares    Additional  Cumulative   Accumu-    Share-
                                      ----------------    ----------------    -----------------   -----------------    ----------------     Paid-in   Translation  lated     holders'
                                      Shares    Amount    Shares    Amount     Shares    Amount    Shares    Amount    Shares    Amount     Capital   Adjustments  Deficit    Equity
                                      ------    ------    ------    ------     ------    ------    ------    ------    ------    ------     -------   -----------  -------    ------

Founders' shares issued at inception        --     $--          --     $--          --      $--         --      $--  5,940,690     $15    $      --   $     --    $      --  $     15
Issuance of ordinary shares.......          --     --           --     --           --      --          --      --     321,230       1            4         --           --         5
Issuance of Series A Shares.......   3,738,080      9           --     --           --      --          --      --          --      --        1,005         --           --     1,014
Net loss..........................          --     --           --     --           --      --          --      --          --      --           --         --         (596)     (596)
                                     ---------    ---    ---------    ---    ---------     ---   ---------     ---   ---------     ---      -------     ------     --------   -------
Balance at December 31, 1998......   3,738,080      9           --     --           --      --          --      --   6,261,920      16        1,009         --         (596)      438
Reclassification of shares........   1,000,000      3           --     --           --      --          --      --   (1,000,000)    (3)          --         --           --        --
Issuance of Series B Shares.......          --     --    3,957,150     10           --      --          --      --          --      --        2,688         --           --     2,698
Exercise of stock option..........          --     --      357,143      1           --      --          --      --          --      --          249         --           --       250
Issuance of Series C Shares.......          --     --           --     --    3,074,481       7          --      --          --      --        6,948         --           --     6,955
Conversion of Bridge Notes........          --     --           --     --    5,480,300      13          --      --          --      --       11,989         --           --    12,002
Issuance of non-employee options..          --     --           --     --           --      --          --      --          --      --            7         --           --         7
Net loss..........................          --     --           --     --           --      --          --      --          --      --           --         --      (19,066)  (19,066)
                                     ---------    ---    ---------    ---    ---------     ---   ---------     ---   ---------     ---      -------     ------     --------   -------
Balance at December 31, 1999......   4,738,080     12    4,314,293     11    8,554,781      20          --      --   5,261,920      13       22,890         --      (19,662)    3,284
Issuance of Series D Shares.......          --     --           --     --           --      --   8,940,867      22          --      --       48,324         --                 48,346
Amortization of Bank Hapoalim               --     --           --     --           --      --          --      --          --      --           72         --           --        72
   Warrant........................
Issuance of non-employee options..          --     --           --     --           --      --          --      --          --      --           16         --           --        16
Exercise of stock options.........          --     --           --     --           --      --          --      --     824,250       2          119         --           --       121
Exercise of Series C Warrants.....          --     --           --     --      133,109       1          --      --          --      --          299         --           --       300
Issuance of shares to strategic             --     --           --     --           --      --          --      --      45,045      --          400         --           --       400
   partner........................
Gain on issuance of shares of
   DealTime.com (Europe) B.V., net
   of expenses....................          --     --           --     --           --      --          --      --          --      --       17,554         --           --    17,554
Translation differences...........          --     --           --     --           --      --          --      --          --      --           --     (1,685)          --    (1,685)
Net loss..........................          --     --           --     --           --      --          --      --          --      --           --         --      (45,621)  (45,621)
                                     ---------    ---    ---------    ---    ---------     ---   ---------     ---   ---------     ---      -------     ------     --------   -------
Balance at September 30, 2000
   (unaudited)....................   4,738,080    $12    4,314,293    $11    8,687,890     $21   8,940,867     $22   6,131,215     $15      $89,674     (1,685)    $(65,283)  $22,787
                                     =========    ===    =========    ===    =========     ===   =========     ===   =========     ===      =======     ======     ========   =======

              The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-5

                                                 DEALTIME.COM LTD.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             U.S. Dollars in thousands

                                                                           Year Ended          Nine Months Ended
                                                                          December 31,           September 30,
                                                                      --------------------    --------------------
                                                                        1998        1999        1999        2000
                                                                      --------    --------    --------    --------
                                                                                                   (unaudited)
Cash flows from operating activities:
   Net Loss .......................................................   $   (596)   $(19,066)   $ (4,375)   $(45,621)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
     Depreciation .................................................          5          71          37         728
     Amortization of Bank Hapoalim Warrant ........................         --          --          --          72
     Non-cash charge for issuance of stock options ................         --           7          --          16
     Goodwill amortization ........................................         --          --          --       9,237
     Minority interest in consolidated subsidiaries ...............         --          --          --        (147)
     Allowance for doubtful accounts ..............................         --          15          --          --
     Increase in accounts receivable ..............................        (15)       (399)        (25)     (1,526)
     Increase in prepaid expenses and other current assets ........        (37)       (160)       (394)     (1,227)
     Increase (decrease) in accounts payable ......................        175       3,851         613      (1,869)
     Increase in payroll and benefit related liabilities ..........         61         399         207       1,669
      Increase (decrease) in other liabilities ....................         49         (42)        (36)      3,071
     Increase in accrued severance liability, net .................          6          37          36         292
                                                                      --------    --------    --------    --------
        Net cash used in operating activities .....................       (352)    (15,287)     (3,937)    (35,305)
                                                                      --------    --------    --------    --------

Cash flows from investing activities:
   Purchases of property and equipment ............................        (51)     (1,113)       (310)     (3,783)
   Cash acquired in purchase of DealPilot.com AG ..................         --          --          --       4,616
   Decrease in short-term investments .............................         --          --       1,931
   Increase in restricted cash ....................................         --        (308)       (301)     (1,151)
   Increase in security deposits ..................................         --         (78)         --          --
                                                                      --------    --------    --------    --------
        Net cash (used in) provided by investing activities .......        (51)     (1,499)       (611)      1,613
                                                                      --------    --------    --------    --------

Cash flows from financing activities:
   Proceeds on sale of ordinary shares, net .......................          5          --          --          --
   Proceeds on sale of Series A Convertible Preferred Shares, net .      1,029          --          --          --
   Proceeds on sale of Series B Convertible Preferred Shares, net .         --       2,698       2,698          --
   Proceeds on sale of Series C Convertible Preferred Shares, net .         --       6,955       7,098          --
   Proceeds on sale of Series D Convertible Preferred Shares, net .         --          --          --      48,346
   Proceeds from financing of DealTime.com KK, net ................         --          --          --       9,804
   Proceeds from financing of DealTime.com (Europe) B.V ...........         --          --          --      35,000
   Proceeds from exercise of Series C Warrants ....................         --          --          --         300
   Proceeds from issuance of Ordinary Shares ......................         --          --          --         400
   Proceeds from Bridge Notes, net of expenses ....................         --      12,002          --          --
   Proceeds from exercise of stock options ........................         --         250         250         121
                                                                      --------    --------    --------    --------
        Net cash provided by financing activities .................      1,034      21,905      22,048      93,971
                                                                      --------    --------    --------    --------

Net increase in cash and cash equivalents .........................        631       5,119      17,500      60,279
Effect of exchange rates on cash and cash equivalents .............         --          --          --      (3,027)
Cash and cash equivalents, beginning of period ....................         --         631         631       5,750
                                                                      --------    --------    --------    --------
Cash and cash equivalents, end of period ..........................   $    631    $  5,750    $ 18,131    $ 63,002
                                                                      ========    ========    ========    ========

Supplemental disclosure of non-cash financing activities
   Conversion of Bridge Notes to Series C Convertible Preferred
    Shares ........................................................  $      --    $ 12,002   $      --    $     --
                                                                      ========    ========    ========    ========

              The accompanying notes are an integral part of these consolidated financial statements.

                                                      F-6

                                                 DEALTIME.COM LTD.

                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            U.S. Dollars in thousands (except share and per share data)

1.       Organization and Operations

         DealTime.com Ltd., formerly Papricom Technologies Ltd. (the "Company"), was incorporated in 1997 under the laws of the State of Israel and commenced operations in January 1998.  The Company is engaged in providing a next-generation e-commerce solution that allows consumers to search, sort and select products while providing merchants and manufacturers with the means to analyze and respond in real-time to consumer demand data.  The
Company's web sites gives shoppers the ability not only to compare prices but to access third-party reviews of merchants and manufacturers, the Company's own shopping guides and advanced features such as continuous searches and offline deal notification.  DealTime.com, Inc., the Company's wholly owned subsidiary, was incorporated in
December 1998 under the laws of the State of Delaware for the purpose of marketing and selling the Company's products and services in the United States.  DealTime.com KK ("DealTime-Japan") was incorporated in February 2000 under the laws of Japan for the purpose of marketing and selling the Company's products and services in Japan.
DealTime.com (Europe) B.V., formerly Mustang B.V. ("DealTime-Europe") was acquired in April 2000 for the purpose of marketing and selling the Company's products and services in Europe.

2.       Summary of Significant Accounting Policies

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results can differ from those estimates.

Principles of Consolidation

         The consolidated financial statements include the financial statements of the Company and its wholly owned and majority-owned subsidiaries.  Interests in majority-owned subsidiaries are reported using the full consolidation method.  Accordingly, the Company's consolidated financial statements include 100% of the assets and liabilities of these subsidiaries and the ownership interests of minority participants are recorded as
"Minority interests in consolidated subsidiaries."  All significant intercompany transactions and balances have been eliminated in consolidation.

Functional Currency

         Substantially all of the Company's revenues are generated outside of Israel.  All revenues are denominated in U.S. Dollars and most marketing costs are incurred outside of Israel, primarily in transactions denominated in U.S. Dollars.  Accordingly, the currency of the primary economic environment in which the
Company's operations are conducted is the U.S. Dollar, which is used as the Company's functional and reporting currency.

         Transactions and balances originally denominated in U.S. Dollars are presented at their original amounts.  Transactions and balances in other currencies are remeasured into U.S. Dollars, in accordance with
Statement of Financial Accounting Standards No. 52, Foreign Currency Translation.  All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-U.S. Dollar currencies are reflected in the consolidated statement of operations as finance income or expense, as appropriate.

         The financial statements of the Company's European and Japanese subsidiaries have been translated into
U.S. Dollars by translating balance sheet amounts at period-end exchange rates and statement of operations accounts

                                                      F-7

at average exchange rates for the period.  Foreign currency translation gains and losses are reflected in the equity section of the Company's consolidated balance sheet as cumulative other comprehensive income (loss).

         Amounts in the consolidated financial statements representing the U.S. Dollar equivalents of balances denominated in other currencies do not necessarily represent their real or economic value in U.S. Dollars.

Cash Equivalents

         Cash equivalents consist of investments in highly liquid short-term instruments with original maturities of three months or less and are stated at cost.  Interest is accrued as earned.

Property and Equipment

         Property and equipment are stated at cost.  Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, at the following annual rates:

Computers and peripheral equipment......................                 33%

Office furniture and equipment..........................                6-10%

Leasehold improvements..................................     Over the term of the lease

Motor vehicles..........................................                 15%

         Maintenance, repairs and minor replacements are charged to expense as incurred.  The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based on the difference between the carrying amount and the fair value of such assets.
The Company has not recorded any impairment losses since its inception.

Restricted Cash

         Restricted cash is primarily invested in certificates of deposit, which mature within one year and is used as security for the Company's office lease in New York.

Revenue Recognition

         Advertising revenues are derived principally from short-term advertising contracts.  Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the receivable is deemed probable.  Merchant fees are generated based on the numbers of times a user clicks through to a merchant's web site from the Company's sites.
Merchant fees are recognized in the period in which the user clicks through to the merchant's web site.

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB
101"), as amended in June 2000, which summarizes the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements.  The Company will adopt SAB 101 during the fourth quarter of 2000.  The adoption will not have a significant effect on our consolidated results of operations or financial position.

Research and Development

         Costs incurred in connection with the research and development of the Company's products are expensed as incurred.

                                                      F-8

Advertising Costs

         Advertising costs included in selling and marketing expenses are expensed as incurred and amounted to $0 and $12,333 for the years ended December 31, 1998 and 1999, respectively.

Stock-Based Compensation

         The Company measures compensation cost for stock-based compensation issued to employees based on the methodology prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees"
("APB 25").  Under APB 25, when the exercise price of an employee stock option is equivalent to or above the market price of the underlying shares on the date of grant, no compensation expense is recognized.  In accounting for options granted to persons other than employees, the provisions of Statement of Financial Accounting
Standards No. 123, "Accounting for Stock Based Compensation" ("FAS 123") are applied.  The fair value of these options is estimated on the grant date using the Black-Scholes option-pricing model, as discussed in Note 8.

Income Taxes

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting
Standards No. 109, Accounting for Income Taxes ("FAS 109"), which requires use of the asset and liability method.  Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities.  Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse.  A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

Stock Splits and Share Dividends

         In August 1998, the Company approved a 5,840.7 to 1 stock split, which was effected in the form of a 10 to 1 stock split and an additional share dividend.  In July 1999, the Company approved a 10 to 1 stock split, which was effected in the form of a share dividend.  All share and stock option data information in the accompanying consolidated financial statements have been retroactively restated for all periods to reflect the stock splits and share dividends.

Net Loss Per Share

         Basic loss per share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of Ordinary Shares outstanding during the period.  Diluted earnings per share
("Diluted EPS") gives effect to all dilutive potential Ordinary Shares outstanding during the period.  The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings.  The dilutive effect of outstanding convertible preferred shares and stock options is computed using the treasury method.

         As of December 31, 1998 and 1999 and September 30, 1999 and 2000, the Company had outstanding convertible preferred shares, warrants to purchase convertible preferred shares and options to purchase an aggregate 3,738,080, 23,032,975, 17,077,313 and 33,810,087 Ordinary Shares, respectively, which were not included in the calculation of Diluted EPS due to the anti-dilutive nature of these instruments.  The pro forma basic and diluted net loss per share for the year ended December 31, 1999 and the nine months ended September 30, 2000 assumes the conversion of the outstanding Series A Convertible Preferred Shares, Series B Convertible Preferred
Shares, Series C Convertible Preferred Shares and Series D Convertible Preferred Shares into Ordinary Shares as of the date of original issuance.

                                                      F-9

Pro Forma Shareholders' Equity (Unaudited)

         The pro forma shareholders' equity as of September 30, 2000 reflects the automatic conversion of the outstanding Series A Convertible Preferred Shares, Series B Convertible Preferred Shares, Series C Convertible
Preferred Shares and Series D Convertible Preferred Shares into Ordinary Shares upon the closing of a qualified
IPO (see Notes 7 and 12).

Financial Instruments

         All current assets and liabilities are carried at cost, which approximates fair value, due to the short-term nature of these instruments.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables.  Cash and cash equivalents are maintained by major financial institutions in Israel, the United States, Europe and Japan.  The Company does not generally require collateral from its customers and substantially all of its trade receivables are unsecured.  The risk of collection associated with trade receivables is mitigated by the variety and number of customers.

Interim Financial Data

         The unaudited consolidated financial data as of September 30, 2000 and for the nine months ended
September 30, 1999 and 2000 has been prepared by management and includes all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows of the Company.  The results of operations for the nine months ended
September 30, 2000 are not necessarily indicative of the operating results to be expected for the year ending
December 31, 2000.

3.       Related Party Transactions

         In January 1999, the Company loaned $100 to its president and chief executive officer.  This loan bears interest at a rate of 7% per annum and is due upon the earlier of December 31, 2001 or the termination of his employment.  The Company has agreed to forgive repayment of this loan upon the earlier of: (a) a change in control of the Company, (b) the termination of the executive's employment upon death or disability, by the
Company without cause, or by the executive for good reason, or (c) March 31, 2000.  The loan is being amortized over the expected term ending March 31, 2000 and accordingly, the loan balance, including accrued interest thereon, has been classified as a current asset as of December 31, 1999.

         In August 1999, the Company loaned $25 to its chairman.  This loan, which is denominated in NIS and linked to the Israeli consumer price index, bears interest at a rate of 2% per annum and is due upon the earlier of June 1, 2000 or the termination of his employment.

4.       Property and Equipment

         Property and equipment consists of the following:

                                                               December 31,
                                                           -------------------
                                                            1998        1999
                                                           -------     -------
Computers and peripheral equipment ..................      $    34     $   510
Office furniture and equipment ......................            9         306
Leasehold improvements ..............................            8         334
Motor vehicles ......................................           --          14
                                                           -------     -------
                                                                51       1,164
Less:  accumulated depreciation .....................           (5)        (76)
                                                           -------     -------
   Property and equipment, net ......................      $    46     $ 1,088
                                                           =======     =======

                                                      F-10

5.       Accrued Severance Liability

         The Company's liability for severance pay for its Israeli employees is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date.  The Company's Israeli employees are entitled to one month's salary for each year of employment or a portion thereof.  The Company's liability is fully provided by monthly deposits with severance pay funds, insurance policies and by an accrual.

         The deposited funds include profits accumulated up to the balance sheet date.  The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements.  The value of these policies is recorded as an asset and is included in other assets as of December
31, 1998 and 1999.  Severance pay expenses for the years ended December 31, 1998 and 1999 were approximately $21 and $129, respectively.

         Although not required by law, the Company grants its Israeli employees savings and education fund accounts.  Savings account expenses for the years ended December 31, 1998 and 1999 were approximately $9 and $57, respectively.  Education fund account expenses for the years ended December 31, 1998 and 1999 were $9 and $43, respectively.

6.       Bridge Financing

         In August 1999, the Company completed a bridge financing the gross proceeds of which were $12,002.  In connection with the bridge financing, the Company issued promissory notes in the aggregate principal amount of
$12,002 (the "Bridge Notes").  Under the terms of the Bridge Notes, if the closing of the Series C Placement (see
Note 7) had been completed on or before October 15, 1999, the principal amount due under the Bridge Notes was convertible into Series C Convertible Preferred Shares ("Series C Shares") and warrants to purchase Series C
Shares and no interest would have accrued thereon.

         On October 6, 1999, the Company completed the closing of the Series C Placement (see Note 7) and issued
5,480,300 Series C Shares and warrants to purchase 822,045 Series C Shares, in full satisfaction of the outstanding principal balance due under the Bridge Notes.

7.       Shareholders' Equity

         The Company 's authorized capital consists of 4,738,080 Series A Convertible Preferred Shares, NIS 0.01
par value ("Series A Shares"), 4,457,150 Series B Convertible Preferred Shares, NIS 0.01 par value ("Series B
Shares"), 12,500,000 Series C Convertible Preferred Shares, NIS 0.01 par value ("Series C Shares") and 28,304,770 ordinary shares, NIS 0.01 par value ("Ordinary Shares").

         The Series A Shares, Series B Shares and Series C Shares are convertible, at the option of the holder, into Ordinary Shares at any time after the date of issuance on a one-for-one basis, subject to certain anti-dilution protection rights.  The Series A Shares, Series B Shares and Series C Shares are automatically convertible into Ordinary Shares upon consummation of an initial public offering of the Company's shares that raises net proceeds of at least $30 million in the aggregate at a price per share of $11.27 if effective prior by
December 31, 2000, or $16.90 if effective after January 1, 2001 (a "Qualified IPO").  In addition, preferred shares of any series automatically convert into Ordinary Shares upon the affirmative vote of at least 75% of the preferred shareholders of such series.  The Series A Shares, Series B Shares and Series C Shares carry voting rights equal to one vote per share, on an as-converted basis.  Holders of the Series A Shares, Series B Shares and Series C Shares are entitled to receive dividends as and when dividends are declared on the Ordinary Shares, on an as-converted basis.

         In the event of a liquidation, dissolution or winding up of the Company (a "Liquidation Event"), holders of the Series C Shares are entitled to receive, prior to any distribution to other shareholders, an amount per share equal to the original purchase price plus 8% per annum, compounded annually from the date of purchase until the Liquidation Event. Thereafter, any remaining funds and assets of the Company legally available for distribution to the shareholders shall be distributed among the holders of the Series A Shares and Series B
Shares, on a pro-rata basis

                                                      F-11

equal to (a) the original purchase price per share for each Series A Share plus 8% per annum, compounded on an annual basis from the date of issuance until the Liquidation Event and (b) the greater of (1) the pro-rata portion of the holders of the Series B Shares in the division of the remaining funds on an as-converted basis and (2) the original purchase price per share for each Series B Share (in each case including all declared and unpaid dividends thereon), prior to any distributions to the holders of Ordinary Shares. Thereafter, the remaining assets and funds of the Company legally available for distribution to the shareholders shall be distributed to the holders of the Series A Shares, Series C Shares and Ordinary Shares on a pro-rata, as-converted basis.

Issuance of Series A Shares

         In August 1998, the Company completed a private placement of its Series A Shares, pursuant to which the
Company issued 3,738,080 Series A Shares for aggregate net proceeds of approximately $1,029, after deducting offering related expenses of $34.  In connection therewith, the Company's founders provided an option to one of the investors to acquire 1,000,000 Ordinary Shares and convert such shares into Series A Shares, which option was exercised in November 1999.  In connection therewith, the Company has recorded a deemed dividend of $600 during the year ended December 31, 1999.

Issuance of Series B Shares

         In January through February 1999, the Company completed a private placement of its Series B Shares, pursuant to which the Company issued 3,957,150 Series B Shares for aggregate net proceeds of approximately
$2,698, after deducting offering related expenses of $71.

         In August 1999, a director of the Company exercised an option to purchase 357,143 Series B Shares at
$0.70 per share, which had been granted in February 1999.

Issuance of Series C Shares

         In June through October 1999, the Company completed a private placement of its Series C Shares, pursuant to which the Company issued 3,074,481 Series C Shares and warrants to purchase 441,109 Series C Shares (the
"Series C Warrants") for aggregate net proceeds of approximately $6,955, after deducting offering related expenses of $849 (the "Series C Placement").  In connection therewith, all of the outstanding Bridge Loans were converted into 5,480,300 Series C Shares and 822,045 Series C Warrants, as discussed in Note 6.  The Series C
Warrants are exercisable at approximately $2.25 per share and expire in October 2000.  As of December 31, 1999, none of the Series C Warrants were exercised.

8.       Stock Options

         In January 1999 the Company adopted the 1999 Omnibus Stock Option Plan and Restricted Stock Incentive
Plan (the "1999 Plan"), pursuant to which stock options or restricted stock awards to purchase up to 6,100,000 shares of the Company's Ordinary Shares may be granted to officers, employees, directors and consultants.  The
1999 Plan is administered by the compensation committee of the board of directors (the "Plan Administrator").
The exercise price of incentive stock options granted under the 1999 Plan may not be less than the fair market value of the underlying shares (110% of the fair market value in the case of a 10% voting shareholder) at the grant date.  The exercise price of nonqualified stock options granted under the 1999 Plan may not be less than
85% of the fair market value of the underlying shares at the grant date.  Stock options granted under the 1999
Plan are exercisable for ten years from the date of grant (five years in the case of a 10% voting shareholder).
Vesting schedules for stock options granted under the 1999 Plan are determined by the Plan Administrator on the date of grant, generally over a four-year period.

         Restricted stock awards issued under the 1999 Plan provide that shares awarded may not be sold or otherwise transferred until restrictions established by the underlying agreements have elapsed.  Upon termination of employment, shares upon which restrictions have not lapsed are deemed forfeited by the grantee and transferred to and reacquired by the Company.

                                                      F-12

         The following table summarizes stock option activity for the year ended December 31, 1999:

                                                                                          Weighted-
                                                                                          Average
                                                                          Number of       Exercise
                                                                            Shares          Price
                                                                            ------          -----
Options outstanding at January 1, 1999.............................              --        $   --
   Granted.........................................................       4,133,167          0.27
   Forfeited.......................................................         (15,500)       (0.50)
                                                                          ---------
Options outstanding at December 31, 1999...........................       4,117,667        $ 0.27
                                                                          =========        ======
Options available for future grant.................................       1,982,333
                                                                          =========

         The following table summarizes information about stock options outstanding under the 1999 Plan as of
December 31, 1999:

                                                       Options Outstanding                   Options Exercisable
                                            -------------------------------------------  --------------------------
                                                Number    Weighted-Average   Weighted-       Number       Weighted-
                                            Outstanding at    Remaining       Average    Exercisable at   Average
                                             December 31,    Contractual     Exercise     December 31,    Exercise
Exercise Price                                   1999        Life (Years)     Price           1999         Price
--------------                                ---------     ------------    -----------   ------------  -----------
$0.06-$0.20...........................        2,090,510         9.05           $0.06         36,792        $0.07
$0.26-$0.50...........................        1,347,500         9.63            0.33             --         --
$0.75-$1.00...........................          679,657         9.78            0.81             --         --
                                              ---------         ----           -----         ------        -----
                                              4,117,667         9.36           $0.27         36,792        $0.07
                                              =========         ====           =====         ======        =====

         Since the Company accounts for stock options granted to employees in accordance with APB 25 and grants are made at fair value, no compensation has been recorded with respect to stock options granted to employees.
Had compensation cost for stock options granted to employees been determined using the fair value method prescribed by FAS 123, the Company's net loss on a pro forma basis would have increased by approximately $25, or less than $0.01 per share, for the year ended December 31, 1999 calculated with the use of the Black-Scholes option-pricing model.  The following weighted average assumptions were used: (1) risk-free interest rate of
5.69%; (2) dividend yield of 0.00%; (3) expected life of five years; and (4) volatility of 0.001% (minimum value method).  The minimum value method requires the use of highly subjective assumptions.  Changes in the subjective input assumptions can materially affect the fair value estimate.  In management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.  The weighted average fair value of the stock options granted during the year ended December 31, 1999 was $0.01 as of the grant date.

         During the year ended December 31, 1999, the Company granted options to purchase 13,157 Ordinary Shares to non-employees in lieu of cash payment for services rendered to the Company.  The Company recognized an expense of $7 related to such issuances based on the fair value of the options issued using a Black-Scholes option-pricing model and the following assumptions: risk-free interest rate of 6.14%, dividend yield of 0.00%, volatility of 100% and expected life of three years.

         In December 1999, the Company granted non-plan options to purchase 45,000 Ordinary Shares at an exercise price of $1.00 per share to a non-employee director.  Since the options were issued at fair value on the date of grant, no compensation charge was recorded in connection with these options.

                                                      F-13

9.       Income Taxes

         Deferred tax assets are comprised of the following:

                                                                                   December 31,
                                                                               ------------------
                                                                                1998       1999
                                                                               -----      -------
              Net operating loss carryforwards - Israel...................     $ 180      $ 1,137
              Net operating loss carryforwards - U.S......................        --        6,607
              Depreciation and other......................................        --           47
                                                                               -----      -------
                                                                                 180        7,791
              Less:  valuation allowance..................................      (180)      (7,791)
                                                                               -----      -------
              Net deferred tax asset                                           $  --      $    --
                                                                               =====      =======

         FAS 109 requires that a valuation allowance be recorded when it is more likely than not that deferred tax assets will not be realized.  Since the Company has incurred net losses since its inception and future income is uncertain, the Company has recorded a full valuation allowance against its deferred tax assets as of December
31, 1998 and 1999.

         There was no provision for income taxes for the years ended December 31, 1998 and 1999.  Losses before
U.S. and Israeli income taxes were as follows:

                                                                                       Years Ended
                                                                                      December 31,
                                                                                  ---------------------
                                                                                   1998          1999
                                                                                  ------       --------
              United States....................................................   $   --       $(16,623)
              Israel...........................................................     (596)        (2,443)
                                                                                  ------       --------
                                                                                  $ (596)      $(19,066)
                                                                                  ======       ========

         The Company has incurred losses since inception which have generated U.S. net operating loss carryforwards of approximately $16,518 at December 31, 1999 and are due to expire in 2014 for federal income tax purposes.  Section 382 of the Internal Revenue Code of 1986, as amended (the "IRC"), places a limitation on the utilization of federal net operating loss carryforwards upon the occurrence of an ownership change, as defined.
As of December 31, 1999, the Company has generated Israeli net operating loss carryforwards of approximately
$3,159, which do not expire.

         The Company has applied for "Approved Enterprise" status in Israel under the Law for the Encouragement of Capital Investments, 1959, for its investment program and therefore may become eligible for Israeli tax benefits.  Pursuant to these benefits, if approved, the Company may enjoy a tax exemption from Israeli taxes on income derived during the first two years in which each investment program produces taxable income, provided that it does not distribute such income as a dividend.  The period of tax benefits detailed above, is subject to limits of the earlier of 12 years from the commencement of production or 14 years from receiving the approval.
In addition, the Company will enjoy a reduced tax rate of 10% to 25% for the next five to eight years.  The
Company cannot be certain that it will obtain approval for any of its investment programs or that the provisions of the law will not change.

10.      Commitments

Leases

         The Company leases office and equipment under noncancelable operating leases with various expiration dates through 2009.  Rent expense for the year ended December 31, 1998 and 1999 amounted to approximately $67 and
$164, respectively.

         Future minimum lease payments under noncancelable operating leases are as follows:

                                                      F-14

Years ending December 31,
2000.................................................        $   641
2001.................................................            640
2002.................................................            639
2003.................................................            604
2004.................................................            623
Thereafter...........................................          2,643
                                                             -------
   Total minimum lease payments......................        $ 5,790
                                                             =======

11.      Geographic Segment Information

         The Company is active in one business segment: designing, developing, selling and marketing its comparative shopping solution.  The Company maintains development operations in the United States and Israel.
The Company's selling and marketing operations are maintained in the United States.  The Company attributes geographic revenues based on the entity that records the revenue.

         Geographic information for the years ended December 31, 1998 and 1999 are as follows:

                                                             December 31,                     September 30,
                                                       -----------------------           -----------------------
                                                        1998             1999             1999             2000
                                                       ------           ------           ------           ------
                                                                                                (unaudited)
             Net revenues
                 United States ......                  $   --           $  484           $   25           $3,637
                 Israel .............                      41               41               26               23
                 Europe .............                      --               --               --               35
                                                       ------           ------           ------           ------
                                                       $   41           $  525           $   51           $3,695
                                                       ======           ======           ======           ======

             Long-lived assets
                 United States ......                  $   --           $  768           $  138           $1,654
                 Israel .............                      46              320              335            2,367
                 Europe .............                      --               --               --              246
                 Japan ..............                      --               --               --              321
                                                       ------           ------           ------           ------
                                                       $   46           $1,088           $  473           $4,588
                                                       ======           ======           ======           ======

12.      Subsequent Events

Defined Contribution Plan

         In January 2000, the Company adopted a defined contribution plan, which qualifies as a tax deferred savings plan under Section 401(k) of the IRC.  Eligible U.S. employees may contribute a percentage of their pretax salaries, subject to certain IRC limitations.  The plan provides for employer matching contributions to be made at the discretion of the Board of Directors.

Recapitalization

         In February 2000, the Company amended its articles of association, pursuant to which the Company's authorized capital consists of 4,738,080 Series A Shares, 4,457,150 Series B Shares, 12,500,000 Series C Shares,
10,200,000 Series D Shares, NIS 0.01 par value ("Series D Shares") and 18,104,770 Ordinary Shares.

         The Series A Shares, Series B Shares, Series C Shares and Series D Shares are convertible, at the option of the holder, into Ordinary Shares at any time after the date of issuance on a one-for-one basis, subject to certain anti-

                                                      F-15

dilution protection rights.  The Series A Shares, Series B Shares, Series C Shares and Series D
Shares are automatically convertible into Ordinary Shares upon consummation of a Qualified IPO.  In addition, preferred shares of any series automatically convert into Ordinary Shares upon the affirmative vote of at least
75% of the preferred shareholders of such series.  The Series A Shares, Series B Shares, Series C Shares and
Series D Shares carry voting rights equal to one vote per share, on an as-converted basis.  Holders of the Series
A Shares, Series B Shares, Series C Shares and Series D Shares are entitled to receive dividends as and when dividends are declared on the Ordinary Shares, on an as-converted basis.

         In the event of a Liquidation Event, holders of the Series D Shares are entitled to receive, prior to any distribution to other shareholder, an amount per share equal to $5.78 plus 8% per annum, compounded annually from February 8, 2000 until the Liquidation Event.  Thereafter, the holders of Series C Shares are entitled to receive, prior to any distribution to other shareholders, an amount per share equal to $2.2538 plus 8% per annum, compounded annually from October 6, 1999 until the Liquidation Event.  Thereafter, any remaining funds and assets of the Company legally available for distribution to the shareholders shall be distributed among the holders of the Series A Shares and Series B Shares, on a pro-rata basis equal to (a) the original purchase price per share for each Series A Share plus 8% per annum, compounded on an annual basis from the date of issuance until the
Liquidation Event and (b) the greater of (1) the pro-rata portion of the holders of the Series B Shares in the division of the remaining funds on an as-converted basis and (2) the original purchase price per share for each
Series B Share (in each case including all declared and unpaid dividends thereon) prior to any distributions to the holders of Ordinary Shares.  Thereafter, the remaining assets and funds of the Company legally available for distribution to the shareholders shall be distributed to the holders of the Series A Shares, Series C Shares,
Series D Shares and Ordinary Shares on a pro-rata, as-converted basis.

Issuance of Series D Shares

         In February 2000, the Company completed a private placement of its Series D Shares, pursuant to which the Company issued 8,940,867 Series D Shares for aggregate net proceeds of approximately $48,897, after deducting commissions and offering related expenses of $2,781.  In connection therewith, the Company issued a warrant to purchase an aggregate 227,077 Series D Shares to the placement agent.  The warrant may not be exercised until
February 2001 and expires in February 2004.  The exercise price of the warrant is $5.78 per share.

Line of Credit

         In January 2000, the Company obtained a bank credit facility under which it may borrow up to $2 million and, in the event that total revenues exceed $1 million during the twelve months ending September 30, 2000, then up to $3 million.  Borrowings under this facility will bear interest at an annual rate of LIBOR plus 1.5%.  The credit facility is secured by a lien on all of the Company's assets.  Any amounts borrowed under this credit facility must be repaid by December 31, 2000.

         In connection with the credit facility, the Company issued to an affiliate of the lender a warrant to purchase Series D Shares.  Under this warrant, such affiliate may acquire between 38,447 and 173,010 Series D
Shares, depending on the extent to which the Company utilizes the credit facility.  The warrant is exercisable until the earlier of January 3, 2003 and the date on which the Company completes an initial public offering of its shares or is acquired by or merges with another entity.  In addition, the warrant expires if the Company does not renew the credit facility upon its expiration on December 31, 2000.  The exercise price of the warrant is approximately $5.20 per share.  The Company will recognize a charge of approximately $96 representing the value of the warrant over the term of the credit facility.  This charge was computed based on the fair value of the warrant on the date of grant using a Black-Scholes pricing model and the following assumptions: risk-free rate of
5%, volatility of 100% and expected term of one year.

Investment in DealTime-Japan

         On February 10, 2000, the Company and a third party formed DealTime-Japan to market and sell the
Company's products and services in Japan.  The Company acquired a 90% interest in DealTime-Japan in exchange for an initial investment of 9 million Japanese Yen (approximately $84) and the third party acquired a 10% interest in DealTime-Japan in exchange for an initial investment of 1 million Japanese Yen (approximately $9).

                                                      F-16

         In March 2000, DealTime-Japan completed a private placement in which it issued 2,100 shares of its
Series A Convertible Preferred Shares for aggregate proceeds of approximately $9.8 million.  As a result of the private placement, the Company's ownership of DealTime-Japan was diluted to 54%.

Recapitalization

         In May 2000, the Company's shareholders approved an increase in the number of authorized Ordinary Shares to 68,104,770.

Amendment to the 1999 Plan

         In April 2000, the Company's board of directors approved an increase in the number of shares reserved for issuance under the 1999 Omnibus Stock Option Plan and Restricted Stock Purchase Plan to 8,000,000.  This was
approved by the Company's shareholders in May 2000.

Employee Stock Purchase Plan

         In April 2000, the Company's board of directors approved the adoption of the 2000 Employee Stock
Purchase Plan (the "ESP Plan").  The ESP Plan was approved by the Company's shareholders in May 2000 and is contingent upon the closing of the Company's IPO.  Upon closing of the Company's IPO, the Company will reserve
250,000 Ordinary Shares for issuance under the ESP Plan.  The ESP Plan will permit each eligible employee, as defined in the ESP Plan, to purchase Ordinary Shares through payroll deductions, provided that the aggregate amount of each employee's payroll deductions does not exceed 15% of his cash compensation.  The ESP Plan will be administered by the compensation committee of the board of directors in accordance with the terms of the ESP Plan.

Issuance of Ordinary Shares

         In August 2000, the Company issued 45,045 shares to a strategic partner in exchange for gross proceeds of approximately $400.  The Company also entered into a commercial relationship with the strategic partner pursuant to which, the strategic partner will provide the Company with promotional and integrated placements on its web sites in exchange for a non-refundable slotting fee of $400 and quarterly payments of $150.  In addition, the Company issued the strategic partner warrants to purchase up to an aggregate 56,306 Ordinary Shares at an exercise price of $8.88.  The warrants only become exercisable if the strategic partner renews the commercial relationship upon expiration of the initial term of the agreement.  Accordingly, the Company did not record any charge in connection with the issuance of the warrants during the nine months ended September 30, 2000.

Exercise of Series C Warrants

         In September 2000, two of the Company's shareholders exercised warrants to purchase an aggregate 133,109
Series C Warrants.  In connection therewith, the Company realized gross proceeds of approximately $300.  Holders of the remaining outstanding Series C Warrants exercised their respective warrants prior to their expiration on
October 5, 2000.

Acquisition of DealPilot.com AG

         On May 18, 2000, the Company entered into a securities purchase agreement with Bertelsmann DealTime
Holdings B.V., a wholly owned subsidiary of Bertelsmann Nederland B.V., pursuant to which the Company acquired all of the then outstanding shares of DealPilot.com AG in exchange for a note in the principal amount of $59.5 million.  DealPilot.com AG, which was conducting business under the trade name of evenbetter.com, owned and operated a comparison-shopping service that searched for available consumer purchasing deals in the books, music and movies categories on the Internet.  The note is convertible into Ordinary Shares of the Company upon the earlier of consummation of the Company's IPO or December 31, 2000.  If the Company's IPO is consummated prior to
December 31, 2000, then the note will be converted based on the average closing market price of the Company's
Ordinary Shares for a period of twenty days beginning on the sixth day of public market trading, provided that the

                                                      F-17

aggregate number of shares to be issued upon such conversion cannot exceed 20% and cannot be less than 10% of the fully diluted shares outstanding prior to the Company's IPO.  If the Company's IPO is not consummated prior to December 31, 2000, then the note will be converted into 6,699,621 Ordinary Shares.

         The Company has accounted for this acquisition using the purchase method of accounting.  The fair value of the assets acquired and assumed liabilities at the date of acquisition were as follows:

        Assets acquired
           Cash.............................................................     $  4,616
           Short-term investments...........................................        2,019
           Developed software...............................................          490
           Assembled workforce..............................................          145
           Other acquired assets............................................          407
           Goodwill.........................................................       56,384
                                                                                 --------
             Total assets acquired..........................................     $ 64,061
                                                                                 --------
        Liabilities assumed.................................................        1,831
                                                                                 --------
           Net purchase price (including transaction costs of $2,730).......     $ 62,230
                                                                                 ========

         The excess of the purchase price over the fair value of the net assets acquired has been allocated to goodwill and is being amortized on a straight-line basis over 24 months.

         The following unaudited pro forma financial information for the year ended December 31, 1999 and the nine months ended September 30, 2000 assumes the acquisition of DealPilot.com AG occurred as of January 1, 1999, after giving effect to certain adjustments principally, the amortization of intangible assets.  The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations that would have occurred or that may occur in the future had the acquisition been completed on such date.

                                                    Year Ended             Nine Months Ended
                                                December 31, 1999         September 30, 2000
                                                -----------------         ------------------

        Revenues...........................               $   694                    $3,843
        Net loss...........................               (48,609)                  (52,198)
        Loss per share.....................                 (7.95)                    (8.95)

Investment in DealTime-Europe

         On June 9, 2000, DealTime-Europe completed a private placement in which it issued 49 shares of its common stock to Bertelsmann Nederland B.V. for aggregate proceeds of approximately $35 million.  As a result of the private placement, the Company's ownership of DealTime-Europe was diluted to 51%.  In connection with the private placement, the Company recorded a $17.5 million increase to additional paid-in capital, in accordance with Securities and Exchange Commission Staff Accounting Bulletin 84.

Commitments

         On September 1, 2000, the Company entered into a license agreement with Digital Jones, Inc., a
California Corporation ("Digital Jones"), pursuant to which Digital Jones will provide the Company with an exclusive license to its interactive product guide technology in exchange for monthly payments of $275,000.

         The Company has a call option to purchase 100% of the outstanding equity of Digital Jones in exchange for 1,958,321 Ordinary Shares of the Company.  The number of Ordinary Shares issuable upon exercise of the call option can increase to 3,916,641 Ordinary Shares, based on the achievement of certain milestones prior to
December 31, 2000 by Digital Jones.  The call option is exercisable between February 8, 2001 and February 14,
2001.  The Company issued the shareholders of Digital Jones an option to put 100% of the outstanding equity of
Digital Jones

                                                      F-18

in exchange for 1,762,488 Ordinary Shares of the Company.  The number of Ordinary Shares issuable upon exercise of the put option can increase to 3,524,977 Ordinary Shares, based on the achievement of certain milestones prior to December 31, 2000 by Digital Jones.  The put option is exercisable between February 1, 2001 and February 21, 2001.

         In the event the Company does not exercise its call option prior to February 14, 2001, the license fee payable to Digital Jones increases to $500,000 per month.

                                                      F-19

                                            INDEPENDENT AUDITORS' REPORT

The Stockholders and Supervisory Board
DealPilot.com AG:

We have audited the accompanying balance sheets of DealPilot.com AG (doing business as evenbetter.com AG) as of
December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of
America.  Those standards require that we both plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DealPilot.com AG as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles general accepted in the United
States of America.

As discussed in note 12 to the financial statements, the Company entered into an acquisition agreement with
DealTime.com Ltd on May 18, 2000.

The financial statements and notes to the financial statements include financial information as of March 31, 2000 and for the periods from January 1 to March 31, 1999 and 2000.  This financial information has not been subject to audit or review procedures by the Company's independent auditors.

May 18, 2000, except as to the second paragraph of note 12,
which is as of May 23, 2000

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft
 .
3

/s/ Kampf                                            /s/ Hansjurgens
---------------------------                          -------------------------
Kampf                                                Hansjurgens
Wirtschaftsprufer                                    Wirtschaftsprufer

                                                      F-20

                                                DEALPILOT.COM AG
                                    (doing business as "evenbetter.com AG")

                                                  BALANCE SHEETS

                                                                                  December 31,                 March 31,
                                                                      --------------------------------------------------------
                                                                             1998              1999               2000
                                                                      --------------------------------------------------------
                                                                             DEM                DEM               DEM
                                                                                                              (unaudited)
Assets
    Current assets:
    Cash and cash equivalents                                                 88,827        16,627,873         12,321,219
    Short-term investment                                                          -                 -          4,115,400
    Accounts receivable, net of allowances of 0 DEM in 1998 and
       20,000 DEM in 1999 (March 31, 2000: 20,000 DEM - unaudited)            37,819            50,481            130,238
    Due from related parties                                                       -             5,566             16,025
    Prepaid expenses and other current assets                                 18,975            93,596            181,761
                                                                      --------------------------------------------------------
         Total current assets                                                145,621        16,777,516         16,764,643
                                                                      --------------------------------------------------------

Non-current assets:
    Property and equipment, net                                               44,732           102,959            108,155
    Intangible assets, net                                                         -           131,795            158,386
                                                                      --------------------------------------------------------
         Total non-current assets                                             44,732           234,754            266,541
                                                                      --------------------------------------------------------
         Total assets                                                        190,353        17,012,270         17,031,184
                                                                      ========================================================

Liabilities and Stockholders' Equity
Current liabilities:
    Due to related parties                                                    37,363           487,844            666,737
    Accounts payable                                                          25,983           526,328            993,630
    Accrued expenses and other current liabilities                            27,500           749,256            509,720
                                                                      --------------------------------------------------------
         Total current liabilities                                            90,846         1,763,428          2,170,087
                                                                      --------------------------------------------------------
Stockholders' equity:
    Ordinary shares                                                          150,000                 -                  -
    Common stock
         Euro 1 par value per share. Authorized 73,500 shares; issued and outstanding 68,500 shares at December 31, 1999 and March
         31, 2000 (unaudited)                                                      -           133,975            133,975
    Additional paid-in-capital                                                     -        17,510,544         17,736,533
    Accumulated deficit                                                      (50,493)       (2,395,677)        (3,009,411)
                                                                      --------------------------------------------------------
         Total stockholders' equity                                           99,507        15,248,842         14,861,097
                                                                      --------------------------------------------------------
         Total liabilities and stockholders' equity                          190,353        17,012,270         17,031,184
                                                                      ========================================================

See accompanying notes to financial statements.

                                                      F-21

                                                 DEALPILOT.COM AG
                                      (doing business as "evenbetter.com AG")

                                             STATEMENTS OF OPERATIONS

                                                                       Year Ended          Period from January 1 to
                                                                      December 31,                 March 31,
                                                               -------------------------------------------------------
                                                                    1998         1999          1999         2000
                                                               -------------------------------------------------------
                                                                    DEM           DEM          DEM           DEM
                                                                                           (unaudited)   (unaudited)
Commission revenue                                                   95,902       310,979       83,043       118,492
Advertising revenue                                                       -             -            -        28,508
                                                               -------------------------------------------------------
Total revenue                                                        95,902       310,979       83,043       147,000
                                                               -------------------------------------------------------
Operating expenses:
Cost of website maintenance                                          68,165       371,015       69,835       245,814
Selling expenses                                                     65,249     1,426,715       14,472     1,134,642
General and administrative expenses                                  11,582       864,326       19,234       134,578
Research and development costs (note 3)                                   -       202,261        6,338       200,347
                                                               -------------------------------------------------------
Total operating expenses                                            144,996     2,864,317      109,879     1,715,381
                                                               -------------------------------------------------------
Operating loss                                                      (49,094)   (2,553,338)     (26,836)   (1,568,381)
                                                               -------------------------------------------------------
Other income and expense:
Interest income                                                       1,064       115,909           32       164,565
Foreign currency exchange gains                                           -        91,915        2,956       783,859
Other income                                                              -           330            -         6,223
                                                               -------------------------------------------------------
Total other income and expense                                        1,064       208,154        2,988       954,647
                                                               -------------------------------------------------------
Net loss                                                            (48,030)   (2,345,184)     (23,848)     (613,734)
                                                               =======================================================

See accompanying notes to financial statements.

                                                      F-22

                                                 DEALPILOT.COM AG
                                      (doing business as "evenbetter.com AG")

                                        STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   Common stock           Additional
                                                Ordinary                                   paid in       Accumulated          Total
                                                 shares        Shares         Amount        capital        deficit     Stockholders' equity
                                             ----------------------------------------------------------------------------------------------
                                                  DEM                          DEM            DEM           DEM               DEM
January 1, 1998                                     50,000             -              -             -         (2,463)         47,537
Issuance of ordinary shares                        100,000             -              -             -              -         100,000
Net loss                                                 -             -              -             -        (48,030)        (48,030)
                                             ----------------------------------------------------------------------------------------------
Balance as of December 31, 1998                    150,000             -              -             -        (50,493)         99,507
Issuance of ordinary shares                        794,992             -              -             -              -         794,992
Share conversion                                  (944,992)       50,000         97,792       847,200              -               -
Issuance of common shares                                -        18,500         36,183    16,371,656              -      16,407,839
Grant of stock options                                   -             -              -       291,688              -         291,688
Net loss                                                 -             -              -             -     (2,345,184)     (2,345,184)
                                             ----------------------------------------------------------------------------------------------
Balance as of December 31, 1999                          -        68,500        133,975    17,510,544     (2,395,677)     15,248,842
Grant of stock options (unaudited)                       -             -              -       225,989              -         225,989
Net loss (unaudited)                                     -             -              -             -       (613,734)       (613,734)
                                             ----------------------------------------------------------------------------------------------
Balance as of March 31, 2000 (unaudited)                 -        68,500        133,975    17,736,533     (3,009,411)     14,861,097
                                             ==============================================================================================

See accompanying notes to financial statements.

                                                      F-23

                                                 DEALPILOT.COM AG
                                      (doing business as "evenbetter.com AG")

                                             STATEMENTS OF CASH FLOWS

                                                                       Year Ended          Period from January 1 to
                                                                      December 31,                 March 31,
                                                               -------------------------------------------------------
                                                                    1998         1999          1999         2000
                                                               -------------------------------------------------------
                                                                    DEM           DEM          DEM           DEM
                                                                                           (unaudited)   (unaudited)
Cash flows from operating activities:
   Net loss                                                        (48,030)    (2,345,184)    (23,848)      (613,734)
   Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
     Depreciation and amortization                                  16,288         57,039       7,600         32,416
     Compensation expense arising from stock options granted             -        291,688           -        225,989
     Foreign exchange gains                                              -        (91,915)     (2,956)      (783,859)
     Increase in provision for bad debt                                  -         20,000           -              -
     Changes in operating assets and liabilities:
        Increase in accounts receivable                            (37,819)       (32,662)    (25,181)       (79,757)
        (Increase) decrease in prepaid expenses and other          (18,681)       (74,621)      4,253        (88,165)
        current assets
        Increase in due from related parties                             -         (5,566)          -        (10,459)
        Increase (decrease) in due to related parties               37,363        450,481     (37,313)       178,893
        Increase in accounts payable, accrued expenses and          52,789      1,222,101      30,506        227,766
        other current liabilities
                                                               -------------------------------------------------------
         Net cash provided by (used in) operating activities         1,910       (508,639)    (46,939)      (910,910)
                                                               -------------------------------------------------------
Cash flows from investing activities:
   Increase in short-term investments                                    -              -           -     (4,115,400)
   Purchases of property and equipment and intangible assets       (61,020)      (247,061)       (499)       (64,203)
                                                               -------------------------------------------------------
         Net cash used in investing activities                     (61,020)      (247,061)       (499)    (4,179,603)
                                                               -------------------------------------------------------
Cash flows from financing activities:
   Capital contributions                                           100,000     17,202,831           -              -
                                                               -------------------------------------------------------
         Net cash provided by financing activities                 100,000     17,202,831           -              -
                                                               -------------------------------------------------------
Net increase (decrease) in cash                                     40,890     16,447,131     (47,438)    (5,090,513)
                                                               -------------------------------------------------------
Effect of changes in foreign exchange rates on cash                      -         91,915       2,956        783,859
Cash and cash equivalents, beginning of year                        47,937         88,827      88,827     16,627,873
                                                               -------------------------------------------------------
Cash and cash equivalents, end of year                              88,827     16,627,873      44,345     12,321,219
                                                               =======================================================

See accompanying notes to financial statements.

                                                      F-24

                                                 DEALPILOT.COM AG
                                      (doing business as "evenbetter.com AG")

                                           NOTES TO FINANCIAL STATEMENTS

                    (Unaudited with respect to the three months ended March 31, 1999 and 2000)

1.       Nature of Operations

         DealPilot.com AG (doing business as "evenbetter.com AG") is an e-commerce company providing online price comparison services to Internet shoppers for recorded music, videos and books. The Company primarily operates in the American market, but currently is also focusing on the European business. DealPilot.com AG closely cooperates with major Internet retailers and generates revenues mainly on a commission basis.

         The principal business was founded by Christopher Munchhoff and Christoph Janz in 1997, then called
"Munchhoff & Janz GmbH". In June 1999, the Company was legally converted into a stock corporation
(Aktiengesellschaft) initially called "Acses AG". In September 1999, the Company's name was modified to
"DealPilot.com AG". The Company decided in February 2000 to change its name to "evenbetter.com AG". Although official registration was applied for at that time, the name modification has not yet become legally effective.
Therefore, the Company's legal name remains as "DealPilot.com AG".

2.       Summary of Significant Accounting Policies

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

German Mark as Reporting Currency

         The Company's functional currency is the German Mark (DEM). However, the par value of its common stock is denominated in Euro. Translations of transactions involving the Euro currency are based on the officially fixed exchange rate of Euro 1.00 = 1.95583 DEM. Transactions and balances originally denominated in German Mark are presented at their original amounts. Transactions and balances in other currencies are remeasured into DEM, in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

Cash Equivalents and Short-Term Investment

         The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents. The short-term investment as of March 31, 2000 relates to a 4-month time deposit of DEM 4,115,400 bearing interest at 6% due on July 20, 2000.

Property and Equipment

         All assets are stated at cost and are depreciated on a straight-line basis over their estimated useful lives (see note 5).

Intangible Assets

         Intangible assets consist primarily of capitalized internal-use software, including software used in connection with the Company's websites and services. The Company expenses all costs related to the development of internal-use software other than those incurred during the application development stage. Costs incurred during

                                                      F-25

the application development stage are capitalized and amortized over the estimated useful life of the software
(generally 3 years).

Impairment of Long-Lived or Fixed Assets

         The Company reviews long-lived or fixed assets, including intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.
Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Estimated fair value is measured by discounted estimated future cash flows.
Considerable management judgment is necessary to estimate such discounted net future cash flows.

Revenue Recognition

         DealPilot.com AG earns the majority of its revenues from contractually agreed upon commissions from
Internet merchants, whose customers use the Company's website hyperlink. Commission income is earned based on the actual purchase volume of Internet shoppers from the merchants. Revenue under such agreements is recognized at the time the goods are shipped by the merchants, provided that no significant Company obligations remain and collection of the receivable is deemed probable. The remainder of the Company's 1998 and 1999 commission revenues are based on "per click agreements" entitling the Company to receive commission income based on the number of
Internet shoppers forwarded to merchants from the Company's website. Income from "per click agreements" is generated independently of whether the shoppers finally enter into sales contracts with the merchants.

         Additionally, the Company generated advertising revenue amounting to DEM 28,508, during the three months ended March 2000. Advertising revenue is recognized ratably over the period in which the advertising is displayed.

Website Maintenance Costs

         Website maintenance costs include the Company's cost of maintaining its website as well as the depreciation and amortization of its hardware and capitalized software.

Research and Development Costs

         Costs incurred in connection with the research and development of the Company's products are expensed as incurred.

Advertising Costs

         Advertising costs, included in selling expenses, are expensed as incurred and amounted to DEM 54,362 and
DEM 602,266 for the years ended December 31, 1998 and 1999, respectively. During the three months ended March 31,
1999 and 2000, DEM 11,205 and DEM 812,286, respectively, were recognized as advertising costs.

Stock-based Compensation

         The Company measures compensation cost for stock-based compensation (stock options) issued to non-employees based on the fair value methodology prescribed by Statement of Financial Accounting Standards No.
123 "Accounting for Stock-Based Compensation". The fair value of the options granted is estimated on the measurement date as defined by Emerging Issue Task Force No. 96-18 "Accounting for Equity Instruments That Are
Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" using the
Black-Scholes option-pricing model, as discussed in note 9.

                                                      F-26

Income Taxes

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting
Standards No. 109 "Accounting for Income Taxes", which requires use of the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the respective tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

Financial Instruments

         All current financial assets and liabilities are carried at cost, which approximates fair value, due to the short-term nature of these instruments.

Interim Financial Information

         The unaudited financial information as of March 31, 2000 and for the periods January 1, to March 31,
1999 and 2000 has been prepared by management and includes all normal and recurring adjustments necessary for a fair presentation.  Results for the interim period are not necessarily indicative of the results for the year.

         The unaudited financial information has not been reviewed by the Company's independent auditors.

3.       Related Party Transactions

         As of December 31, 1999 and March 31, 2000, Bertelsmann Nederland B.V. and other affiliates of
Bertelsmann AG own 61.94% of the Company's common stock. The Company engages in related party transactions with
Bertelsmann AG and certain of its subsidiaries in the ordinary course of business.

         Transactions with related parties include the following:

                                                                         December 31,        March 31,
                                                                   -----------------------   ----------
                                                                      1998         1999        2000
                                                                   ----------   ----------   ----------
                                                                      DEM           DEM           DEM

         Commission revenue ....................................            -       29,723       16,025
                                                                   ==========   ==========   ==========
         Operating expenses:
            Cost of website maintenance ........................            -       29,385       41,050
            Selling expenses ...................................            -      462,034      231,227
            General and administrative expenses ................            -       96,202       80,665
            Research and development costs .....................            -       31,423       17,274
                                                                   ----------   ----------   ----------
                                                                            -      619,044      370,216
                                                                   ==========   ==========   ==========

         Liabilities due to related parties as of December 31, 1999 and March 31, 2000 include an obligation payable to a stockholder totaling DEM 293,430. This obligation relates to a cash settlement in connection with a disputed stock compensation agreement (see note 9). There are no further similar special settlement agreements at the date of the financial statements. They remaining liabilities due to related parties relate mainly to management fees and costs for personnel amounting to DEM 169,493 and DEM 300,980 as of December 31, 1999 and
March 31, 2000, respectively.

         The Company maintains two lease agreements for office space with related parties. No other lease agreements are maintained by the Company. Office space in New York (USA) has been leased since October 1999 based on a verbal lease agreement with a related party. The corresponding lease payments made to the related party amounted to DEM 14,232 in 1999 and DEM 22,738 for the three months ended March 31, 2000. The Company's office space in Heidelberg (Germany) has been leased from another related party since October 1999. The contract

                                                      F-27

will expire on September 30, 2000. The corresponding lease payments made to the related party amounted to DEM
3,958 in 1999 and DEM 4,832 for the three months ended March 31, 2000.

         During the period from January 1, 1998 to June 30, 1999, a founder of the Company provided efforts at no cost to the Company relating to the development of software which is critical to the Company's operations. This individual was remunerated DEM 30,000 and DEM 15,000 for such services in the period from July 1, 1999 through
December 31, 1999 and the three months ended March 31, 2000, respectively.

4.       Prepaid Expenses and Other Current Assets

         Prepaid expenses and other current assets consist of the following:

                                                                      December 31,             March 31,
                                                                -----------------------       ----------
                                                                 1998            1999            2000
                                                                -------         -------         -------
                                                                  DEM             DEM             DEM

         Value added tax receivable ...................           9,563          18,603          35,394
         Prepaid fees .................................           9,075               -          12,682
         Interest receivable ..........................               -          54,710          65,980
         Withholding and solidarity taxes .............             337          18,526          66,334
         Other ........................................               -           1,757           1,371
                                                                -------         -------         -------
                                                                 18,975          93,596         181,761
                                                                =======         =======         =======

5.       Property and Equipment

         Property and equipment consist of the following:

                                                                      December 31,             March 31,
                                                                -----------------------       ----------
                                                                 1998            1999            2000
                                                                -------         -------         -------
                                                                   DEM           DEM              DEM

         Computers and servers ........................          61,020         169,749         194,470
         Telephone systems ............................               -           2,771           4,150
                                                                 61,020         172,520         198,620
            less accumulated depreciation .............         (16,288)        (69,561)        (90,465)
                                                                -------         -------         -------
         Property and equipment, net ..................          44,732         102,959         108,155
                                                                =======         =======         =======

         The basis for depreciation is an estimated useful life of two years for computers and servers and four years for the telephone systems.

6.       Intangible Assets

         Intangible assets consist of the following:

                                                                      December 31,             March 31,
                                                                -----------------------       ----------
                                                                 1998            1999            2000
                                                                -------         -------         -------
                                                                   DEM           DEM              DEM

         Internal use software ........................               -         135,561         154,060
         Licenses and other rights ....................               -               -          16,164
         Purchased software ...........................               -               -           3,440
                                                                      -         135,561         173,664
            less accumulated amortization .............               -          (3,766)        (15,278)
                                                                -------         -------         -------
         Intangible assets, net .......................               -         131,795         158,386
                                                                =======         =======         =======

                                                      F-28

7.       Accrued Expenses and Other Current Liabilities

         Accrued expenses and other current liabilities are comprised of the following:

                                                                      December 31,             March 31,
                                                                -----------------------       ----------
                                                                 1998            1999            2000
                                                                -------         -------         -------
                                                                   DEM           DEM              DEM

         Accrued advertising cost .....................          21,000         314,390         274,938
         Accrued litigation costs .....................               -         270,000          45,627
         Accrued professional fees ....................           6,500          42,000          15,943
         Other liabilities ............................               -         122,866         173,212
                                                                -------         -------         -------
                                                                 27,500         749,256         509,720
                                                                =======         =======         =======

8.       Stockholder's Equity

         The Company was originally formed in 1997 as a GmbH with ordinary share capital of DEM 50,000. During
1998, the Company issued DEM 100,000 of additional ordinary share capital. In April 1999, the Company increased its share capital to DEM 944,992 via the issuance of ordinary shares in the amount of DEM 794,992. In connection with the Company's conversion into a stock corporation, all ordinary shares were exchanged into 50,000 common shares, Euro 1 par, resulting in DEM 847,200 of paid-in-capital. In September, 1999, the Company issued an additional 18,500 common shares for DEM 16,407,839.

9.       Stock Based Compensation

         From May to August 1999, the Company entered into stock option contracts with non-employees for the purchase of ordinary shares at par value of Euro1 per share in lieu of cash payment for services rendered to the
Company. The Company recognized compensation expense related to such issuances based on the fair value of the options issued using a Black Scholes option-pricing model and the following assumptions: weighted average risk-free interest rate of  4.76% as of December 31, 1999 (March 31, 2000: 5.24%), weighted average volatility of
125%, and expected life of 6 years as of December 31, 1999 (March 31, 2000: 6 years).

         The following table summarizes stock option activity for the year ended December 31, 1999 and the three months ended March 31, 2000:

                                                                               Weighted Average Grant Date
                                                                  Number      Fair Value of Options Granted
                                                                of Shares      During the Period (in Euro)

        Options outstanding at January 1, 1999.............          -
           Granted in 1999.................................        223.39                 1,306
                                                                   ------
        Options outstanding at December 31, 1999...........        223.39
           Granted during 1st quarter 2000.................        101.69                 2,222
                                                                   ------
        Options outstanding at March 31, 2000..............        325.08
                                                                   ======

                                                      F-29

         The following table provides information about stock options outstanding as of December 31, 1999 and
March 31, 2000, respectively:

                                            Options Outstanding                       Options Exercisable
                              ----------------------------------------------       --------------------------
                                             Weighted Average       Weighted                         Weighted
                                                 Remaining          Average                          Average
                                Options      Contractual Life    Exercise Price      Number       Exercise Price
                              Outstanding       (in years)         (in Euro)       Exercisable      (in Euro)
                              -----------       ----------         ---------       -----------      ---------
December 31, 1999.......         223.29            5.42                1               76.86            1
March 31, 2000..........         325.08            5.17                1              256.15            1

         Compensation expense totaling DEM 291,688 and DEM 225,989 was recognized related to stock based compensation during 1999 and the first quarter of fiscal 2000, respectively.

         During 1999, the Company entered into a stock compensation agreement with one of its stockholders for shares to be issued for performing marketing services to the Company. Based on the result of a termination and settlement agreement negotiated during December 1999, the Company has agreed to compensate this individual DEM
293,430 in cash for services provided to the Company during 1999 (see note 3).

10.      Income Taxes

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1999 and March 31, 2000 are as follows:

                                                               December 31,   December 31,   March 31,
                                                                ----------    ----------    ----------
                                                                   1998          1999          2000
                                                                ----------    ----------    ----------
                                                                   DEM           DEM            DEM

         Deferred tax assets:
            Net operating loss carryforward .................       28,150     1,084,823     1,399,730
            Accrual for management and marketing fees .......            -        39,323             -
                                                                ----------    ----------    ----------
              Total gross deferred tax assets ...............       28,150     1,124,146     1,399,730
            Valuation allowance for deferred tax assets .....      (28,150)     (797,270)     (898,627)
                                                                ----------    ----------    ----------
              Net deferred tax assets .......................            -       326,876       501,103
                                                                ----------    ----------    ----------
         Deferred tax liabilities:
            Capitalization of internal-use software .........            -        44,440        53,932
            Other accrued liabilities .......................            -       212,767             -
            Exchange gains ..................................            -        44,041       434,309
            Other ...........................................            -        25,628        12,862
                                                                ----------    ----------    ----------
              Total deferred tax liabilities ................            -       326,876       501,103
                                                                ----------    ----------    ----------
              Net deferred taxes ............................            -             -             -
                                                                ==========    ==========    ==========

         Since the Company has incurred net losses since inception and future income is uncertain, the Company has provided a valuation allowance against its net deferred tax asset balance as of December 31, 1998 and 1999 and March 31, 2000.

         The net change in the valuation allowance for deferred tax assets for the years ended December 31, 1998,
December 31, 1999 and three months ended March 31, 2000 was an increase of DEM 28,150, DEM 769,120 and DEM
101,357, respectively, principally attributable to an increase in the Company's net operating loss carryforward.

                                                      F-30

         For December 31, 1998, December 31, 1999 and three months ended March 31, 2000, the Company has net operating loss carryforwards for federal income tax and municipal trade tax purposes of approximately DEM 50,493,
DEM 2,114,252 and DEM 2,727,986, respectively, which are available to offset future taxable income, if any, and which have no fixed expiration date. An amount of DEM 257,014 of the loss carry forward for income tax purposes was lost following a change in ownership in September 1999. The figures shown at December 31, 1999 and March 31,
2000 are reduced by this amount. The Company's ability to utilize its net operating loss carryforward may be eliminated in the future, if the Company experiences a change of ownership of more than 50% of its shares and an injection of predominantly new business assets within a period of five years after the change in ownership.

11.      Contingencies

         As of December 31, 1999, DealPilot.com AG had received notice from a competitor, DealTime.com Ltd.
("DealTime.com") that the Company's use of the name DealPilot and DealPilot.com constituted an infringement of
DealTime.com's trademark rights. The parties have reached an agreement in principle pursuant to which the Company agreed to cease the actions to which DealTime.com objected without any payment to DealTime.com. As discussed in note 12, in May 2000, the Company was acquired by DealTime.com.

12.      Subsequent Event

         On May 18, 2000, DealTime.com and the Company's stockholders entered into a securities purchase agreement, pursuant to which DealTime.com acquired all of the outstanding shares of the Company in exchange for a
US$59.5 million note payable.

         The note payable is convertible into Ordinary Shares of DealTime.com upon the earlier of the consummation of DealTime.com's initial public offering or December 31, 2000.

         In connection with the security purchase agreement, the Company has elected to redeem all of the outstanding stock options. The cash settlement to be paid the holders of the stock options totals approximately
DEM 625,000.

                                                      F-31

                                                DEALTIME.COM LTD.
                                                       AND
                             DEALPILOT.COM AG (DOING BUSINESS AS "EVENBETTER.COM AG")

                           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition of DealPilot.com (doing business as "Evenbetter.com") under the purchase method of accounting after giving effect to the pro forma adjustments described in the accompanying notes.

     The following unaudited pro forma condensed combined statements of operations combine the historical statements of operations of DealTime.com Ltd. and DealPilot.com AG (doing business as "Evenbetter.com"). The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2000 and for the year ended December 31, 1999, give effect to the acquisition as if it had occurred on January 1, 1999, and combine the historical unaudited statements of operations of DealTime.com Ltd. and DealPilot.com AG for such period. It is expected that following the acquisition DealTime may incur additional costs, which may be significant to the combined results of operations, in connection with integrating the two companies. Integration costs are not included in the accompanying unaudited pro forma condensed combined financial statements. This pro forma information should be read in conjunction with the respective consolidated historical financial statements
(including notes thereto) of DealTime.com Ltd. and DealPilot.com AG (doing business as "Evenbetter.com"), for the year ended December 31, 1999, appearing elsewhere herein.

     Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of DealTime.com and DealPilot.com AG
(doing business as "Evenbetter.com") and do not incorporate, nor do they assume, and benefits from cost savings or synergies of the combined company. The pro forma adjustments are based on available financial information and certain estimates and assumption that the Company believes are reasonable and that are set forth in the notes to the unaudited pro forma condensed combined financial statements.

                                                      F-32

                                                DEALTIME.COM LTD.
                                                       AND
                             DEALPILOT.COM AG (DOING BUSINESS AS "EVENBETTER.COM AG")

                                      UNAUDITED PRO FORMA CONDENSED COMBINED
                                        FINANCIAL STATEMENTS OF OPERATIONS

                                       Nine Months Ended September 30, 2000
                                      (in thousands, except per share data)

                                                                                            Pro forma                      Pro forma
                                                         DealTime.com       DealPilot.com     Adjustments    References     Combined
                                                         ------------       -------------     -----------    ----------     --------

Revenues                                                   $    3,695          $  148      $          -                      $ 3,843
Operating expenses:
         Research and development, net                          6,016           1,341                 -                        7,357
         Selling and marketing, net                            28,922           1,873                 -                       30,795
         General and administration                             8,274             222                 -                        8,496
         Amortization of purchased
                  intangible assets                             8,902               -             3,547              A        12,449
                                                           ----------        --------      ------------                  ---- ------

Total operating expenses                                       52,114           3,436             3,547                       59,097
                                                           ----------        --------      ------------                  ----- -----

Loss from operations                                           48,419           3,288             3,547                       55,254
Interest income, net                                            3,043             924                 -                        3,967
                                                           ----------        --------      ------------                  ------ ----

Net loss before tax provision                                  45,376           2,364             3,547                       51,287
                                                           ----------        --------      ------------                  ----------
Income tax provision                                              392               -                 -                          392
Minority interest                                                 147               -                 -                          147
                                                           ----------        --------      ------------                  ----------

Net loss attributable to ordinary shareholders             $   45,621        $ 45,621      $     45,621                     $ 51,532
                                                           ==========        ========      ============                  ===== =====

Basic and diluted net loss per share                       $      7.82                                                   $     8.83
                                                           ==========                                                    ==========

Weighted average number of shares used in
         computing basic and diluted net loss
         per share                                              5,835                                                         5,835
                                                           ==========                                                    ==========

Basic and diluted pro forma net loss per share             $    (1.47)                                                   $    (1.66)
                                                           ==========                                                    ==========

Weighted average number of shares used in
         computing pro forma basic and
diluted net loss per share                                     31,107                                                        31,107
                                                           ==========                                                    ==========

                                                       F-33

                                                DEALTIME.COM LTD.
                                                       AND
                             DEALPILOT.COM AG (DOING BUSINESS AS "EVENBETTER.COM AG")

                                      UNAUDITED PRO FORMA CONDENSED COMBINED
                                        FINANCIAL STATEMENTS OF OPERATIONS

                                           Year Ended December 31, 1999
                                      (in thousands, except per share data)

                                                                                             Pro forma                   Pro forma
                                                            DealTime.com  DealPilot.com    Adjustments     References     Combined
                                                            ------------  -------------    -----------     ----------     --------

Revenues, net                                               $     525     $       169         $      -                    $    694

Operating expenses:
         Research and development, net                          1,938             312                -                       2,250
         Selling and marketing, net                            15,904             777                -                      16,681
         General and administration                             2,042             471                -                       2,513
         Amortization of purchased
                  intangible assets                                 -               -           28,266             A        28,266
                                                            ---------     -----------         --------                    --------

Total operating expenses                                       19,884           1,560           28,266                      49,710
                                                            ---------     -----------         --------                    --------

Loss from operations                                           19,359           1,391           28,266                      49,016
Interest income, net                                              293             114                -                         407
                                                            ---------     -----------         --------                    --------

Net loss before tax provision                                  19,066           1,277           28,266                      48,609

Preferred share deemed dividend                                   600               -                -                         600
                                                            ---------     -----------         --------                    --------

Net loss attributable to ordinary shareholders              $  19,666     $     1,277         $ 28,266                    $ 49,209
                                                            =========     ===========         ========                    ========

Basic and diluted net loss per share                        $   (3.22)                                                    $  (8.05)
                                                            =========                                                     ========

Weighted average number of shares used in
         computing basic and diluted net loss
         per share                                              6,114                                                        6,114
                                                            =========                                                     ========

Basic and diluted pro forma net loss per share              $   (1.17)                                                    $  (2.93)
                                                            =========                                                     ========

Weighted average number of shares used in
         computing pro forma basic and diluted
          net loss per share                                   16,774                                                       16,774
                                                            =========                                                     ========

                                                      F-34

                                                DEALTIME.COM LTD.
                                                       AND
                             DEALPILOT.COM AG (DOING BUSINESS AS "EVENBETTER.COM AG")

                                           NOTES TO UNAUDITED PRO FORMA
                                     CONDENSED COMBINED FINANCIAL STATEMENTS
                           U.S. Dollars in thousands (except share and per share data)

NOTE 1

         The unaudited pro forma condensed combined financial statements reflect the purchase of DealPilot.com (doing business as "Evenbetter.com AG"). The total purchase price consisted of $ 62,230,  which represented the market value of the ordinary  shares  at  the  date  of the  agreement,  and  included  $  2,730  of transaction  costs,  consisting  primarily of legal,  accounting,  and valuation fees.

         Based upon a valuation  of tangible  and  intangible  assets  acquired,
DealTime.com  has allocated the total cost of the  acquisition of  DealPilot.com
(doing business as Evenbetter.com AG") assets as follows (in thousands):

Tangible assets acquired                                                            $   5,211
Intangible assets - assembled workforce, developed software
and goodwill                                                                           57,019
                                                                                     --------

                                                                                     $ 62,230
                                                                                     =========

NOTE 2

         The pro forma condensed  combined  statements of operations include the adjustments necessary to give effect to the acquisition as if it had occurred on
January  1,  1999.  Adjustment  included  in the pro  forma  condensed  combined statements of operations are summarized as follows:

         (A) - Amortization of purchased intangible assets.

         Amortization  of acquired  intangible  assets is  calculated  using the following estimated useful lives:

         Assembled workforce....................................................       2 years
         Goodwill...............................................................       2 years

         Amortization  for the year  ended  December  31,  1999 and for the nine months ended September 30, 2000 was $ 28,266 and $ 12,449, respectively.

                                                      F-35

                                                      [LOGO]

                                            [INTERNATIONAL COVER PAGE]

                                           SUBJECT TO COMPLETION, DATED , 2001

                                                      [LOGO]

                                                 DealTime.com Ltd.

                                                               Shares

                                                  Ordinary Shares

                                              -----------------------

            DealTime is offering               ordinary shares.  This is our initial public offering, and no public market currently exists for our shares.  We have applied for approval for quotation of our ordinary shares on the
Nasdaq National Market under the symbol "DEAL."  We anticipate that the initial public offering price will be
between $           and $            per ordinary share.
                                               --------------------

                                 INVESTING IN OUR ORDINARY SHARES INVOLVES RISKS.
                                      SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                                               --------------------
                                                                         Per Share               Total
Public Offering Price...........................................    $                     $
Underwriting Discounts and Commissions..........................    $                     $
Proceeds to DealTime.com Ltd....................................    $                     $

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------------------------------------------

         We have granted the underwriters a 30-day option to purchase up to additional ordinary shares to cover any over-allotments.

            Until                  , 2001, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers'
obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Robertson Stephens International expects to deliver the ordinary shares on or about
                    , 2001.

                                               --------------------

Robertson Stephens International
                   Bear, Stearns International Limited
                                       UBS Warburg
                                                       Nomura International

                                          The date of this prospectus is              , 2001

                                                   UNDERWRITING

            The underwriters named below, acting through their representatives, Robertson Stephens, Inc., Bear,
Stearns & Co. Inc., UBS Warburg LLC and Nomura International plc, have severally agreed with us, subject to the terms and conditions in the underwriting agreement, to purchase from us the number of ordinary shares set forth below opposite their respective names.  The underwriters are committed to purchase and pay for all ordinary shares if any are purchased.

                                                                 Number
   Underwriter                                                     of Shares
-----------                                                     ---------

Robertson Stephens, Inc...................................
Bear, Stearns & Co. Inc...................................
UBS Warburg LLC...........................................
Nomura International plc..................................
                                                              --------------
     Total................................................
                                                              ==============
International Underwriter
-------------------------
Robertson Stephens International Limited..................
Bear, Stearns International Limited.......................
UBS AG, acting through its business group, UBS Warburg....
Nomura International plc..................................
                                                              --------------
     Total................................................
                                                              ==============

            The representatives have advised us that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price
less a concession of not in excess of $       per share, of which $       may be reallowed to other dealers.
After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives.  None of these reductions shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.  The ordinary shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

            Prior to this offering, there has been no public market for the ordinary shares.  Consequently, the public offering price for the ordinary shares offered by this prospectus has been determined through negotiations among the representatives and us.  Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

         The underwriters have advised us that they do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        Over-Allotment Option

            We have granted to the underwriters an option, exercisable during the 30-day period after the date of
this prospectus, to purchase up to                      additional ordinary shares to cover over-allotments, if
any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus.
If the underwriters exercise their over-allotment option to purchase any of the                      additional
ordinary shares, the underwriters have severally agreed to, subject to some conditions, purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of ordinary shares offered in this offering.  If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered hereby are being sold.  We will be obligated, under the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised.
The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the ordinary shares offered in this offering.

                                                     PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

         The expenses, other than underwriting commissions, expected to be incurred by DealTime in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:
                                                                                                Amount to
                                                                                                 Be Paid
                                                                                          ----------------------
 Securities and Exchange Commission Registration Fee..........
 National Association of Securities Dealers, Inc. Filing Fee..
 Nasdaq National Market Filing Fee............................
 Printing and Engraving.......................................
 Legal Fees and Expenses......................................
 Accounting Fees and Expenses.................................
 Transfer Agent Fees..........................................
 Miscellaneous................................................
    Total.....................................................                                    $
                                                                                                  ------------
Item 14.  Indemnification of Directors and Officers.

            Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.  Under the Israeli Companies Law, a company may not indemnify an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

         o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
         o a breach by the office holder of his duty of care if his breach was done intentionally or in disregard of the circumstances of the breach or its consequences;
         o any act or omission done with the intent to derive an illegal personal benefit; or
         o any fine levied against the office holder as a result of a criminal offense.

     Office Holder Insurance

            Our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

         o a breach of his duty of care to us or to another person;
         o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or
         o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

                                                      II-2

     Indemnification of Office Holders

         Our articles of association provide that we may indemnify an office holder against:

         o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and
         o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings we institute against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

            Our articles of association will also include:

         o a provision authorizing us to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to types of events which the board of directors deems to be anticipated and limited to an amount determined by the board of directors to be reasonable under the circumstances; and
         o a provision authorizing us to retroactively indemnify an office holder.

     Required Approvals; Insurance

            In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.  We have obtained directors and officers liability insurance.

Item 15.  Recent Sales of Unregistered Securities.

         Described below are unregistered securities sold by DealTime during the three years preceding the filing of this Registration Statement.  The share figures below reflect the share split and share dividend effected
August 1998 and the share dividend effected July 1999.

         In August 1998, we issued and sold 321,230 ordinary shares to R.S.T. Hi-Tech Consulting Ltd. for an aggregate purchase price of $5,000.

         In June 1998, we issued and sold 404,750 Series A convertible preferred shares to M.L. Trust Company
Ltd. for an aggregate purchase price of $63,000.

            In August 1998, we issued and sold 3,333,330 Series A convertible preferred shares to Israel Seed II
L.P., Unicycle Trading Company L.P., and David Jackson for an aggregate purchase price of $999,999.  In connection therewith, Nahum Sharfman and Amir Ashkenazi granted these investors an option to purchase 1,000,000 ordinary shares from Messrs. Sharfman and Ashkenazi at a price per share of $0.70 and convert those shares into
Series A convertible preferred shares.  This option was exercised in November 1999 and the option shares were converted.

            From January through February 1999, we issued and sold an aggregate 3,957,150 Series B convertible preferred shares in a private placement to Israel Seed II L.P., Unicycle Trading Company L.P., Odeon Capital
Partners, L.P., Eli Levitin, Aaron Wolfson, Chana Sasha Foundation, Inc., Abraham Wolfson, Meredith and Charles
von Arentschildt, M.J. Capital Corp., Walter Buckley, Jeffrey Finkle, Matthew Smith, Raman Khanna, Randy Whiting,
Deborah and Peter Rieman and Ira Machefsky, at an aggregate purchase price of approximately $2,770,000.

                                                      II-3

             In August 1999, we issued and sold an aggregate 357,143 Series B convertible preferred shares to Robert
McNulty for an aggregate purchase price of $250,000.

            In June through October 1999, we issued and sold an aggregate 8,523,102 Series C convertible preferred shares and warrants to purchase an aggregate 1,263,154 Series C convertible preferred shares at an exercise price of $2.2538 per share in a private placement to Odeon Capital Partners, L.P., South Ferry #2 LP, Aaron Wolfson,
Chana Sasha Foundation, Inc., Abraham Wolfson, Levitin Charitable Trust, Meredith and Charles von Arentschildt,
Nomura International plc, WaterView Partners, L.P., Axiom Venture Partners, L.P., Israel Infinity Venture Capital
Fund (Delaware) LP, Advanta Partners, L.P., Israel Infinity Venture Capital Fund (Israel) LP, Israel Infinity
Venture Capital Fund (Cayman II) LP, Zafa III LLC, Israel Infinity Venture Capital Fund (Cayman I) LP, Barbara W.
Klazmer, Robert Bayer, Edward H. Bases and Lauer & Co., for the benefit of Bernard Klazmer, for the aggregate purchase price of approximately $19,734,000. All of these warrants were exercised in September and October 2000.

            In August 1999, we issued an aggregate 31,679 Series C convertible preferred shares to Margeotes,
Fertitta & Partners, Inc. and CKC Communications, Inc. in lieu of cash payment for services rendered to DealTime.

            In December 1999, we issued options to purchase 45,000 ordinary shares to Christopher Saridakis.  These options have an exercise price of $1.00 per share, vest over a three year period and expire in December 2009.

            In January 2000, we issued a warrant to Hapoalim Nechasim (Menayot) Ltd., Hapoalim, to purchase Series D convertible preferred shares in connection with the extension of a credit facility to us by Bank Hapoalim.  Under this warrant, Hapoalim may acquire between 38,447 and 173,010 Series D convertible preferred shares at an exercise price of approximately $5.20 per share depending on the extent to which we utilize the credit facility.

            In February 2000, we issued and sold an aggregate 8,940,867 Series D convertible preferred shares to
Israel Seed II L.P., Unicycle Trading Company L.P., David A. Jackson, Odeon Capital Partners, L.P., Meredith and
Charles von Arentschildt, Waterview Partners, L.P., Israel Infinity Venture Capital Fund (Delaware) LP, Advanta
Partners, L.P., Israel Infinity Venture Capital Fund (Israel) LP, Israel Infinity Venture Capital Fund (Cayman
II) LP, Israel Infinity Venture Capital Fund (Cayman I) LP, Barbara W. Klazmer, Edward H. Bases, Lauer & Co., for
the benefit of Bernard Klazmer, Bain Capital Integral Investors LLC, Hollinger Capital LLC, America Online, Inc.,
TWI-- DealTime Holdings, Inc., UBS Capital Jersey Ltd., Bank of America Corporation, Grey Ventures, Inc., Axalon
(Offshore) I, L.P., Clal Electronics Industries Ltd., CSK Venture Capital Co. Ltd., DealTime Investors L.P.,
DealTime.com Trust and SingTel Ventures (Singapore) Pte. Ltd. for an aggregate purchase price of approximately
$51,678,000.  In connection therewith, we issued a warrant to purchase up to 227,077 Series D convertible preferred shares at an exercise price of $5.78 per share to Warburg Dillon Read LLC.

            In June 2000 we issued and sold a convertible note in the principal amount of $59.5 million to
Bertelsmann DealTime Holding B.V. which is convertible to 6,699,621 ordinary shares.

            Pursuant to the DealTime.com Ltd. 1999 Omnibus Stock Option and Restricted Stock Incentive Plan, the
Company has issued 6,601,082 options to employees and other eligible grantees, after deducting forfeitures and cancellations but not deducting exercises, as of December 1, 2000, of which 826,103 have been exercised resulting in the issuance of 826,103 ordinary shares to such grantees.

            In August 2000 we issued and sold 45,045 ordinary shares and a warrant to acquire up to 56,306 ordinary shares at an exercise price of $8.88 per share to Juno Online Services, Inc.

            Each of the securities referred to above was sold:

                  (i) pursuant to exemptions from registration under Section 4(2) of the Securities Act and/or

                  (ii) to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of United States interstate commerce were used in connection with any offer or sale thereof.

                                                      II-4

            No underwriter or underwriting discount or commission was involved in any of these sales.  The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in these transactions.  All recipients had adequate access, through their relationship with us, to information about us.

Item 16.  Exhibits and Financial Statement Schedules.

     (a) Exhibits

                                                 INDEX TO EXHIBITS

    Number                                                   Description
    ------                                                   -----------
1.1*            Form of Underwriting Agreement.
3.1*            Form of Memorandum of Association (English translation accompanied by Hebrew Original) of the
                Registrant dated
3.2*            Form of Articles of Association dated                       of the Registrant.
   4.1+         Specimen of ordinary share certificate.
   4.2+         Amended and Restated Shareholders Agreement, dated February 8, 2000.
4.3*            Warrant to Purchase Series D Convertible Preferred Shares issued to Warburg Dillon Read LLC, dated
                February 9, 2000.
4.4*            Warrant to Purchase Series D Convertible Preferred Shares issued to Hapoalim Nechasim (Menayot)
                Ltd., dated January 3, 2000.
5.1*            Opinion of Meitar, Liquornik, Geva & Co., Israeli counsel to the Registrant, regarding the legality of the ordinary shares registered hereunder.
   10.1+        1999 Omnibus Stock Option Plan and Restricted Stock Incentive Plan.
10.2*           Employment Agreement of Daniel T. Ciporin, dated January 8, 1999.
10.3*           Employment Agreement of Ignacio Fanlo, dated August 15, 1999.
   10.4*        Employment Agreement of Lance Podell, dated May 27, 1999.
   10.5+        Debenture, dated January 3, 2000, issued to Bank Hapoalim B.M.
   10.6*        Employment Agreement of Dr. Nahum Sharfman, dated August 25, 1998.
   10.7*        Employment Agreement of Amir Ashkenazi, dated August 25, 1998
   10.8*^       Securities Purchase Agreement, dated June 9, 2000.
   0.9*^        Joint Venture Agreement, dated June 9, 2000.
   10.10*^      Contribution Agreement, dated June 9, 2000.
   10.11*^      Subscription Agreement, dated June 9, 2000.
   10.12*^      Interactive Services Agreement, dated May 10, 2000.
   10.13*^      License Agreement, dated May 24, 2000.
   10.14*       Employee Share Purchase Plan, dated April 13, 2000.
   10.15*       Employment Agreement of David Epstein, dated March 22, 2000.
21.1            Subsidiaries of the Registrant.
23.1            Consent of Kost Forer & Gabbay, a member of Ernst & Young International.
23.2*           Consent of Meitar, Liquornik, Geva & Co., Israeli counsel to the Registrant (included in Exhibit
                5.l).
   23.3            Consent of KPMG
   24.1+           Power of Attorney (included in signature page to Registration Statement).
27.1            Financial Data Schedule.
-------------
     * To be filed by amendment.
     + Previously filed as an exhibit to the registration statement on Form S-1 dated as of March 23, 2000.
     ^ Confidential treatment requested.

     (b) Financial Statement Schedules.

         None

                                                      II-5

Item 17.  Undertakings.

            (a)      DealTime hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

            (b)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of DealTime pursuant to the foregoing provisions, or otherwise, DealTime has been advised that, in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against these liabilities, other than the payment by DealTime of expenses incurred or paid by a director, officer or controlling person of DealTime in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, DealTime will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

            (c)      DealTime hereby undertakes that:

                  (i)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon
Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or
497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (ii)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                      II-6

                                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, DealTime has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of December, 2000.

                                                     DEALTIME.COM LTD.

                                                     By:      /s/Ezra Katzen
                                                     Name:    Ezra Katzen
                                                     Title:   Secretary and General Counsel
                                                              and Attorney-in-Fact for a majority
                                                              of the Directors of DealTime

                                                 INDEX TO EXHIBITS

    Number                                                   Description
    ------                                                   -----------
1.1*            Form of Underwriting Agreement.
3.1*            Form of Memorandum of Association (English translation accompanied by Hebrew Original) of the
                Registrant dated
3.2*            Form of Articles of Association dated                       of the Registrant.
   4.1+         Specimen of ordinary share certificate.
   4.2+         Amended and Restated Shareholders Agreement, dated February 8, 2000.
4.3*            Warrant to Purchase Series D Convertible Preferred Shares issued to Warburg Dillon Read LLC, dated
                February 9, 2000.
4.4*            Warrant to Purchase Series D Convertible Preferred Shares issued to Hapoalim Nechasim (Menayot)
                Ltd., dated January 3, 2000.
5.1*            Opinion of Meitar, Liquornik, Geva & Co., Israeli counsel to the Registrant, regarding the legality of the ordinary shares registered hereunder.
   10.1+        1999 Omnibus Stock Option Plan and Restricted Stock Incentive Plan.
10.2*           Employment Agreement of Daniel T. Ciporin, dated January 8, 1999.
10.3*           Employment Agreement of Ignacio Fanlo, dated August 15, 1999.
10.4*           Employment Agreement of Lance Podell, dated May 27, 1999.
   10.5+        Debenture, dated January 3, 2000, issued to Bank Hapoalim B.M.
   10.6*        Employment Agreement of Dr. Nahum Sharfman, dated August 25, 1998.
   10.7*        Employment Agreement of Amir Ashkenazi, dated August 25, 1998
   10.8*^       Securities Purchase Agreement, dated June 9, 2000.
   10.9*^       Joint Venture Agreement, dated June 9, 2000.
   10.10*^      Contribution Agreement, dated June 9, 2000.
   10.11*^      Subscription Agreement, dated June 9, 2000.
   10.12*^      Interactive Services Agreement, dated May 10, 2000.
   10.13*^      License Agreement, dated May 24, 2000.
   10.14*       Employee Share Purchase Plan, dated April 13, 2000.
   10.15*       Employment Agreement of David Epstein, dated March 22, 2000.
21.1            Subsidiaries of the Registrant.
23.1            Consent of Kost Forer & Gabbay, a member of Ernst & Young International.
23.2*           Consent of Meitar, Liquornik, Geva & Co., Israeli counsel to the Registrant (included in Exhibit
                5.l).
   23.3         Consent of KPMG
   24.1+        Power of Attorney (included in signature page to Registration Statement).
27.1            Financial Data Schedule.
-----------
* To be filed by amendment.

   + Previously filed as an exhibit to the registration statement on Form S-1 dated as of March 23, 2000.
^ Confidential treatment requested.